CONFIDENTIAL TREATMENT REQUESTED CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

Exhibit 10.49

COMMON TERMS AGREEMENT

26 NOVEMBER 2010

between

BNP PARIBAS, MILAN BRANCH

SOCIÉTÉ GÉNÉRALE, MILAN BRANCH

DEUTSCHE BANK AG, LONDON BRANCH

and

ANDROMEDA PV S.R.L.

arranged by

BNP PARIBAS, MILAN BRANCH

and

SOCIÉTÉ GÉNÉRALE, MILAN BRANCH

SUBJECT TO IMPOSTA SOSTITUTIVA PURSUANT TO ARTICLES 15 AND FOLLOWING OF ITALIAN PRESIDENTIAL DECREE NO. 601 OF 29 SEPTEMBER 1973

Allen & Overy LLP

THIS AGREEMENT has been entered into on 26 November 2010 in Rome

BETWEEN:

(1)
ANDROMEDA PV S.R.L., a company incorporated under the laws of Italy, whose registered office is at Piazza Filippo Meda 3, 20121 Milan, Italy with a fully paid-up corporate capital of Euro 50,000, and whose registration number with the Companies' Registry of Milan, tax code and VAT No. is 06293700966 (the Borrower);

(2)
BNP PARIBAS, MILAN BRANCH, a company incorporated as a société anonyme under the laws of France, having its registered office at 16 Boulevard des Italiens, 75009 Paris, France, and registered on the Commercial Register in France under number 662042449 RCS PARIS, which acts for the purposes hereof through its Milan branch, whose offices are located at Piazza San Fedele 2, Milan, (hereinafter an Arranger and an Original Lender);

(3)
SOCIÉTÉ GÉNÉRALE, MILAN BRANCH, a company incorporated as a société anonyme under the laws of France, having its registered office at Boulevard Haussmann 29, 75009 Paris, with a fully paid-up corporate capital of Euro 933,027,038.75 (nine hundred and thirty-three million twenty-seven thousand and thirty-eight/75), which acts for the purposes hereof through its Italian branch, whose offices are located in Via Olona 2, Milan, tax code and registration number at the Companies Registry of Milan No. 80112150158, enrolled in the register of the banks held by Bank of Italy under No. 4858 (hereinafter an Arranger and an Original Lender); and

(4)
DEUTSCHE BANK AG, LONDON BRANCH, incorporated under the laws of the Federal Republic of Germany, acting through its London office at Winchester House, 1 Great Winchester Street, London EC2N 2DB, United Kingdom (the Senior Agent).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Account Banks means:

(a)	the Project Accounts Bank;

(b)	the VAT Account Bank;

(c)	the SG Drawdown Account Bank;

(d)	the BNPP Drawdown Account Bank; and

(e)	the English Account Bank.

Accounts Agreements means the English Accounts Agreement and the Project Accounts Agreement.

Actual/360 means the actual number of days in the Interest Period divided by 360.

Administrative Party means any of the Arrangers or the Senior Agent.

Adviser means the Technical Adviser, the Insurance Adviser, the Lenders' Legal Advisers, the Market Adviser, the Model Adviser, the Tax Adviser or any other adviser appointed under this Agreement.

AEEG means the Italian Authority for electricity and gas (Autorità per l'energia elettrica e il gas).

AEEG Resolution 90 means the AEEG Resolution No. 90/07, as integrated and amended by the AEEG Resolutions ARG/elt 74/08, ARG/elt 99/08, ARG/elt 161/08 and ARG/elt 1/09.

AEEG Resolution 280 means the AEEG Resolution No. 280/07.

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Approved Auditor means PricewaterhouseCoopers, Deloitte, Ernst & Young, KPMG or any of their related entities operating in Italy or any other auditor approved by the Senior Agent.

Assignment of VAT Receivables means the agreement in the form attached in Schedule 9 hereto, entered into by the Borrower in accordance with Clause 13.15 (Tax affairs).

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notorisation or registration.

Availability Period means:

(a)
in respect of Facilities A1 and A2 (the Facilities A Availability Period), the period from and including the Financial Close up to and including the date falling 20 Business Days after Financial Close;

(b)	in respect of a New Facility B1 Loan (the Facility B1 Availability Period), the period from and including Financial Close up to and including 31 January 2011;

(c)	in respect of a New Facility B2 Loan (the Facility B2 Availability Period), the period from and including 1 January 2011 up to and including 30 September 2011;

(d)
in respect of Rollover Facility B1 Loans and Rollover Facility B2 Loans (the Facility B Rollover Availability Period), the period from and including Financial Close up to and excluding the Final Maturity Date for Facility B1 and Facility B2; and

(e)	in respect of a Withdrawal (the Withdrawal Availability Period), the period from and including Financial Close up to and including 30 September 2011.

Available Commitment means a Facility A1 Commitment, a Facility A2 Commitment, an Available Facility B1 Commitment or an Available Facility B2 Commitment.

Available Facility B1 Commitment means, in relation to a Lender, an amount initially equal to its Facility B1 Commitment as reduced and/or increased from time to time pursuant to the terms of this Agreement and/or the VAT Facility Agreement less:

(a)	the amount of such Lender’s participation in any outstanding Facility B1 Loans and, prior to the expiry of the Facility B1 Availability Period, Facility B2 Loans; and

(b)	in relation to any proposed drawdown, the amount of such Lender’s participation in any Facility B1 Loans and, prior to the expiry of the Facility B1 Availability Period, Facility B2

Loans that are due to be made under Facility B1 or Facility B2 on or before the proposed Drawdown Date,

other than, in each case, such Lender’s participation in any Facility B1 Loans and, prior to the expiry of the Facility B1 Availability Period, Facility B2 Loans that are due to be repaid or prepaid on or before the proposed Drawdown Date, provided that the Available Facility B1 Commitment of a Lender shall never exceed that Lender’s Facility B1 Commitment.

Available Facility B2 Commitment means, in relation to a Lender, an amount initially equal to its Facility B2 Commitment as reduced and/or increased from time to time pursuant to the terms of this Agreement and/or the VAT Facility Agreement less:

(a)	the amount of such Lender’s participation in any outstanding Facility B2 Loans and, prior to the expiry of the Facility B2 Availability Period, Facility B1 Loans; and

(b)
in relation to any proposed drawdown, the amount of such Lender’s participation in any Facility B2 Loans and, prior to the expiry of the Facility B2 Availability Period, Facility B1 Loans that are due to be made under Facility B2 or Facility B1 on or before the proposed Drawdown Date, other than, in each case, such Lender’s participation in any Facility B2 Loans and, prior to the expiry of the Facility B2 Availability Period, Facility B1 Loans that are due to be repaid or prepaid on or before the proposed Drawdown Date, provided that the Available Facility B2 Commitment of a Lender shall never exceed that Lender’s Facility B2 Commitment.

Available Funding means, on any date, the aggregate of:

(a)	the undrawn Total Available Commitments; and

(b)	the amount of Other Eligible Funding,

in each case on such date which is available for the Borrower to meet Project Costs.

Bankruptcy Law means the Italian bankruptcy law set out in Royal Decree No. 267 of 16 March 1942, as amended by Legislative Decree No. 5 dated 9 January 2006 and by Legislative Decree No. 169 dated 7 September 2007 and as from time to time amended and/or integrated.

Borrower Document means a Finance Document, an Equity Document or a Project Document.

Borrower Right of Use Agreement means the contract executed on 16 September 2009, as amended and/or restated from time to time, between the Borrower and Cassiopea PV S.r.l., whereby the Borrower was granted a right of use on the Common Infrastructure, structured as a "contratto per persona da nominare".

Borrower's Advisers and Auditors means Allen & Overy LLP, Studio Legale Chiomenti, Deloitte, Bernoni, Operis Business Engineering Limited, Solar Engineering - Decker & Mack GmbH, 8.2 Ingenieurpartnerschaft - Obst & Ziehmann, AquaSoli GmbH & Co. KG, STU Engineering S.r.l., Armando Latino, Meyers-Reynolds & Associates, Inc, Fraunhofer Institut Solare Energiesysteme, Poyry Energy Consulting, OMNIA S.r.l., European Engineering - Consorzio Stabile di Ingegneria,

Alfa Tau, Studio Tribuatario e societario, T click S.r.l., Dr. Schroeter & Dr. Kneidl Beratende Ingenieure GmbH.

Borrower's Guarantee means:

(a)
each performance bond for an amount equal to 20% of the Price (as defined under the Plant EPC Contracts) to be issued pursuant to 11.1(a)(ii) of the Plant EPC Contracts (Subsequent Performance Bank Guarantee);

(b)
once received, each performance bond for an amount equal to 15% of the Price (as defined under the Plant EPC Contracts) to be issued pursuant to clause 11.2(a) and Annex 15 Part 2 of the Plant EPC Contracts (Initial Warranty Bank Guarantee);

(c)
once received, each performance bond for an amount equal to 10% of the Price (as defined under the Plant EPC Contracts) to be issued pursuant to clause 11.2(a) and Annex 16 Part 2 of the Plant EPC Contracts (Subsequent Warranty Bank Guarantee);

(d)
if and once received, each parent company guarantee to be issued by the EPC Co-obligor pursuant to clause 11.3 and Annex 15 of the Plant EPC Contracts and Clause 10.2 of the Direct Agreements executed in connection with the Plant EPC Contracts;

(e)
if and once received, each parent company guarantee to be issued by the O&M Co-obligor pursuant to Clause 4.3 and Annex 8 of the Plant O&M Agreements and Clause 9.2 of the Direct Agreements executed in connection with the Plant O&M Agreements; and

(f)	each first demand bank guarantee to be issued by Banca Popolare di Sondrio Soc. Coop. p.a. and delivered by the Substation Operator pursuant to clause 12 and Annex 3 of the Substation O&M Agreements.

Borrower's Legal Adviser means an international or Italian first ranking law firm.

Break Costs means the amount (if any) which a Lender is entitled to receive under Subclause 19.5 (Break Costs).

Business Day means any day (other than a Saturday or Sunday) on which banks are open for general business in Luxembourg, Milan, Rome and London and which is a TARGET Settlement Day.

Calculations and Forecasting Agreement means the calculations and forecasting agreement dated the date of this Agreement between the Borrower, the Senior Agent and the Lenders.

Calendar Quarter Date means each of 31st March, 30th June, 30th September and 31st December in any calendar year.

Cash Collateral Account means the account no. IBAN *** opened by the Quotaholder with the Project Accounts Bank.

Charge over Accounts means:

(a)	the Charge over Deposit Account;

(b)	the Charge over Equity Account;

(c)	the Charge over SG Drawdown Account; and

(d)	the Charge over BNPP Drawdown Account.

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Charge over Deposit Account means the charge over the Deposit Account, entered into on the same date as the English Accounts Agreement between, among others, the Borrower and the Senior Agent.

Charge over BNPP Drawdown Account means the charge over the BNPP Drawdown Account, entered into on the same date as the English Accounts Agreement between BNP Paribas, Milan Branch and the Borrower.

Charge over SG Drawdown Account means the charge over the SG Drawdown Account, entered into on the same date as the English Accounts Agreement between Société Générale, Milan Branch and the Borrower.

Charge over Equity Account means the charge over the Equity Account, entered into on the same date as the English Accounts Agreement between, among others, the Borrower and the Senior Agent.

Class A1 Controlling Party has the meaning given in the Intercreditor Agreement.

Class A1 Reference BTP Rate means the yield-to-maturity of a benchmark BTP (Buoni del Tesoro Poliennali) issued by the Republic of Italy with a maturity closest to the remaining weighted average life of the Class A1 Notes on the date on which any Make-whole Amount is calculated, which shall be provided to the Senior Agent by an investment bank selected by the Senior Agent and approved by the Majority Lenders.

Class A2 Controlling Party has the meaning given in the Intercreditor Agreement.

Class A2 Reference BTP Rate means the yield-to-maturity of a benchmark BTP (Buoni del Tesoro Poliennali) issued by the Republic of Italy with a maturity closest to the remaining weighted average life of the Class A2 Notes on the date on which any Make-whole Amount is calculated, which shall be provided to the Senior Agent by an investment bank selected by the Senior Agent and approved by the Majority Lenders.

Commitment means a Facility A1 Commitment, or a Facility A2 Commitment, or a Facility B1 Commitment or a Facility B2 Commitment.

Common Infrastructure means the Substation and the further assets identified in schedule 1 (Ulteriori Infrastrutture) of the Borrower Right of Use Agreement.

Common Infrastructure Insurance Proceeds means all proceeds of Insurance (whether by way of claims, return of premia, ex gratia settlements or otherwise) for physical damage loss in respect of the Common Infrastructure.

Compensation means any sum received by the Borrower in respect of:

(a)	Performance LDs;

(b)	the nationalisation, expropriation, confiscation or requisition of all or part of the Project Facilities;

(c)	the forfeiture, suspension or other abrogation by any Government Entity of any part of the rights of the Borrower under the Borrower Documents or the Transaction Authorisations; or

(d)	any other intervention in the Project by or on behalf of any Government Entity.

Computer Model means the computerised financial model of the Project forecasting its cash flows, profit and loss accounts, balance sheets, and ratios throughout the life of the Project, stored on CD-Rom, and consisting of algorithms as set out on the print-out from such CD-Rom.

Conditions means the Terms and Conditions of the Notes (as set out in schedule 2 to the Intercreditor Agreement).

Confidentiality Agreement means an agreement to be executed pursuant to Clause 24 (Disclosure of Information) in form and substance of the confidentiality agreement under Schedule 6 (Confidentiality Agreement).

Construction Costs means all amounts payable by the Borrower under the Interconnection Agreements, the Plant EPC Contracts, the Substation EPC Contracts and the Dedicated Connection Services Agreements.

Construction Period means, in relation to each Plant, the period ending on the Project Completion Date for that Plant.

Construction Termination Amount means any and all amounts received by the Borrower in case of termination due to default of: (i) the Plant EPC Contractor pursuant to clauses 15.1 and 15.2 of the Plant EPC Contracts; and (ii) the Substation Contractor pursuant to clause 8/A/2 of the Substation EPC Contracts.

Contested Taxes has the meaning given in Clause 13.15(a)(ii) (Tax affairs).

Conto Energia Concession means a concession agreement between the Borrower and GSE to be executed, with reference to each Solar Block, pursuant to terms and conditions provided for under the Conto Energia Decree and the AEEG Resolution 90.

Conto Energia Decree means the Ministry of Economic Development Decree dated 19 February 2007 or the Ministry of Economic Development Decree dated 6 August 2010, as applicable.

Controlling Party has the meaning given in the Intercreditor Agreement.

Convenzione means the agreement entered into between the Borrower and the Municipality of Montalto di Castro:

(a)	in respect of Montalto 45MW Plant, on 29 March 2010; and

(b)	in respect of Montalto 6MW Plant, on 2 August 2010.

Debt:Equity Ratio means the ratio of the amounts outstanding under Facility A1 and Facility A2 to Eligible Equity.

Decree 239 means the Italian legislative decree No. 239 of 1 April 1996, as subsequently amended and supplemented.

Dedicated Connection Service Agreement means the two agreements providing, inter alia, for two dedicated connection lines in order to transmit data from the Plant to the Terna Dispacciamento Control Centers, to be entered into by the Borrower with Terna S.p.A..

Development Costs means all costs (including, without limitation, Land Costs), verified to the satisfaction of the Arrangers, which the Sponsor and its Affiliates have incurred on the Borrower's behalf in developing the Project (including internal costs such as salaries etc) prior to Financial Close and funded through Quotaholder Subordinated Debt.

Direct Agreement means each direct agreement between the Borrower, the Senior Agent and (respectively):

(a)	the Plant EPC Contractor and the EPC Co-obligor (each an EPC Direct Agreement);

(b)	the Plant Operator and the O&M Co-obligor (each an O&M Direct Agreement and, together with the EPC Direct Agreements, the Relevant Direct Agreements);

(c)	the Manager; and

(d)	the Suppliers,

or any other document designated as such by the Senior Agent and the Borrower.

Direct Agreement Indemnity Provision means each of:

(a)	clause 10.1 of each EPC Direct Agreement; and

(b)	clause 9.1 of each O&M Direct Agreement.

Discharge Date has the meaning given to it in the Equity Subscription Agreement.

Disruption Event means:

(a)
a material disruption to the payment or communications systems or to the financial markets which are required to operate in order for payments to be made (or other transactions to be carried out) in connection with the transactions contemplated by the Finance Documents, which is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing it, or any other Party from:

(i)	performing its payment obligations under the Finance Documents; or

(ii)	communicating with other Parties under the Finance Documents,

and which is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Distribution means any payment, other than a payment due and payable under a Project Document, by the Borrower from the Distribution Account.

Distribution Date means, in respect of each Scheduled Calculation Date, the first Business Day following the date on which the Historic Statement, Forecast, Historic Annual Debt Service Cover Ratio, Projected Annual Debt Service Cover Ratio and the Loan Life Cover Ratio for that Scheduled Calculation Date have been finally determined.

Drawdown Accounts means the BNPP Drawdown Account and the SG Drawdown Account.

Drawdown Date means each date on which a Facility is utilised.

Early Redemption Additional Amount means the amount that the Issuer will be liable to pay to the tax authority under Decree 239 as a result of the Notes having been redeemed in whole prior to the expiry of the Initial Period.

EIB means the European Investment Bank.

EIB Cancellation Amount means the amount payable to the EIB pursuant to Clause 16 of the Subscription Agreement in the event that the Issue Date does not occur on the Scheduled Issue Date (which amount payable may be subject to set-off in accordance with Clause 16.2 of the Subscription Agreement).

EIB Make-whole Additional Amount has the meaning ascribed to it in the Subscription Agreement.

EIB Up-front Fees means the combined management and underwriting commission payable to the EIB pursuant to the terms of the Subscription Agreement.

Eligible Equity means, from time to time, the aggregate of:

(a)	the amount of the Borrower's paid up quota capital (including any equity reserve including those relating to versamenti in conto futuro aumento di capitale); and

(b)	the principal amount of all outstanding Quotaholder Subordinated Debt.

Eligible Institution means:

(a)	any depository institution organised under the laws of any state which is a member of the European Union or of the United States of America,

(i)	whose unsecured and unsubordinated debt obligations are rated at least "P-1" by Moody’s in respect of short-term debt and at least "A1" by Moody's in respect of long-term debt; or

(ii)
whose obligations under the Transaction Documents to which it is a party are guaranteed, in a manner that is in accordance with Moody's rating criteria, by a depository institution organised under the laws of any state which is a member of the European Union or of the United States of America, whose unsecured and unsubordinated debt obligations are rated at least "P-1" by Moody's in respect of short-term debt and at least "A1" by Moody's in respect of long-term debt; and

(a)	with respect to Deutsche Bank S.p.A. acting as Project Accounts Bank under the terms of the Project Accounts Agreement, for so long as:

(i)	Deutsche Bank AG's unsecured and unsubordinated debt obligations are rated at least "P-1" by Moody’s in respect of short-term debt and at least "A1" by Moody's in respect of long-term debt;

(ii)	it continues to be owned (directly or indirectly) by Deutsche Bank AG;

(iii)	there are no material changes in the ownership structure of Deutsche Bank AG which would result in the downgrading of the Notes; and

(iv)	the words “Deutsche Bank” are contained in its legal name,

and, in any case, only until such date as Moody's notifies the Lenders that Deutsche Bank S.p.A no longer qualifies as an Eligible Institution.

Eligible VAT Payment means a VAT Payment that qualifies for the annual refund pursuant to Article 30 and 38-bis of Presidential Decree n. 633 of 26 October 1972.

English Accounts Agreement means the accounts agreement dated the date of this Agreement between inter alia the Borrower, the Drawdown Account Banks, the English Account Bank, the Lenders and the Senior Agent.

Environmental Law has the meaning given to it in Subclause 12.10 (Environmental matters).

EONIA means the Euro Overnight Index Average.

EPC Co-obligor means SunPower Corporation, a company duly incorporated under the laws of Delaware, whose registered office is in 3939 North First Street, San Jose, California, IRS Employer Identification Number 94-3008969.

Equity means the quota capital (including any equity reserve such as, without limitation, those relating to versamenti in conto futuro aumento di capitale) of the Borrower and the Quotaholder Subordinated Debt.

Equity Documents means:

(a)	the Equity Subscription Agreement; and

(b)	the Quotaholder Subordinated Loan Agreement.

Equity Subscription Agreement means the equity subscription agreement entered into on the date hereof between the Quotaholder, the Borrower, the Senior Agent and the Lenders, regulating, inter alia, the injection of Equity by the Quotaholder.

EURIBOR means:

(a)	for an Interest Period of any Facility B1 Loan or Facility B2 Loan with a duration equal to one, two or six calendar months or any overdue amount denominated in Euro under any Loan:

(i)	the applicable Screen Rate; or

(ii)
if no Screen Rate is available for that Interest Period of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Senior Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, in each case as of 11.00 a.m. (Brussels time) on the Rate Fixing Day for the offering of deposits in Euro for a period comparable to that Interest Period; or

(b)
in relation to a Facility B1 Loan or a Facility B2 Loan with an Interest Period with a duration not equal to one, two or six calendar months, EURIBOR will be the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Senior Agent at its request quoted by the Reference Banks to leading banks in the European interbank market as of 11.00 a.m. (Brussels time) on the Rate Fixing Day for the offering of deposits in Euro for a period comparable to the relevant Interest Period.

Euro and € means the single currency of the Participating Member States.

Event means:

(a)	a Relevant Event; or

(b)	a Potential Relevant Event.

Excess Equity Amount means an amount equal to € 819,000.

Facilities A1 and A2 means Facility A1 and Facility A2.

Facilities B1 and B2 means Facility B1 and Facility B2.

Facility means a credit facility made available under this Agreement and the other Finance Documents.

Facility A Lenders means the Lenders under Facility A1 and Facility A2.

Facility A1 means the facility made available under the Project Loan Facility Agreement, designated therein as "Facility A1" and referred to in Subclause 2.1 (Facility A1).

Facility A1 Commitment means:

(a)	for an Original Lender the amount set opposite its name in Schedule 1 (Original Parties) under the heading Facility A1 Commitment and the amount of any other Facility A1 Commitment it acquires; and

(b)	for any other Lender, the amount of any Facility A1 Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement or the Project Loan Facility Agreement.

Facility A1 Loan means the Loan made available under Facility A1.

Facility Agreement means each of the Project Loan Facility Agreement and VAT Facility Agreement.

Facility A2 means the facility made available under the Project Loan Facility Agreement, designated therein as "Facility A2" and referred to in Subclause 2.2 (Facility A2).

Facility A2 Commitment means:

(a)	for an Original Lender the amount set opposite its name in Schedule 1 (Original Parties) under the heading Facility A2 Commitment and the amount of any other Facility A2 Commitment it acquires; and

(b)	for any other Lender, the amount of any Facility A2 Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement or the Project Loan Facility Agreement.

Facility A2 Loan means the Loan made available under Facility A2.

Facility B Commitment means a Facility B1 Commitment and a Facility B2 Commitment.

Facility B Lender means a Lender under Facility B1 and Facility B2.

Facility B1 means the facility made available under the VAT Facility Agreement, designated therein as "Facility B1" and referred to in Subclause 2.3 (Facility B1).

Facility B1 Commitment means:

(a)	for an Original Lender the amount set opposite its name in Schedule 1 (Original Parties) under the heading Facility B1 Commitment and the amount of any other Facility B1 Commitment it acquires; and

(b)	for any other Lender, the amount of any Facility B1 Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement or the VAT Facility Agreement.

Facility B2 Commitment means:

(a)	for an Original Lender the amount set opposite its name in Schedule 1 (Original Parties) under the heading Facility B2 Commitment and the amount of any other Facility B2 Commitment it acquires; and

(b)	for any other Lender, the amount of any Facility B2 Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement or the VAT Facility Agreement.

Facility B1 Loan means a Loan made available under Facility B1.

Facility B2 means the facility made available under the VAT Facility Agreement, designated therein as "Facility B2" and referred to in Subclause 2.4 (Facility B2).

Facility B2 Loan means a Loan made available under Facility B2.

Facility Office means the office(s) notified by a Lender to the Senior Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days' notice,

as the office(s) through which it will perform its obligations under this Agreement.

Fee Letter means:

(a)	any letter entered into by reference to this Agreement between one or more Administrative Parties and the Borrower setting out the amount of certain fees referred to in this Agreement; and

(b)	the SACE Guarantee Fee Letter.

Final Acceptance Certificate has the meaning ascribed to it in the Plant EPC Contracts.

Final Acceptance Long Stop Date has the meaning ascribed to it in the Plant EPC Contracts.

Final Maturity Date means:

(a)	in respect of Facility A1 and Facility A2, 30 November 2028;

(b)	in respect of Facility B1 and Facility B2, 31 October 2015; and

(c)	in respect of the Notes, 30 November 2028.

Finance Document means:

(a)	this Agreement;

(b)	the VAT Facility Agreement;

(c)	the Project Loan Facility Agreement;

(d)	the Calculations and Forecasting Agreement;

(e)	the Project Accounts Agreement;

(f)	the English Accounts Agreement;

(g)	a Direct Agreement;

(h)	a Security Document;

(i)	the Equity Subscription Agreement;

(j)	a Fee Letter;

(k)	a Transfer Certificate;

(l)	the Intercreditor Agreement;

(m)	any other document designated as such by the Senior Agent and the Borrower.

Finance Party means a Lender or an Administrative Party and shall include SACE as a creditor of the Borrower to the extent only that amounts are owed directly from the Borrower to SACE under the SACE Documents, including (without limitation) where the Issuer is appointed agent of SACE to recover amounts due from the Borrower pursuant to the subrogation of SACE to the rights of the Issuer against the Borrower pursuant to Clause 4.4 of the SACE Guarantee and Reimbursement Agreement.

Financial Close means the date on which the Senior Agent notifies the Borrower and the Lenders that it has received all of the documents and other evidence set out in Schedule 2 (Condition Precedent Documents) in form and substance satisfactory to the Lenders (acting reasonably) and/or waived receipt of those documents and other evidence, the Lenders having confirmed the same in writing to the Senior Agent.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit (including any dematerialised equivalent);

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any agreement treated as a finance or capital lease in accordance with GAAP;

(e)	receivables sold or discounted (otherwise than on a non-recourse basis);

(f)
the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(g)
any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark to market value of the derivative transaction will be used to calculate its amount);

(h)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing or is otherwise classified as a borrowing in accordance with GAAP;

(i)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(j)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs.

Financing Costs means any of the following:

(a)	interest, fees and any other costs or expenses payable under the Finance Documents (including, for the avoidance of doubt, any SACE Ongoing Fees); and

(b)	any Tax in respect of any of the above.

Financing Principal means principal amounts payable by the Borrower under the Project Loan Facility Agreement and/or VAT Facility Agreement.

Force Majeure Event means an event of force majeure as defined in or contemplated by any Project Document.

GAAP means generally accepted accounting principles in Italy, including, without limitation, those issued by the Consiglio Nazionale dei Dottori Commercialisti e dei Ragionieri and the Organismo Italiano di Contabilità (O.I.C.), as in effect at the relevant time or for the relevant period and as consistently applied.

GME means Gestore del Mercato Elettrico S.p.A.

Good Industry Practice means the standard, practices, methods and procedures and that degree of skill, diligence, prudence, foresight and operating practice which would reasonably and ordinarily be expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances.

Government Entity means:

(a)	the government of Italy;

(b)	any authority, agency or department established by the government of Italy;

(c)	the Banca d'Italia or any entity holding all or a substantial part of the foreign reserves or investments of Italy;

(d)	any province, state or other political subdivision of Italy; and

(e)
any public corporation or other entity of which any of the entities described in the preceding paragraphs have direct or indirect control and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of share capital, contract or otherwise.

GSE means Gestore dei Servizi Energetici – GSE S.p.A.

Guarding and Security Agreement means the guarding and security agreement in respect of the Plants to be entered into between the Borrower and the relevant guarding contractor.

Holding Company of any person, means a person in respect of which that person is a Subsidiary.

Immaterial Amendment means, in relation to a document, an amendment, modification or waiver which:

(a)	is of a formal, minor or technical nature;

(b)	is made to correct a manifest error; or

(c)	if made, would not (in the context of the document as a whole) be materially adverse to the interests of the Borrower or the Finance Parties.

Imposta Sostitutiva means the tax provided by Article 15 and following of the Italian Presidential Decree (DPR) No. 601 of 29 September 1973, as amended from time to time.

Increased Cost means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from Facility B1 or Facility B2 or on a Finance Party for Facility B1’s or a Finance Party for Facility B2’s (or its Affiliate's) overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Initial Period means the period commencing on (and including) the Issue Date and ending on (but excluding) the date falling 18 calendar months after the Issue Date.

Insolvency Proceedings (i) means any proceeding pertaining to a company concerning its liquidation, bankruptcy (fallimento), winding-up (including any voluntary winding-up), dissolution, reorganisation, moratorium, or similar including, but not limited to, arrangement with creditors (concordato preventivo), adjustment of creditors' claims (concordato fallimentare), forced administrative liquidation (liquidazione coatta amministrativa), extraordinary administration (amministrazione straordinaria) and extraordinary administration of large companies in difficulty or in insolvency (amministrazione straordinaria delle grandi imprese in stato di insolvenza), debt restructuring agreements (accordi di ristrutturazione dei debiti) pursuant to Article 182-bis of the Italian Royal Decree 267/1942, restructuring plans (piani di risanamento) pursuant to Article 67, paragraph 3(d) of the Bankruptcy Law, including any filing (unless such filing is clearly groundless and/or is discharged within 45 days) in connection thereof and (ii) shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated.

Insurance means each of the contracts and policies of insurance taken out by or on behalf of the Borrower or (to the extent of its interest) in which the Borrower has an interest, as listed under Schedule 4 (Insurance Schedule).

Insurance Adviser means Marsh S.p.A. or any other firm of insurance adviser appointed under this Agreement.

Insurance Proceeds means all proceeds of Insurance payable to or received by the Borrower (whether by way of claims, return of premia, ex gratia settlements or otherwise).

Intellectual Property means:

(a)
any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests, whether registered or unregistered; and

(b)	any licences and rights to use the property identified in paragraph (a) above.

Interconnection means the interconnection between the Substation Expansion Assets and the national power grid (Rete di Transmissione Nazionale) to be provided under the Interconnection Agreements.

Interconnection Agreements means the Interconnection agreements entered into between the Borrower and Terna:

(a)	in respect of Montalto 45MW Plant, on 30 July 2010; and

(b)           in respect of Montalto 6MW Plant, on 12 October 2010,

relating, in each case, to the connection of the Substation Expansion Assets to the national power grid (Rete di Transmissione Nazionale).

Intercreditor Agreement means the intercreditor agreement dated on or prior to the Issue Date between, inter alia, the Borrower, the Senior Agent, the Original Facility A Lenders, the Original Facility B Lender, the Issuer, the Quotaholder, the Sponsor, the Noteholders (represented by the Representative of the Noteholders) and the Other Issuer Creditors.

Interest Amount Arrears means, in respect of a given Project Loan Payment Date, the portion of the interest payable on a Facility A1 Loan or a Facility A2 Loan during the Interest Period in which such Project Loan Payment Date falls which remains unpaid on that Project Loan Payment Date.

Interest Period means each period determined under a Facility Agreement by reference to which interest on a Loan or an overdue amount is calculated.

Involuntary Prepayment Amount means, in respect of a prepayment made in accordance with Subclause 5.1 (Mandatory prepayment - illegality) or 5.7 (Involuntary prepayment and cancellation) before the end of the Initial Period, an amount equal to the amount of interest that would have accrued on such prepaid amounts during the remainder of the Initial Period less any amount accruing on such prepaid amounts in the Issuer Collection Account so that the Issuer has the necessary funds to pay the aggregate of:

(a)	the SACE Ongoing Fees falling due during the remainder of the Initial Period; and

(b)	the interest on the Notes due on each Note Payment Date falling during the Initial Period.

Issue Date means the date on which the Notes are issued, such date being 15 December 2010, or such other date as may be agreed between the parties to this Agreement (other than the Senior Agent).

Issue Failure means, following the first drawdown under Facility A1 and Facility A2, either:

(a)
notwithstanding the satisfaction of the conditions precedent in the Subscription Agreement, the Notes are not issued or are cancelled immediately after issue in accordance with the Subscription Agreement; or

(b)	the conditions precedent to the issue are not satisfied,

save, in each case, to the extent that such Issue Failure is the result of any breach by the Joint Lead Managers of the Subscription Agreement.

Issuer means Andromeda Finance S.r.l.

Issuer Acceleration Notice has the meaning given to it in Condition 10(b) (Service of an Issuer Acceleration Notice);

Issuer Account Bank means the bank at which the Issuer holds its bank accounts, which at the date of this Agreement, is Deutsche Bank S.p.A..

Issuer Agency and Accounts Agreement means the agency and accounts agreement dated on or around the date hereof between, among others, the Issuer, the Issuer Account Bank and the Representative of the Noteholders.

Issuer Agents means the Agents as defined in the Issuer Agency and Accounts Agreement.

Issuer Assignment Date means the date on which the Lenders assign all rights in relation to Facilities A1 and A2 to the Issuer as permitted by Subclause 22.7 (Assignment to the Issuer).

Issuer Collection Account means the euro denominated current account opened by the Issuer with the Issuer Account Bank pursuant to the Issuer Agency and Accounts Agreement.

Issuer Corporate Servicer means Securitisation Services S.p.A. or any successor corporate servicer appointed from time to time in respect of this Securitisation.

Issuer Corporate Services Agreement means the agreement dated on or about the date hereof between the Issuer Corporate Servicer, the Representative of the Noteholders and the Issuer.

Issuer Costs means Issuer Up-front Costs and Issuer Ongoing Costs.

Issuer Deed of Pledge means a deed of pledge under Italian law to be executed on or around the Issue Date between the Issuer and the Representative of the Noteholders acting on its own behalf and on behalf of the other Issuer Secured Creditors.

Issuer Event of Default means an event specified in Condition 10.

Issuer Expenses Loan means any loan made in accordance with the Issuer Expenses Loan Agreement.

Issuer Expenses Loan Agreement means the loan agreement dated on or around the date hereof between the Borrower and the Issuer for the purposes of advancing amounts to the Issuer to pay Issuer Costs.

Issuer Mandate Agreement means a mandate agreement dated on or around the date hereof between the Issuer and the Representative of the Noteholders.

Issuer Ongoing Costs means:

(a)
all amounts payable by the Issuer from time to time in accordance with paragraphs (i) to (iii) of the Issuer Pre-Enforcement Priority of Payments or paragraphs (i) to (iii) of the Issuer Post-Enforcement Priority of Payments; and

(b)	any other amounts payable by the Issuer from the proceeds of an Issuer Expenses Loan in accordance with the Issuer Loan Expenses Agreement.

Issuer Post-Enforcement Priority of Payments means the Post-Enforcement Class A1 Priority of Payments and the Post-Enforcement Class A2 Priority of Payments as provided in Conditions 3(f) and 3(g) respectively.

Issuer Pre-Enforcement Priority of Payments means the Pre-Enforcement Priority of Payments of the Issuer as provided in Condition 3(e).

Issuer Servicer means Securitisation Services SpA or any successor servicer appointed from time to time in respect of this Securitisation.

Issuer Servicing Agreement means the servicing agreement dated on or about the date hereof between the Issuer and the Issuer Servicer.

Issuer Shareholder Commitment means the shareholder’s commitment in relation to the Issuer dated on or around the date hereof between the Issuer, SVM Securitisation Vehicles Management S.p.A. and the Representative of the Noteholders.

Issuer Up-front Costs means the costs and expenses and any applicable VAT referred to in Subclause 20.4(b) (Issuer Ongoing Costs and Issuer Up-Front Costs).

Issuer Voluntary Redemption Notice means a notice from the Issuer to the Borrower (copied to the Senior Agent) notifying the Borrower that the Issuer has elected to redeem the Notes in full in accordance with Condition 7(g) (Optional redemption for taxation, legal or regulatory reasons) and requesting that the Borrower repay the Project Loans in full on the immediately following Project Loan Payment Date.

ISTAT CPI means the variation of retail prices in Italy as evidenced by the "indice ISTAT dei prezzi al consumo per l'intera collettività nazionale" or, for periods when such index is not available, the "indice ISTAT dei prezzi al consumo per famiglie di operai ed impiegati", as from time to time disclosed by ISTAT.

Italian Civil Code means the Italian Royal Decree No. 262 of 16 March 1942, as amended and supplemented from time to time.

Italian Power Exchange means the electricity market provided for by Article 5, paragraph 1, of the Legislative Decree No. 79 of 16 March 1999, as approved by means of the Decree of the Ministry of Industry, Commerce and Craft (now Ministry of Economic Development) of 9 May 2001.

Italian Securitisation Law means the Italian Law No. 130 of 30 April 1999 as published in the Italian Official Gazette No. 111 of 14 May 1999 (legge sulla cartolarizzazione dei crediti) and any rules, regulations and guidelines issued by the Bank of Italy or any other public authority and which implement the Italian Securitisation Law, as amended and supplemented from time to time.

Italy means the Republic of Italy.

Joint Insurance Account has the meaning given to it in the Joint Insurance Account Trust Deed.

Joint Insurance Account Trust Deed means the joint insurance account trust deed dated 13 May 2010 between, inter alia, the Borrower, Cassiopea PV S.r.l., Centauro PV S.r.l., Orsa Minore PV S.r.l. and Sunray Italy S.r.l and the Trustee.

Joint Insurance Agreement means the agreement for the management of the Common Infrastructure Insurance Proceeds entered into on 17 September 2009 between the Borrower and, amongst others, Cassiopea PV S.r.l., Centauro PV S.r.l., Orsa Minore PV S.r.l. and Sunray Italy S.r.l., as amended and/or integrated from time to time.

Joint Lead Manager means each of BNP Paribas and Société Générale, in each case acting in such capacity.

Joint Lead Manager Up-front Fees means the combined management and underwriting commissions payable to each of the Joint Lead Managers pursuant to the terms of the Subscription Agreement.

Land Agreements means each agreement (including the Convenzione, but excluding the Borrower Right of Use Agreement) conferring on the Borrower the right to use or have access to land (including tenancy, superficie and servitù rights and the transfer agreement ("atto di cessione volontaria") pursuant to article 20 of the Presidential Decree no. 327/2001) or under which the Borrower purchases land for the purposes of the Project unless substituted or released in accordance with the terms of this Agreement and each such substitute agreement entered into after the date of this Agreement in form and substance satisfactory to the Senior Agent.

Land Costs means all amounts (including deposits) paid by the Sponsor or its Affiliates prior to Financial Close in acquiring land or interests in land for the Project.

Legislative Decree 231 means Italian Legislative Decree No. 231/2001, as amended and/or integrated from time to time, which provides a regime of administrative responsibility for companies and other entities for certain crimes committed, either in their interest or to their advantage, by their managers, directors or subjects subordinated to their direction or vigilance.

Lender means:

(a)	an Original Lender; or

(b)	any person which becomes a lender after the date of this Agreement.

Lenders' Legal Advisers means Linklaters LLP or such other legal adviser appointed under this Agreement.

Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or a Facility Agreement or the principal amount outstanding of that borrowing.

Loan Payment Date means a Project Loan Payment Date or a VAT Loan Payment Date as applicable.

Long-Stop Completion Date means:

(a)	in respect of the Montalto 45MW Plant, 30 September 2011; and

(b)	in respect of the Montalto 6MW Plant, 30 September 2011.

Major Project Party means:

(a)	until the expiry of the defects period under the Plant EPC Contracts, the Plant EPC Contractor and the EPC Co-obligor;

(b)	until the expiry of the defects period under the Substation EPC Contracts, the Substation Contractor;

(c)	the Manager;

(d)	the Plant Operator;

(e)	the O&M Co-obligor;

(f)	the Substation Operator; and

(g)	any other person providing a guarantee of the liabilities under a Project Document of any persons in paragraphs (a) to (f) who is an affiliate of that person.

Majority Lenders means, subject to Subclause 21.3 (Instructing Parties), the Lenders:

(a)	whose share in the outstanding Loan and whose undrawn Available Commitments then aggregate 66.67% or more of the Loan and the undrawn Available Commitments of all the Lenders; or

(b)	if there is no Loan then outstanding, whose Available Commitments then aggregate 66.67% or more of the Total Available Commitments; or

(c)
if there is no Loan then outstanding and the Total Available Commitments have been reduced to zero, whose Available Commitments aggregated 66.67% or more of the Total Available Commitments immediately before the reduction.

Make-whole Amount means:

(a)
in respect of holders of Class A1 Notes, an amount equal to the positive difference between (i) the net present value, as of the relevant redemption date, of future scheduled principal and interest payments on the Class A1 Notes to their Final Maturity Date discounted at the Class A1 Reference BTP Rate; and (ii) the Principal Amount Outstanding of the Class A1 Notes;

(b)
in respect of holders of Class A2 Notes, an amount equal to the positive difference between (i) the net present value, as of the relevant redemption date, of future scheduled principal and interest payments on the Class A2 Notes to their Final Maturity Date discounted at the Class

A2 Reference BTP Rate; and (ii) the Principal Amount Outstanding of the Class A2 Notes; and

(c)	in respect of the EIB (to the extent it is a holder of the Class A2 Notes), the EIB Make-whole Additional Amount.

Management Services Agreement means the management services agreement between the Borrower and the Manager entered into on 19 October 2010.

Manager means Sunray Management Services S.r.l.

Margin has the meaning given to it in the VAT Facility Agreement.

Market Adviser means Pöyry Energy Consulting (Oxford) Limited or such other market adviser appointed under this Agreement.

Material Adverse Effect means an effect or series or combination of effects, which:

(a)	is; or

(b)	(other than for the purposes of Subclause 10.24 (Material Adverse Effect) and Subclause 15.7 (Material Adverse Effect)) would, with the passing of time, reasonably be expected to be,

materially adverse to:

(i)	the business or financial condition of the Borrower;

(ii)	the ability of the Borrower to perform its material obligations (financial or otherwise) under the Finance Documents;

(iii)	the validity or enforceability of any Borrower Document;

(iv)	the rights or remedies of the Lenders (taken as a whole) under the Finance Documents; or

(v)
(disregarding the effect on effectiveness or ranking of any Security Interest or transaction referred to in Subclause 12.4(b) (Negative pledge) below) the perfection, effectiveness or ranking of any Security Interest granted or purported to be granted pursuant to any of the Security Documents.

Maximum Aggregate Facility B Commitment is €22,000,000.

Missing Tariff Liquidated Damage means the Missing Tariff Liquidated Damage as defined under clause 12.6 of the Plant EPC Contracts.

Model Adviser means Operis Business Engineering Limited.

Moody's means Moody's Investors Service Inc.

Monitoring Report means a report covering the following matters:

(a)	during the Construction Period:

(i)	area of concern and recovery actions (if any);

(ii)	finance summary:

(A)	invoice and payment status;

(B)	change orders (if any);

(iii)	progress of the works, including reference to any of the following (as applicable):

(A)	civil works;

(B)	mechanical works;

(C)	electrical works;

(D)	procurement status;

(E)	works on site;

(F)	material receipt;

(G)	civil construction;

(H)	mechanical erection;

(I)	electrical and instrumentation;

(J)	commissioning;

(K)	quality; and

(L)	health/safety and environmental;

(b)	after the end of the Construction Period:

(i)	summary of the Plants performance, including comparison of actual versus guaranteed yield (kWh);

(ii)	summary on a monthly basis level of PR/technical availability for each inverter including the following information:

(A)	irradiance (horizontal + plan of array) (for each month);

(B)	yield for each month after inverter (AC);

(C)	yield for each month before inverter (DC);

(iii)	incidents occurred including description of main faults occurred to the Plants;

(iv)	alarms and events recorded by anti intrusion systems, including list of damages/stolen parts (if any);

(v)	grid failures events, including time of failure and actions taken;

(vi)	incidents/failures occurred, including listing all the incidents/failures in the Plants’ operation/performance occurred, the resolution actions taken and their current status;

(vii)	scheduled maintenance/inspections performed pursuant to schedules Annex 1-4 of the Plant O&M Agreements;

(viii)	unscheduled maintenance/inspections performed;

(ix)	spare parts used;

(x)	capital replacement services performed, and

(xi)	health and safety.

Montalto 45MW Plant means the 45MWp solar photovoltaic power plant in Montalto di Castro, Viterbo province, Lazio, Italy, or such lower or higher MWp rated photovoltaic solar plants as may be constructed pursuant to the terms of the Plant EPC Contract, located at the Site and in accordance with, inter alia, the technical characteristics set out in Annex 6 (Technical Specifications of the Principal Equipment and Authorised Equipment) of the Plant EPC Contract for such Plant.

Montalto 6MW Plant means the 6MWp solar photovoltaic power plant in Montalto di Castro, Viterbo province, Lazio, Italy, or such lower or higher MWp rated photovoltaic solar plants as may be constructed pursuant to the terms of the Plant EPC Contract, located at the Site and in accordance with, inter alia, the technical characteristics set out in Annex 6 (Technical Specifications of the Principal Equipment and Authorised Equipment) of the Plant EPC Contract for such Plant.

Mortgage means each first ranking mortgage in favour of the Lenders created under the deed of mortgage entered into on the date hereof as notarial deed, or deed with notarised signature (scrittura privata autenticata) between the Borrower, the Senior Agent and the Lenders.

New Facility B1 Loan means a Facility B1 Loan that is not a Facility B1 Rollover Loan.

New Facility B2 Loan means a Facility B2 Loan that is not a Facility B2 Rollover Loan.

Note Payment Date means an interest payment date under the Notes.

Notes means the €98,300,000 class A1 notes (the Class A1 Notes) and the €98,300,000 class A2 notes (the Class A2 Notes) to be issued by the Issuer as more fully described in the Prospectus.

Obligor means:

(a)	the Borrower; and

(b)	the Quotaholder.

O&M Co-obligor means SunPower Corporation, a company duly incorporated under the laws of Delaware, whose registered office is in 3939 North First Street, San Jose, California, IRS Employer Identification Number 94-3008969.

Operating Budget means the annual budget of the Borrower itemising the operating expenditures forecast to be incurred in that year, to be delivered to the Senior Agent after the end of the Construction Period pursuant to Subclause 11.4 (Operating period).

Operating Costs means all costs and expenses incurred by the Borrower in the ordinary course of its business including but not limited to:

(a)	operating costs and expenses set out in the Operating Budget;

(b)	liabilities of the Borrower under the Project Documents;

(c)	premia on Insurances;

(d)	maintenance expenditure in respect of the Project, including expenditure in respect of the repairing and reinstatement of the Common Infrastructure pursuant to the Joint Insurance Agreement;

(e)	fees and costs of the Advisers and the Borrower's Advisers and Auditors;

(f)	remuneration of the Trustee and other amounts due to the Trustee pursuant to the Joint Insurance Account Trust Deed;

(g)	transaction charges and other fees due to the Account Banks in the manner agreed between the Borrower and the Account Banks;

(h)	administrative, management and employee costs; and

(i)	any other costs and expenses agreed by the Senior Agent and the Borrower,

but excluding:

(i)	Project Costs (other than those falling within paragraph (d) of the definition of Project Costs);

(ii)	Taxes;

(iii)	Financing Principal;

(iv)	Financing Costs;

(v)	any Distribution; and

(vi)	depreciation, non cash charges, reserves, amortisation of intangibles and similar book keeping entries.

Original Facility A Lenders means a Facility A Lender that is also an Original Lender.

Original Facility B Lender means a Facility B Lender that is also an Original Lender.

Original Financial Statements means the unaudited financial statements of the Borrower dated not later than 60 days prior to Financial Close.

Other Eligible Funding means, on any date, the aggregate of:

(a)	the amount of Equity committed to be provided after that date under the Equity Subscription Agreement and the Quotaholder Subordinated Loan Agreement;

(b)
any amount of Insurance Proceeds (other than the Common Infrastructure Insurance Proceeds) that the Borrower has claimed and in respect of which the insurers are not contesting liability, which is expected to be payable before the Long-Stop Completion Date;

(c)	any amount of any liquidated damages expected to be payable to the Borrower prior to the Long-Stop Completion Date under the Project Documents;

(d)	the proceeds of any actual or projected VAT reclaim expected to be received prior to the Long-Stop Completion Date;

(e)	the aggregate balances standing to the credit of each Drawdown Account, the Proceeds Account and the Deposit Account; and

(f)	any other funding which the Majority Lenders are satisfied (acting reasonably) is unconditionally committed and available for the Borrower to drawdown in order to meet Project Costs.

Other Issuer Creditors has the meaning given to it in the Conditions.

Participating Member State means a member state of the European Communities that adopts or has adopted the Euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.

Party means a party to this Agreement.

Performance LDs means the Production Liquidated Compensation as defined under clause 12.3(f) of the Plant EPC Contracts.

Permitted Covenant means:

(a)	the further rights of use on the Common Infrastructure granted by Cassiopea PV S.r.l. under the Right of Use Agreements;

(b)	the undertakings given under the Joint Insurance Agreement;

(c)	the arrangements contemplated in the Joint Insurance Account Trust Deed;

(d)	any restriction or onerous covenant disclosed in the due diligence report of the Lenders' Legal Adviser delivered in accordance with paragraph 9 of Schedule 2 (Condition Precedent Documents); or

(e)	any restriction or onerous covenant set out in Schedule 9 (Disclosed Security Interests/Covenants).

Permitted Payments means, for any relevant period (without counting any item more than once), all moneys payable by the Borrower at that time or paid by the Borrower in that period as:

(a)	Operating Costs;

(b)	Taxes;

(c)	Right of Use Payments; and

(d)	any other amount agreed by the Senior Agent.

Permitted Person means:

(a)	the Sponsor Parent; or

(b)	any person approved by the Majority Lenders (as such term is construed pursuant to Clause 21.2(d)) in accordance with Clause 15.25(c) (Ownership of the Borrower).

Permitted Security Interests means the Security Interests referred to in Clause 12.

Permitted Subordinated Debt means:

(a)	any Quotaholder Subordinated Debt; and

(b)	any other Financial Indebtedness incurred in the ordinary course of business at a time when no Event is continuing up to a maximum aggregate amount of Euro 1,000,000.00:

(i)	that is subordinated in right and priority of payment to amounts outstanding under this Agreement on terms satisfactory to the Majority Lenders; or

(ii)
which in accordance with its terms may only be repaid and serviced from Distributions and/or amounts standing to the credit of the Distribution Account in accordance with Subclause 14.2 (Distributions).

Plant means the Montalto 45MW Plant and the Montalto 6MW Plant.

Plant EPC Contracts means the two engineering, procurement and construction contracts between the Borrower and the Plant EPC Contractor dated:

(a)	in respect of the Montalto 45MW Plant, 5 March 2010, as amended and restated on 15 September 2010 and further amended on 13 October 2010, 16 November 2010 and 24 November 2010; and

(b)	in respect of the Montalto 6MW Plant, 15 September 2010, as amended on 13 October 2010 and 24 November 2010.

Plant EPC Contractor means SunPower Italia in such capacity under the Plant EPC Contracts.

Plant O&M Agreements means two operations and maintenance agreements in respect of the Plants between the Borrower and the Plant Operator dated:

(a)	in respect of the Montalto 45MW Plant, 24 November 2010; and

(b)	in respect of the Montalto 6MW Plant, 24 November 2010.

Plant Operator means SunPower Italia in such capacity under the Plant O&M Agreements.

Pledge of Feed-in Tariff Receivables means the pledge of the Borrower's receivables arising under each Conto Energia Concession to be entered into as notarial deed, or deed with notarised signature (scrittura privata autenticata) between the Borrower and the Senior Agent, in the name and on behalf of the other Finance Parties, securing until the expiry of the Security Period (save as otherwise provided herein), the claims of the Finance Parties arising under the Finance Documents vis-à-vis the Borrower, pursuant to Subclause 13.8 (Pledge of Receivables towards GSE).

Pledge over Cash Collateral Account means the pledge over the Cash Collateral Account, in form and substance of the form under Schedule 5 (Form of Pledge over the Cash Collateral Account) of the Equity Subscription Agreement, to be entered into on the date hereof by exchange of commercial letters between, among others,. the Quotaholder, the Senior Agent, the Borrower and the Project Accounts Bank, securing the obligation of the Quotaholder to effect the Equity contributions as provided under the Equity Subscription Agreement.

Pledge over Quotaholder Receivables means the pledge over the Quotaholder's receivables arising from Quotaholder Subordinated Loan Agreement to be entered into by exchange of commercial letters between, among others, the Quotaholder, the Senior Agent and the Finance Parties, securing, until the expiry of the Security Period (save as otherwise provided herein), the claims of the Finance Parties vis-à-vis the Borrower.

Pledge over Quotas means the pledge over the quotas representing 100% of the corporate capital of the Borrower entered into on the date hereof as notarial deed, or deed with notarised signature (scrittura privata autenticata) between, among others, the Quotaholder, the Senior Agent and the Finance Parties, securing, until the expiry of the Security Period (save as otherwise provided herein), certain claims of the Finance Parties vis-à-vis the Borrower.

Pledge over Receivables and Accounts means the pledge of the Borrower's receivables under the Plant EPC Contracts, the Substation EPC Contracts, the Plant O&M Agreements, the Substation O&M Agreements, the Interconnection Agreements, the Borrower Right of Use Agreement, each Borrower's Guarantee (other than the guarantees under letter (b), (c), (d) and (e) of the definition of Borrower's Guarantee), the Insurances (other than the Borrower's receivables arising from any Insurance in respect of the Common Infrastructure to be applied in accordance with the Joint Insurance Agreement), the Direct Agreements entered into in connection with the Plant EPC Contracts and Plant O&M Agreements, the Equity Subscription Agreement and pledge over the Borrower's bank accounts (except for the Drawdown Accounts, the Equity Account, the Deposit Account, the Distribution Account and the Joint Insurance Account), entered into between the Borrower, the Senior Agent and the Lenders, securing, until the expiry of the Security Period (save as otherwise provided herein), the claims of the Finance Parties arising under the Finance Documents vis-à-vis the Borrower.

Potential Relevant Event means an event or circumstance which, with the giving of notice, lapse of time or fulfilment of any other condition (other than a condition which is a discretion (whether or not subjective) of one or a group of Finance Parties), would constitute a Relevant Event.

Power Purchase Agreement means any contract or series of contracts for the sale of electricity entered into by the Borrower and any person other than the GSE and the GME.

Prepayment Additional Amounts means, in respect of any prepayment or refinancing under Clause 5 (Prepayment and Cancellation), any Break Costs, SACE Accelerated Guarantee Fee, Make-whole Amounts, Involuntary Prepayment Amount, Early Redemption Additional Amount and any other amounts payable in respect of such prepayment or refinancing in accordance with Subclause 5.10 (Miscellaneous provisions).

Principal Amount Outstanding means, at any time in respect of the Notes, the aggregate principal amount outstanding under the Notes at such time.

Privilegio Speciale means the notarial deed, or deed with notarised signature (scrittura privata autenticata), entered into on the date hereof between the Borrower, the Senior Agent and the Lenders providing a first-ranking lien pursuant to Article 46 of Legislative Decree No. 385/93 over all present and future property capable of being subject to such security, securing, until the expiry of the Security Period (save as otherwise provided herein), the claims of the Lenders arising under the Facilities.

Project means the design, development, financing, construction, testing, commissioning, operation and maintenance of the Plants and the Substation Expansion Assets.

Project Accounts Agreement means the accounts agreement dated the date of this Agreement between the Borrower, the Project Accounts Bank, the Lenders and the Senior Agent.

Project Completion Date means the date on which the following conditions have been satisfied:

(a)	the final provisional acceptance certificate has been issued under the Plant EPC Contracts by the Borrower and the Technical Adviser; and

(b)	the completion of the works by the Substation Contractor has occurred in accordance with the terms and conditions of the Substation EPC Contract and has been certified by the Technical Adviser.

Project Costs means:

(a)	Development Costs;

(b)	the following expenditure incurred by the Borrower in carrying out the Project Works:

(i)	Construction Costs;

(ii)	fees and costs of any professional adviser engaged by the Borrower in respect of the design and construction of the Project Works;

(iii)	costs of any site investigation surveys and tests; and

(iv)	all amounts payable by the Borrower under any Land Agreement or the Borrower Right of Use Agreement;

(c)	the cost of any Transaction Authorisations and any legal, accounting or professional fees and costs incurred by the Borrower in obtaining such Transaction Authorisations;

(d)	Operating Costs payable prior to the expiry of the Withdrawal Availability Period;

(e)	Imposta Sostitutiva in respect of the Facilities;

(f)	taxes payable by the Borrower prior to the expiry of the Withdrawal Availability Period (including all VAT Payments);

(g)	Financing Costs accrued and payable prior to the expiry of the Withdrawal Availability Period;

(h)
legal, accounting and other professional fees and costs incurred by the Borrower in connection with the negotiation and entry into of the Borrower Documents and any document referred to in the Borrower Documents;

(i)	fees and costs of the Advisers and the Borrower's Advisers and Auditors;

(j)	Issuer Costs; and

(k)	any other costs and expenses agreed as such by the Senior Agent but excluding:

(i)	any other Financing Costs;

(ii)	Financing Principal; and

(iii)	any other Operating Costs.

Project Documents means:

(a)	each Plant EPC Contract;

(b)	each Substation EPC Contract;

(c)	each Plant O&M Agreement;

(d)	each Substation O&M Agreement;

(e)	each Interconnection Agreement;

(f)	each Conto Energia Concession (once executed by all the parties thereto);

(g)	each Ritiro Dedicato Concession (if entered into and once executed by all the parties thereto);

(h)	any Power Purchase Agreement (if entered into and once executed by all the parties thereto);

(i)	the Borrower Right of Use Agreement;

(j)	the Joint Insurance Agreement;

(k)	the Joint Insurance Account Trust Deed;

(l)	the Management Services Agreement;

(m)	the Guarding and Security Agreement (once executed by all the parties thereto);

(n)	each Land Agreement;

(o)	each Borrower’s Guarantee;

(p)	the Dedicated Connection Service Agreements (once executed by all the parties thereto); and

(q)	any other material contract designated as such by the Borrower and the Senior Agent.

Project Facilities means:

(a)	the Site;

(b)	the Plants; and

(c)	the Substation Expansion Assets.

Project Loan means each of the Facility A1 Loan and the Facility A2 Loan.

Project Loan Facility Agreement means the credit agreement in respect of Facilities A1 and A2 dated on the date of this Agreement between (among others) the Borrower, the Facility A Lenders and the Senior Agent.

Project Loan Facility Commitment means any Facility A1 Commitment and Facility A2 Commitment.

Project Loan Payment Date has the meaning given to it in the Project Loan Facility Agreement.

Project Works means the works contemplated by the Plant EPC Contracts and the Substation EPC Contracts.

Pro Rata Share means:

(a)
for the purpose of determining a Lender's share in a utilisation of a Facility, the proportion which its Available Commitment under that Facility bears to the Total Available Commitments for that Facility; and

(b)	for any other purpose on a particular date:

(i)	the proportion which a Lender's share of the outstanding Loans (if any) bears to all the outstanding Loans;

(ii)
if there is no Loan outstanding on that date, the proportion which the aggregate of its Facility A1 Commitment, its Facility A2 Commitment and its Available Facility B1 Commitment and Available Facility B2 Commitment bears to the aggregate Total Available Commitments of all Facilities on that date;

(iii)
if the Total Commitments of all Facilities have been cancelled, the proportion the aggregate of which its Facility A1 Commitment, its Facility A2 Commitment and its Available Facility B1 Commitment and Available Facility B2 Commitment bore to the Total Available Commitments of all Facilities immediately before being cancelled; or

(iv)	when the term is used in relation to a particular Facility, the above proportions, but applied only to the Loans and Available Commitments for that Facility.

Prospectus means the prospectus of the Issuer dated on or around the date of this Agreement in respect of the Notes.

Qualifying Lender means:

(a)
a bank or a financial institution resident in Italy for Italian tax purposes and lending from a Facility Office located in Italy and which is not acting for the purposes of this Agreement through a permanent establishment (stabile organizzazione) located outside Italy;

(b)
a bank or a financial institution lending from a Facility Office located in Italy and acting for the purposes of this Agreement through a permanent establishment (stabile organizzazione) with which that Lender's participation(s) in the relevant Loan(s) is(/are) effectively connected and for which the payment of interest made by the Borrower is taxable pursuant to Article 152, paragraph 1, of Italian Presidential Decree No. 917 of 22 December 1986;

(c)	a Treaty Lender; or

(d)	the Issuer.

Quotaholder means Sunray Italy Holding Tre S.r.l..

Quotaholder Subordinated Debt means any amounts lent or committed to be lent by the Quotaholder to the Borrower under the Quotaholder Subordinated Loan Agreement.

Quotaholder Subordinated Loan Agreement means a subordinated loan agreement entered into on the date hereof between the Quotaholder and the Borrower.

Rate Fixing Day means the second TARGET Settlement Day before the first day of an Interest Period for Facility B1 or Facility B2 or such other day as the Senior Agent determines is generally treated as the rate fixing day by market practice in the relevant interbank market.

Reference Banks means the Senior Agent, UniCredit Corporate Banking S.p.A., Intesa Sanpaolo S.p.A. and MPS Capital Services Banca per le Imprese S.p.A. and any other bank or financial institution appointed as such by the Senior Agent under this Agreement.

Relevant Disposal Proceeds has the meaning given to it in Clause 12.5(c).

Relevant Event means an event specified as such in Clause 15 (Events).

Remaining Project Costs means the amount of Project Costs which the Borrower, acting reasonably, certifies it is necessary to pay to a third party (and which have not already been paid) in order for each Project Completion Date to occur. In determining this amount and provided it is received in time for the Borrower not to be delayed in submitting a Request or a Withdrawal Request, the Borrower must use the Technical Adviser's estimate of the remaining Construction Costs which will be incurred by it in order for the Project Completion Date to occur, which will be included in the Technical Adviser's Drawdown Certificate.

Repayment Date means each date for the payment of a Repayment Instalment as specified in Schedule 3 (Repayment Schedule for Project Loans) of the Project Loan Facility Agreement, provided that if any such date is not a Business Day, that date will be the first following day that is a Business Day.

Repayment Instalment means each instalment for repayment of the Project Loans.

Representative of the Noteholders has the meaning given to it in the Conditions.

Request means a request for a Loan, substantially in the form of Schedule 1 (Form of Request) to the Project Loan Facility Agreement or Schedule 1 (Form of Request) to the VAT Facility Agreement (as the case may be).

Reservations means any reservations, qualifications or other matters as listed under Schedule 7 (Reservations).

Reserved Discretion has the meaning given to that term in Subclause 13.10 (Project Documents).

Right of Use Agreements means collectively:

(a)	the Borrower Right of Use Agreement;

(b)
the contract executed on 16 September 2009 between Cassiopea PV S.r.l. and Centauro PV S.r.l., whereby the latter was granted a right of use on the Common Infrastructure, structured as a "contratto per persona da nominare";

(c)
the contract executed on 16 September 2009 between Cassiopea PV S.r.l. and Orsa Minore PV S.r.l., whereby the latter was granted a right of use on the Common Infrastructure, structured as a "contratto per persona da nominare"; and

(d)
the contract executed on 16 September 2009 between Cassiopea PV S.r.l. and Sunray Italy S.r.l., whereby the latter was granted a right of use on the Common Infrastructure, structured as a "contratto per persona da nominare".

Right of Use Payment means any payment to be made by the Borrower under the Borrower Right of Use Agreement.

Ritiro Dedicato Concession means each concession executed or to be executed between the Borrower and the GSE for withdrawal of energy pursuant to the terms and conditions provided for under the AEEG Resolution 280.

Rollover Facility B1 Loan means, unless provided to the contrary in this Agreement, one or more Facility B1 Loans:

(a)	to be made on the same day that a maturing Facility B1 Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Facility B1 Loan; and

(c)	to be made for the purpose of refinancing a maturing Facility B1 Loan.

Rollover Facility B2 Loan means, unless provided to the contrary in this Agreement, one or more Facility B2 Loans:

(a)	to be made on the same day that a maturing Facility B2 Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Facility B2 Loan; and

(c)	to be made for the purpose of refinancing a maturing Facility B2 Loan.

Rules of the Organisation of Noteholders means the rules of the organisation of Noteholders attached as a schedule to the Conditions.

SACE means SACE S.p.A. – Servizi Assicurativi del Commercio Estero.

SACE Accelerated Guarantee Fee means the fee payable to SACE on an accelerated basis pursuant to the SACE Guarantee Fee Letter following a prepayment.

SACE Breakage Fee means an amount equal to ten basis points of the aggregate Facility A1 Commitments which may be retained by SACE in the event that the Issue Date does not occur on the Scheduled Issue Date.

SACE Document means:

(a)	the SACE Financial Guarantee;

(b)	the SACE Guarantee and Reimbursement Agreement;

(c)	the SACE Warranty and Indemnity Agreement; and

(d)	the SACE Guarantee Fee Letter.

SACE Financial Guarantee means the financial guarantee dated on or about the date of this Agreement issued by SACE.

SACE Guarantee and Reimbursement Agreement means the guarantee and reimbursement agreement dated on or about the date of this Agreement between, among others, the Issuer, the Borrower and SACE.

SACE Guarantee Fee Letter means the fee letter dated on or about the date of this Agreement between the Issuer, the Borrower and SACE.

SACE Ongoing Fees means any ongoing fee payments payable to SACE pursuant to the SACE Guarantee Fee Letter.

SACE Security Costs means any reasonable and documented costs and expenses incurred in connection with the creation, perfection or registration of any Security Interest granted by the Borrower in favour of SACE at any time after it has become fully and automatically subrogated to the rights of the Issuer pursuant to Clause 4.4 of the SACE Guarantee and Reimbursement Agreement.

SACE Up-front Fee means the up-front fee payable to SACE pursuant to the SACE Guarantee Fee Letter.

SACE Warranty and Indemnity Agreement means the warranty and indemnity agreement dated on or about the date of this Agreement between, among others, the Issuer, the Borrower and SACE.

S&P means Standard & Poor's Rating Services, a Division of The McGraw Hill Companies, Inc.

Scheduled Issue Date means the 15 December 2010.

Screen Rate means the percentage rate per annum determined by the Banking Federation of the European Union for Euro and the relevant period displayed on page EURIBOR01 of the Reuters screen. If that page is replaced or the service ceases to be available, the Senior Agent (after consultation with the Borrower and the Lenders) may specify another page or service displaying the appropriate rate.

Securitisation means the securitisation of the Project Loans in accordance with Italian Law No. 130 of 30 April 1999.

Securitisation Documents means the Transfer Agreements, the Issuer Servicing Agreement, the SACE Financial Guarantee, the SACE Warranty and Indemnity Agreement, the SACE Guarantee and Reimbursement Agreement, the SACE Guarantee Fee Letter, the Issuer Corporate Services Agreement, the Intercreditor Agreement, the Settlement Agreement, the Issuer Agency and Accounts Agreement, the Issuer Expenses Loan Agreement, the Issuer Deed of Pledge, the Issuer Mandate Agreement, the Issuer Shareholder Commitment, the Subscription Agreement, the Conditions and the Rules of the Organisation of Noteholders.

Security Assets means all assets subject to any Security Interest created under the Security Documents.

Security Document means:

(a)	the Pledge over Quotas;

(b)	the Mortgage;

(c)	the Privilegio Speciale;

(d)	the Pledge over Receivables and Accounts;

(e)	the Pledge over Quotaholder Receivables;

(f)	each Charge over Accounts;

(g)	each Pledge of Feed-in Tariff Receivables (once entered into pursuant to Subclause 13.8 (Pledge of Receivables towards GSE));

(h)	each Assignment of VAT Receivables (once entered into pursuant to Subclause 13.15 (Tax affairs)); and

(i)	tbe Pledge over Cash Collateral Account,

and any other document evidencing or creating any Security Interest executed by the Borrower or the Quotaholder over any asset of the Borrower or the Quotaholder to secure, inter alia, any obligations of the Borrower to any Finance Party under the Finance Documents.

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

Security Period (Periodo di Responsabilità) means the period from the date of this Agreement to the date on which:

(a)
(notwithstanding any partial repayment of any amounts payable under the Finance Documents), the Senior Agent (acting reasonably) is satisfied that all amounts that are payable by the Borrower under this Agreement or the other Finance Documents have been unconditionally paid or discharged in full and all the above payments are no longer subject to (i) declaration of "inefficacia" pursuant to Article 65 of the Bankruptcy Law, and (ii) insolvency claw back (revocatoria fallimentare) pursuant to Article 67 of the Bankruptcy Law due to the expiry of the period (applicable from time to time) during which such declaration of "inefficacia" and insolvency claw back action may be exercised under Italian law (or, if the case may be, under any applicable analogous provision in any other jurisdiction); or

(b)	alternatively, the following conditions are satisfied:

(i)
only in the event of prepayment in full of all Loans in accordance with Subclause 5.4 (Voluntary prepayment) of this Agreement, (A) the Borrower has notified in writing the Senior Agent of its intention to unconditionally pay or discharge in full all amounts that are then due and payable by the Borrower under this Agreement or the other Finance Documents and (B) at the date of such notice, no Event is outstanding; and

(ii)
the Borrower has provided to the Senior Agent the following documents in respect of the Borrower and any other person who will make the payments in order to satisfy the secured obligations under the Security Documents on behalf of the Borrower (jointly defined the Relevant Obligors and, individually, a Relevant Obligor, provided that any Transferee mentioned under Subclause 5.9 (Release of the Security in case of repayment, voluntary prepayment or refinancing by transfer), below shall not be deemed as a Relevant Obligor) dated, except for the documents to be provided pursuant to paragraph (A) below, not more than: (I) seven Business Days prior to the date of full discharge of any outstanding amount due and payable by the Borrower under the Finance Documents, for the documents to be provided pursuant to paragraphs (B), (C), (F) and (G) below; (II) ten Business Days prior to the date of full discharge of any outstanding amount due and payable by the Borrower under the Finance Documents, for the documents to be provided pursuant to paragraphs (D) and (E) below:

(A)
copy of last two approved balance sheets in respect of each Relevant Obligor evidencing that its corporate capital (including any equity reserve such as, without limitation, those relating to versamenti in conto futuro aumento di capitale) has not been reduced (integrità del capitale sociale) and that (with the exception of any financial year of the Borrower which covers any period until the second year following the Project Completion Date) no losses have occurred during the related financial years;

(B)
a "certificato di vigenza" in respect of each Relevant Obligor, evidencing that it is not and has never been subject to any insolvency proceeding (procedura concorsuale) (or, if a Relevant Obligor is not incorporated in Italy, the corresponding document in the relevant jurisdiction, if applicable);

(C)
a certificate signed by a director (legale rappresentante) of each Relevant Obligor certifying that (1) at the time of the certificate no insolvency proceedings (procedura concorsuale) against it are pending nor (to its knowledge) the opening thereof has been requested by third parties or the Relevant Obligors (or, if a Relevant Obligor is not incorporated in Italy, the corresponding document in the relevant jurisdiction, if applicable); (2) at the time of the certificate it is not in a situation set forth under Articles 2482-bis or 2482-ter of the Italian Civil Code (if applicable); (3) at the time of making the repayment it is solvent, and (4) it will not become insolvent by reason of the repayment;

(D)	a certificate issued by:

(1)	the Court within the jurisdiction of which each Relevant Obligor has its registered office (and over each Relevant Obligor's administrative office, if in a different jurisdiction); and

(2)	the Court within the jurisdiction of which the movable and immovable assets (beni mobili ed immobili) of each Relevant Obligor are located,

certifying that no seizure proceeding against any of the movable and/or immovable assets (procedura esecutiva mobiliare e/o immobiliare) of each Relevant Obligor is pending (or, if a Relevant Obligor is not incorporated in Italy, the corresponding document in the relevant jurisdiction, if applicable);

(E)
an insolvency certificate issued by the Sezione Fallimentare of the competent Court evidencing that each Relevant Obligor is not subject to any insolvency proceedings (or, if a Relevant Obligor is not incorporated in Italy, the corresponding document in the relevant jurisdiction, if applicable);

(F)
a "visura protesti" (certificate of legal proceedings) showing that each Relevant Obligor is not subject to legal proceedings for non-payment (protesti) (or, if a Relevant Obligor is not incorporated in Italy, the corresponding document in the relevant jurisdiction, if applicable); and

(G)
only in the event of prepayment in full of all Loans in accordance with Subclause 5.4 (Voluntary prepayment) of this Agreement, in addition to the above requirements, a legal opinion from a law firm of primary standing (in form and substance acceptable to the Senior Agent) in relation to:

(1)	the non-applicability of Article 65 of the Bankruptcy Law to such prepayment; and

(2)
any change of the Bankruptcy Law or case law since the execution of this Agreement having the effect of increasing the risk (if any) to the Lenders that any such prepayment is subsequently clawed-back; and

(iii)
in the event that all the preceding conditions listed in this paragraph (b) have been satisfied or waived by the Lenders, upon the Borrower's written request, the Senior Agent (acting reasonably) is satisfied that all amounts that are due and payable by the Borrower under this Agreement or the other Finance Documents have been unconditionally paid or discharged in full, or

(c)	it is deemed expired pursuant to Subclause 5.9(e) (Release of the Security in case of repayment, voluntary prepayment or refinancing by transfer).

Settlement Agreement means the agreement on the date hereof between, inter alia, the Borrower, the Original Facility A Lenders, the Original Facility B Lender, the Issuer, the Quotaholder, the Sponsor, the Plant EPC Contractor, the EPC Co-obligor and the Plant Operator.

Site has the meaning given to it in the Plant EPC Contracts.

SMA means SMA Solar Technology AG.

Solar Block:

(a)	for the purposes of the 45MW Plant, has the meaning given to the term "Ring" in the relevant Plant EPC Contract;

(b)	for the purposes of the 6MW Plant, means the entire 6MW Plant.

Sponsor means Sunray Renewable Energy Limited.

Sponsor Parent means SunPower Corporation, a public company incorporated in the state of Delaware, I.R.S. Employer Identification No. 94-3008969.

Subscription Agreement means the subscription agreement in relation to the Class A1 and Class A2 Notes signed by all parties thereto and dated on or about the date hereof.

Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

Substation means the substation HT/MT for the connection in high voltage to the national power grid (Rete di Transmissione Nazionale) owned by Cassiopea PV S.r.l., on which the Borrower was granted a right of use pursuant to the terms of the Borrower Right of Use Agreement.

Substation Contractor means Terna.

Substation EPC Contracts means the two construction contracts in respect of the Substation Expansion Assets between the Borrower and the Substation Contractor dated:

(a)	in respect of the Montalto 45MW Plant, 14 May 2010; and

(b)	in respect of the Montalto 6MW Plant, 14 May 2010.

Substation Expansion Assets means the facilities and equipment to be installed by the Substation Contractor at the Substation to enable the connection of the Plants to the distribution grid.

Substation Operator means Terna.

Substation O&M Agreements means the two operations and maintenance agreements in respect of the Substation Expansion Assets between the Borrower and the Substation Operator dated:

(a)	in respect of the Montalto 45MW Plant, 14 May 2010; and

(b)	in respect of the Montalto 6MW Plant, 14 May 2010.

SunPower Italia means SunPower Italia S.r.l., a company incorporated under the laws of Italy, whose registered office is at Piazza Filippo Meda 3, 20121 Milan, Italy with a fully paid-up corporate capital of Euro 20,000, and whose registration number with the Companies' Registry of Milan, tax code and VAT No. is 06293700966.

Suppliers means:

(a)	SMA Solar Technology AG, as the supplier of inverters;

(b)	SunPower Corporation, as the supplier of trackers; and

(c)	SunPower Corporation, as the supplier of modules.

TARGET System means Trans-European Automated Real-Time Gross Settlement Express Transfer System (known as TARGET2), which was launched on 19 November 2007 or any successor thereto.

TARGET Settlement Day means a day on which the TARGET System is open.

Tax means any tax (including VAT), levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest which is due and payable in connection with any failure or delay in payment of the same).

Tax Adviser means Deloitte & Touche.

Tax Authority Certificate means a certificate (Certificato dei carichi tributari pendenti) to be issued by the competent tax office setting out the tax position of the Borrower and, in particular, the tax liabilities due and not paid by the Borrower.

Tax Collection Agent Certificate means a certificate (Estratto conto debitorio) to be released by the competent tax collection agent (Agente della Riscossione) or otherwise downloaded from the relevant website of the competent tax collection agent setting out the tax position of the Borrower and, in particular, the tax liabilities due and not paid by the Borrower in whose respect an action has been set down (iscritta a ruolo).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means a payment made by the Borrower to a Finance Party:

(a)	under Subclause 10.18 (Taxes); or

(b)	in any way relating to a Tax Deduction or under any indemnity given by the Borrower in respect of a Tax under any Finance Document.

Technical Adviser means Fichtner GmbH Company KG or any other technical adviser appointed under this Agreement.

Technical Adviser's Drawdown Certificate means the certificate to be issued by the Technical Adviser in the form of Schedule 8 (Technical Adviser's Drawdown Certificate).

Terna means Terna - Rete Elettrica Nazionale Società per Azioni (i.e. Terna S.p.A.), the company that as from 1 November 2005 is in charge of the activities of transmission and despatch of electricity, encompassing the management of the National Transmission Network, pursuant to art. 1 paragraph 1 of the D.P.C.M. 11 May 2004.

Threshold Warehouse Account Balance means at any time an amount equal to the higher of:

(a)	5% of the then outstanding Facility A1 Loans and Facility A2 Loans; and

(b)	€5,000,000.

Total Available Commitments means the aggregate of the Available Commitments of all the Lenders.

Total Commitments means the aggregate of the Commitments of all the Lenders.

Transaction Authorisation means any authorisation, permit, licence, consent or approval required by the Borrower (including under Environmental Law) for the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Borrower Documents or to otherwise implement the Project or to ensure that the Borrower Documents governed by Italian law are admissible in evidence in Italy.

Transaction Document has the meaning given in the Conditions.

Transfer Agreements means each of the agreements entered between the Original Facility A Lenders, the Issuer and the Borrower, relating to the transfer of the monetary receivables (crediti pecuniari individuabili in blocco) owed to the Original Facility A Lenders and arising out of the Project Loan Facilities.

Transfer Certificate means a certificate, substantially in the form of Part I of Schedule 3 (Transfer Certificate) with such amendments as the Senior Agent may approve or reasonably require or any other form agreed between the Senior Agent and the Borrower.

Treaty means a double taxation agreement.

Treaty Lender means a bank or a financial institution which:

(a)	is treated as resident of a Treaty State for the purposes of the Treaty; and

(b)	does not carry on a business in Italy through a permanent establishment (stabile organizzazione) with which that Lender's participation(s) in the relevant Loan(s) is(/are) effectively connected.

Treaty State means a jurisdiction having a Treaty with Italy which makes provision for full exemption from Tax imposed by Italy on interest.

Trustee means The Law Debenture Trust Corporation p.l.c.

UK Accounts means:

(a)	the Deposit Account;

(b)	the Equity Account; and

(c)	the Drawdown Accounts.

Unpaid Taxes means, at any time, without counting any item more than once:

(a)
any Taxes which are due from the Borrower but not yet paid, as evidenced by a Tax Authority Certificate and/or a Tax Collection Agent Certificate delivered to the Senior Agent pursuant to the Common Terms Agreement; and

(b)	any Contested Taxes.

Up-front Fees means the EIB Up-front Fees, the SACE Up-front Fees and the Joint Lead Managers Up-front Fees.

Upstream Loan Agreement means any loan agreement between the Borrower and the Quotaholder under which the Borrower may lend amounts to the Quotaholder as Distributions, provided that the relevant loan is made at arm's length and in compliance with any applicable law (as confirmed, if requested by the Senior Agent, by the Borrower's Legal Adviser and this confirmation is satisfactory to the Senior Agent, acting reasonably).

Usury Law means Law No. 108 of 7 March 1996 (Disposizioni in materia di usura) and related implementation regulations, as subsequently replaced, amended and/or integrated.

VAT means Imposta sul Valore Aggiunto (value added tax).

VAT Facility Agreement means the credit agreement in respect of Facility B dated on the date of this Agreement between (among others) the Borrower, the Facility B Lender and the Senior Agent.

VAT Initial Security Period means, in respect of an Assignment of VAT Receivables, the period ending on the date falling 12 months after the date on which such Assignment of VAT Receivables is executed.

VAT Loan Payment Date has the meaning given to it in the VAT Facility Agreement.

VAT Payment means that portion of any payment payable by the Borrower which represents VAT (including any VAT incurred in respect of the Development Costs), to the extent that the Borrower is entitled to deduct such VAT under the applicable laws.

VAT Receivables (Credito IVA chiesto a rimborso) means the Borrower's annual VAT credit, the relevant interest accrued or which will accrue, any other connected right or claim connected thereto, in relation to which a refund request has been delivered by the Borrower to the competent authorities.

VAT Refund means any refund of VAT received by the Borrower in cash from the Italian Tax authorities.

Withdrawal means any withdrawal of amounts from the Deposit Account or any withdrawal of amounts from the Drawdown Accounts pursuant to Clause 4.2(b)(iii) of the English Accounts Agreement.

Withdrawal Request means a request for a Withdrawal, substantially in the form of Schedule 2 (Form of Withdrawal Request) to the Project Loan Facility Agreement.

1.2	Definitions in other documents

The following definitions have the meaning given to them in:

(a)	the Project Accounts Agreement:

Account;

Project Accounts Bank;

Cash Sweep Lock-up Account;

Compensation Account;

Debt Service Reserve Account;

Distribution Account;

Major Maintenance Reserve Account;

Proceeds Account;

Required DSRA Balance;

Required Maintenance Balance;

Tax Reserve Account;

VAT Account; and

Warehouse Account

(b)	The English Accounts Agreement

BNP Drawdown Account

BNP Drawdown Account Bank

Deposit Account

Drawdown Account Banks

Drawdown Accounts

Equity Account

English Account Bank

SG Drawdown Account

SG Drawdown Account Bank

(c)	the Calculations and Forecasting Agreement:

Calculation Date;

Forecast;

Gross Revenues;

Historic Annual Debt Service Cover Ratio;

Historic Statement;

Loan Life Cover Ratio;

Projected Annual Debt Service Cover Ratio;

Ratio; and

Scheduled Calculation Date.

1.3	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, restatement or re-enactment or replacement (however fundamental and whether or not more onerous) and amended will be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, permit, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(iv)
disposal means in relation to a right, an asset or an interest in an asset, a sale, transfer, grant, assignment, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)	including is including without limitation;

(vi)	indebtedness includes any obligation (whether incurred as principal or as surety and whether present or future, actual or contingent) for the payment or repayment of money;

(vii)	indexed means in the case of any amount increased or decreased annually from the date of this Agreement (or other specified date) in line with ISTAT CPI;

(viii)
know your customer requirements are the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(ix)
a person includes any individual, firm, company, corporation, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(x)
a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xi)	a currency is a reference to the lawful currency for the time being of the relevant country;

(xii)	an Event being outstanding means that it has not been remedied or waived;

(xiii)	a provision of law, decree, resolution of any authority or another regulation, is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xiv)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xv)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xvi)
a Finance Document or other document or security includes (without prejudice to any prohibition on amendments) any amendment to that Finance Document or other document or security, including any change in the purpose of, any extension of or any increase in the amount of a facility or any additional facility;

(xvii)	a time of day is a reference to Rome time;

(xviii)
a reference to "extraordinary administration" in respect of a person or assets which are subject to the laws of Italy is a reference to extraordinary administration (amministrazione straordinaria) under Italian law;

(xix)	a reference to "insolvency proceedings" is a reference to any insolvency proceeding (procedura concorsuale) under the Bankruptcy Law; and

(xx)
references to “reasonable” or “reasonably” and similar expressions, including, without limitation, to “acting reasonably”, when used in this Agreement or any other Finance Document relating to the Senior Agent and any exercise of power, opinion, determination or other similar matter, shall be construed as meaning reasonable or reasonably (as the case may be) having regard to, and taking into account, the interests of the Lenders and the Senior Agent shall not be regarded as being unreasonable or acting unreasonably if the Senior Agent is seeking instructions from the Majority Lenders or acting in accordance with the instructions of the Majority Lenders pursuant to the terms of this Agreement and the Senior Agent shall be regarded as acting reasonably if it is acting in accordance with the instructions of the Majority Lenders; and

(xxi)	references to “consent or approval not to be unreasonably withheld or delayed” or like references mean, in relation to the Senior Agent, that, in determining whether to give such consent or approval, the Senior Agent shall have regard to the interests of the Lenders and the consent of the Senior Agent shall not be regarded as having been unreasonably withheld or delayed if the Senior Agent is seeking instructions or otherwise acting in accordance with the instructions of the Majority Lenders pursuant to the terms of this Agreement.

(b)
An Historic Statement, Forecast, Historic Annual Debt Service Cover Ratio, Projected Annual Debt Service Cover Ratio or Loan Life Cover Ratio is finally determined when it has been finally determined in accordance with the Calculations and Forecasting Agreement.

(c)
Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)
notwithstanding subparagraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(d)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)
any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of the Borrower is or may be outstanding under the Finance Documents.

(e)	The headings in this Agreement do not affect its interpretation.

(f)
From the Issue Date until the redemption in full of the Notes, in the event that any inconsistencies should arise between the provisions of this Agreement and the provisions of the Intercreditor Agreement, the Intercreditor Agreement will prevail.

2.	FACILITIES

2.1	Facility A1

Subject to the terms of this Agreement and the other Finance Documents, the Lenders agree with the Borrower to make available to the Borrower a term loan facility in an aggregate amount equal to the aggregate of the Facility A1 Commitments of all the Lenders.

2.2	Facility A2

Subject to the terms of this Agreement and the other Finance Documents, the Lenders agree with the Borrower to make available to the Borrower a term loan facility in an aggregate amount equal to the aggregate of the Facility A2 Commitments of all the Lenders.

2.3	Facility B1

Subject to the terms of this Agreement and the other Finance Documents, the Facility B Lenders agree with the Borrower to make available to the Borrower a revolving credit facility in an aggregate amount equal to the aggregate of the Facility B1 Commitments of all the Facility B Lenders.

2.4	Facility B2

Subject to the terms of this Agreement and the other Finance Documents, the Facility B Lenders agree with the Borrower to make available to the Borrower a revolving credit facility in an aggregate amount equal to the aggregate of the Facility B2 Commitments of all the Facility B Lenders.

2.5	Nature of a Finance Party's rights and obligations

Unless all the Finance Parties agree otherwise:

(a)	the obligations of a Finance Party under the Finance Documents are several;

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

3.	PURPOSE

3.1	Project Loans

The Project Loans may only be used to fund:

(a)	Project Costs (other than VAT Payments) payable during the Withdrawal Availability Period;

(b)	any transfer to the Debt Service Reserve Account required or permitted under the Accounts Agreements; and

(c)	any other purpose approved by the Senior Agent.

3.2	Facility B1 Loan and Facility B2 Loan

(a)	Each Facility B1 Loan may only be used to:

(i)	fund the payment of an Eligible VAT Payment related to amounts of VAT incurred in 2010; and/or

(ii)	fund the refinancing of Eligible VAT Payments already made; and/or

(iii)	repay or refinance existing Facility B1 Loans.

(b)	Each Facility B2 Loan may only be used to:

(i)	fund the payment of an Eligible VAT Payment relating to amounts of VAT incurred in 2011; and/or

(ii)	repay or refinance existing Facility B2 Loans.

3.3	No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of a Facility.

4.	CONDITIONS PRECEDENT

4.1	Conditions Precedent documents

(a)
On the date of this Agreement, the Borrower shall deliver a Request in relation to Facility A1 and Facility A2 for an amount equal to the Facility A1 Commitment and the Facility A2 Commitment respectively.

(b)
The obligations of each Lender to participate in a Loan are subject to the occurrence of Financial Close. The Senior Agent must notify the Borrower and the Lenders promptly upon Financial Close occurring.

4.2	Further conditions precedent

(a)
The obligations of each Facility A Lender to participate in a Facility A1 Loan or a Facility A2 Loan are subject to the further conditions precedent that on the date of the Request and the Drawdown Date for the Facility A1 Loan and the Facility A2 Loan:

(i)	the representations under the Finance Documents made or repeated by the Borrower on these dates are correct in all material respects;

(ii)	no Event is outstanding or would result from the proposed Facility A1 Loan or Facility A2 Loan; and

(iii)	the Remaining Project Costs are equal to or less than Available Funding.

(b)
The Borrower's right to make a Withdrawal is subject to the Borrower submitting a Withdrawal Request to the Senior Agent (copied to the English Account Bank (in relation to a Withdrawal from the Deposit Account) and to the SG Drawdown Account Bank and the BNPP Drawdown Account Bank (in relation to a Withdrawal from the Drawdown Accounts)) and the further conditions precedent that on both the date of the Withdrawal Request and the date of the Withdrawal:

(i)	the following having been delivered to the Senior Agent:

(A)	in relation to a Withdrawal from the Deposit Account only, an original of the Intercreditor Agreement, duly executed by each of the parties to it;

(B)	evidence that any notice to be delivered to the relevant pledged debtor pursuant to the Pledge over Receivables and Accounts has been sent by the Borrower;

(C)	a copy certified as original by a legal representative of the Borrower of the receipts of the companies registry of Milan evidencing deposit of the Pledge over Quotas;

(D)	a notarised copy of the relevant pages of the quotaholders' book of the Borrower evidencing registration of the pledge constituted by the Pledge over Quotas;

(E)	copy of the Nota di Iscrizione of the Mortgage issued and duly stamped by the competent land registry office;

(F)
evidence of the registration of the Privilegio Speciale pursuant to Article 46 of Legislative Decree No. 385 of 1 September 1993 with the register of the relevant Tribunale pursuant to Article 1524 of the Italian Civil Code and

(G)	evidence that all relevant creditors of the Borrower have acceded to the Charge over Deposit Account;

(ii)	the representations under the Finance Documents made or repeated by the Borrower on these dates are correct in all material respects;

(iii)	no Event or, in the case of a Withdrawal to fund Financing Costs in whole or in part, no Relevant Event is outstanding or would result from the proposed Withdrawal;

(iv)
in relation to a Withdrawal from the Deposit Account only, all amounts standing to the credit of the Drawdown Accounts after the Drawdown Date for Facilities A1 and A2 have been transferred to the Deposit Account and/or applied to pay in full the fees and expenses in accordance with Clauses 3.2(b) and (c) of the Project Accounts Agreement;

(v)
in relation to a Withdrawal from the Deposit Account only, all Equity (other than the Excess Equity Amount and the €2,000,000 which the Borrower is permitted to retain in the Proceeds Account) injected pursuant to paragraph 4(b) of Schedule 2 has been fully utilised to pay Project Costs;

(vi)	in relation to a Withdrawal from the Deposit Account only, all Up-front Fees due and payable have been paid;

(vii)	the Remaining Project Costs are equal to or less than Available Funding;

(viii)	for any Withdrawal to fund Construction Costs, a Technical Adviser's Drawdown Certificate in respect of such costs has been provided;

(ix)	for any Withdrawal to fund any Project Costs (but only to the extent that such cost is equal to or greater than €25,000 in aggregate per supplier or contractor) falling within paragraphs (a) to (d), (f) or (h) to (j) of the definition of Project Costs (other than any Construction Costs), it is accompanied by the original or a certified copy of an invoice or other evidence (including, but not limited to, certification by the Technical Adviser) that such cost is due and payable;

(x)	for any Withdrawal to fund Project Costs or Operating Costs in respect of which VAT is due, a corresponding Facility B1 Loan or Facility B2 Loan has been requested;

(xi)	for any Withdrawal, the withdrawal is in accordance with the English Accounts Agreement;

(xii)	for any Withdrawal, the Withdrawal occurs during the Withdrawal Availability Period; and

(xiii)	for any Withdrawal from the Deposit Account, no more than one other Withdrawal Request in relation to a Withdrawal from the Deposit Account has been made in the same month.

(c)
The obligations of each Facility B Lender to participate in a Facility B1 Loan or a Facility B2 Loan are subject to the further conditions precedent that on both the date of the Request and the Drawdown Date for the relevant Facility B1 Loan or Facility B2 Loan:

(i)	the representations under the Finance Documents made or repeated by the Borrower on these dates are correct in all material respects;

(ii)	no Event or, in the case of a Rollover Facility B1 Loan or a Rollover Facility B2 Loan, no Relevant Event is outstanding or would result from the proposed Facility B1 Loan or Facility B2 Loan;

(iii)	the Remaining Project Costs are equal to or less than Available Funding;

(iv)	the Issue Date has occurred;

(v)
the further conditions precedent in paragraph (b) above to the corresponding Withdrawal to fund Project Costs or Operating Costs in respect of which VAT is due, have been satisfied or otherwise waived; and

(vi)
except in relation to a Rollover Facility B1 Loan or a Rollover Facility B2 Loan, a Tax Collection Agent Certificate dated no more than five Business Days before the Drawdown Date has been delivered to the Senior Agent.

(d)	A Request for a Facility B1 Loan or a Facility B2 Loan may not be given if, as a result, there would be more than five Facility B1 Loans or five Facility B2 Loans outstanding.

5.	PREPAYMENT AND CANCELLATION

5.1	Mandatory prepayment - illegality

(a)
A Lender must notify the Borrower and the Senior Agent promptly if, and in any event not later than 5 (five) Business Days after, it becomes aware that it is unlawful in any jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Loan.

(b)	After notification under paragraph (a) above:

(i)	the Borrower must repay or prepay the share of that Lender in each Loan made to it on the date specified in paragraph (c) below; and

(ii)	the Commitments of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender's share in a Loan will be:

(i)	the last day of any Interest Period of that Loan; or

(ii)
if earlier, but without prejudice to the Lender's mitigation obligations under Clause 8 below, the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.

Any delay in notifying any illegality shall, at the option of the Borrower, postpone the date for repayment, as set forth under paragraphs (c)(i) and (ii) above, provided that the Borrower shall make the relevant payment as soon as practically possible and in any event the period of postponement of the repayment or prepayment shall not exceed the period of delay in notifying the Borrower.

5.2	Mandatory prepayment – reduced Project Costs

(a)
If the total aggregate amount of Project Costs is permanently reduced so that the total aggregate amount of proceeds from Facility A2 exceeds 50% of the total Project Costs, the Facility A Lenders may notify the Borrower and the Senior Agent in writing that they require the Facility A1 Loans and the Facility A2 Loans to be prepaid, respectively, in an aggregate amount equal to the excess. Upon receipt of such notification, the Borrower must, on the immediately following Project Loan Payment Date (provided that if the immediately following Project Loan Payment Date falls within 7 Business Days of the date of such notification, the date for prepayment will be the Project Loan Payment Date following that Project Loan Payment Date), prepay such amount together with any accrued interest and any Prepayment Additional Amount (if any) payable in respect of such prepayment.

(b)
If the relevant Project Loan Payment Date on which the prepayment obligation in paragraph (a) above applies falls during the Initial Period, such repayment obligation will be deferred until the first Project Loan Payment Date occurring after the end of the Initial Period.

5.3	Mandatory prepayment – other

(a)
If the Issue Date does not occur on the Scheduled Issue Date due to an Issue Failure, the Borrower must immediately on the Scheduled Issue Date prepay all Loans outstanding in full, together with any accrued interest and/or Break Costs. The Parties agree that in accordance with Clause 25 (Set-Off) such prepayment and any other payments owed to the Finance Parties following an Issue Failure may be discharged by way of set-off by the Lenders.

(b)
Following the expiry of the Initial Period, the Borrower must, on the Project Loan Payment Date immediately following each date upon which the amount standing to the credit of the Warehouse Account is equal to or greater than the Threshold Warehouse Account Balance, prepay the Loans in an amount, which, when aggregated with any Prepayment Additional Amount payable in respect of any such prepayment, is equal to the amount standing to the credit of the Warehouse Account immediately prior to such prepayment.

(c)	Following receipt by the Borrower of an Issuer Voluntary Redemption Notice, the Borrower must prepay the Project Loans in full on the immediately following Project Loan Payment Date.

5.4	Voluntary prepayment

(a)
Subject to the other terms of this Agreement, the Borrower may, by giving not less than 30 days' prior notice to the Senior Agent, prepay on the same Loan Payment Date all the Facility A1 Loans, Facility A2 Loans, Facility B1 Loans and Facility B2 Loans at any time in whole, but not in part.

(b)	The Borrower may not voluntarily prepay the Loans during the Initial Period.

(c)	The Borrower may not voluntarily prepay the Loans unless it has sufficient funds to make the prepayment in full together with all accrued interest and any Prepayment Additional Amount.

5.5	Automatic cancellation

Each undrawn Facility B1 Commitment and Facility B2 Commitment of each Lender will be automatically cancelled at the close of business on the last day of the Availability Period for Facility B1 and Facility B2.

5.6	Voluntary cancellation

(a)
Subject to the other terms of this Agreement, the Borrower may, by giving not less than ten days' prior written notice to the Senior Agent, cancel the unutilised amount of either or both of the Facility B1 Commitment and/or the Facility B2 Commitment in whole or in part.

(b)	Partial cancellation of either or both of the Facility B1 Commitment or the Facility B2 Commitment must be in a minimum amount of €10,000 and an integral multiple of €10,000.

Any cancellation in part will be applied against the relevant Commitment of each relevant Lender pro rata.

5.7	Involuntary prepayment and cancellation

(a)	Subject to the other terms of this Agreement, if the Borrower is, or will be, required to pay to a Lender:

(i)	a Tax Payment; or

(ii)	an Increased Cost

the Borrower may, while the requirement continues, give notice to the Senior Agent requesting prepayment and cancellation in respect of that Lender.

(b)	After notification under paragraph (a) above and subject to the terms of this Agreement:

(i)	the Borrower must repay or prepay that Lender's share in each Loan on the date specified in paragraph (c) below; and

(ii)	the Commitments of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender's share in a Loan will be the immediately following Loan Payment Date.

(d)
The Borrower may not make any involuntary prepayment of the Loans under this Subclause 5.7, unless it has sufficient funds to make the prepayment in full together with all accrued interest and Prepayment Additional Amounts.

5.8	Application of prepayment

(a)
Unless otherwise specified in this Agreement or if the Majority Lenders consent to an alternative order of application, any amount to be applied in prepayment of Loans under this Clause 5 must be applied:

(i)	first, in prepayment of the Project Loans on a pro rata basis; and

(ii)	second, in prepayment of the Facility B1 Loans and Facility B2 Loans in the following order:

(A)	first, against the Facility B1 Loans and Facility B2 Loans in respect of which the VAT Initial Security Period has not expired, on a pro rata basis; and

(B)	second, against the Facility B1 Loans and Facility B2 Loans in respect of which the VAT Initial Security Period has expired, on a pro rata basis.

(b)	Any prepayment of a Project Loan will be applied against its remaining Repayment Instalments pro rata.

5.9	Release of the Security in case of repayment, voluntary prepayment or refinancing by transfer

(a)
Subject to paragraph (f) below, if the Borrower gives a notice to the Senior Agent (which is accompanied by documents listed in paragraph (b)(ii)(A) to (F) of the definition of Security Period in respect of the Borrower dated as specified therein) that it intends to refinance by transfer all the Loans, then, on the date specified in that notice (which shall be no less than 30 days after the date of the notice), each Lender (an Exiting Lender) must transfer all of its participations in each Loan, all of its Commitments, all of its rights and obligations under the Finance Documents and the Equity Subscription Agreement:

(i)	by way of assignment or by way of transfer in accordance with Clause 22 (Changes to the Parties); or

(ii)
by way of assignment pursuant to Article 58 of the Legislative Decree No. 385 dated 1 September 1993 (provided that the Borrower has delivered to the Exiting Lender (A) a legal opinion from a law firm of primary standing, in form and substance satisfactory to the Exiting Lender, confirming the existence of the requirements for such form of assignment provided by Article 58 of the Legislative Decree No. 385 dated 1 September 1993 and the other applicable provisions, and (B) a written declaration confirming that it waives any right it may have towards the Exiting Lender pursuant to Article 58, paragraphs (5) and (6) of the Legislative Decree No. 385 dated 1 September 1993), at the option of the Borrower, for a purchase price equal to the par value of the Exiting Lender's share in the outstanding Loans to be transferred together with accrued interest thereon up to the date of transfer and the relevant portion of any other outstanding amount due and payable by the

Borrower to the Exiting Lender under the Finance Documents and, including, in the case of any Exiting Lender which is a Facility A Lender, an amount equal to any Prepayment Additional Amounts payable in respect of such transfer of the Project Loans (the Purchase Price), to the person or persons (and where more than one in the percentages) specified in that notice provided that each such transferee (the Transferee) is:

(i)	an Original Lender or who is otherwise a Lender at that time which has a long-term credit rating from Standard & Poor's of at least BBB+ (or an equivalent rating from Moody's and/or Fitch); or

(ii)
a bank or financial institution which is not an Affiliate of the Borrower, is regulated in Italy or elsewhere in the European Union and has a long-term credit rating from Standard & Poor's of at least A- (or an equivalent rating from Moody's and/or Fitch); or

(iii)
only upon the unanimous Lenders' consent, a newly incorporated company which has (or whose debt has) a long-term credit rating from Standard & Poor's of at least BBB- (or an equivalent rating from Moody's and/or Fitch), and provided further that no tax (other than any corporate income tax) is imposed on the Exiting Lender in relation to the transfer (A) which has not been paid to the tax authority or (B) for which an equivalent amount has not been paid by the Borrower to the Exiting Lender or (C) which the Transferee has not undertaken to pay on-demand to the Exiting Lender, and no other costs and expenses arising from the transfer (including costs for registration and perfection of any security, legal and notarial costs) shall be borne by the Exiting Lender.

(b)	Subject to paragraph (f) below, the Parties agree that, in case a notice of prepayment of the Loans in full is delivered by the Borrower pursuant to Subclause 5.4 (Voluntary prepayment), if:

(i)
the legal opinion mentioned in paragraph (b)(ii)(G) of the definition of Security Period: (A) is not received by the Senior Agent; or (B) is received by the Senior Agent, but is not satisfactory to any Lender; and/or

(ii)
the condition set out under paragraph (b)(ii)(B) of the definition of Security Period is not satisfied and, upon the Borrower's written request to waive such condition, any Lender denies its consent to the waiver, provided that, for avoidance of doubt, the documents listed in paragraph (b)(ii)(A) to (F) of the definition of Security Period are duly received by the Senior Agent, then the Borrower shall have the right to require the relevant Lender or all the Lenders (the Transferring Lender(s)) to transfer (and the Transferring Lender(s) will be obliged to do so), no later than ten Business Days from the Borrower's written request, all of their participations in each Loan, all of their Commitments, all of their rights and obligations under the Finance Documents and the Equity Subscription Agreement:

(i)	by way of assignment or by way of transfer in accordance with Clause 22 (Changes to the Parties); or

(ii)
by way of assignment pursuant to Article 58 of the Legislative Decree No. 385 dated 1 September 1993 (provided that the Borrower has delivered to the Transferring Lender(s) (A) a legal opinion from a law firm of primary standing, in form and substance satisfactory to the Transferring Lender(s), confirming the existence of the requirements for such form of assignment provided by Article 58 of the Legislative Decree No. 385 dated 1 September 1993 and the other applicable provisions, and (B) a written declaration confirming that it waives any right it may have towards the

Transferring Lender(s) pursuant to Article 58, paragraphs (5) and (6) of the Legislative Decree No. 385 dated 1 September 1993),

at the option of the Borrower, for a purchase price equal to the par value of the Transferring Lender(s)' share in the outstanding Loans to be transferred together with accrued interest thereon up to the date of transfer and the relevant portion of any other outstanding amount due and payable by the Borrower to the Transferring Lender(s) under the Finance Documents and, including, in the case of any Transferring Lender which is a Facility A Lender, an amount equal to any Prepayment Additional Amounts payable in respect of such transfer of the Project Loans (the Purchase Price), to the person or persons (and where more than one in the percentages) specified in that notice provided that each such transferee (the Transferee) is:

(i)	an Original Lender or who is otherwise a Lender at that time which has a long-term credit rating from Standard & Poor's of at least BBB+ (or an equivalent rating from Moody's and/or Fitch); or

(ii)
a bank or financial institution which is not an Affiliate of the Borrower, is regulated in Italy or elsewhere in the European Union and has a long-term credit rating from Standard & Poor's of at least A- (or an equivalent rating from Moody's and/or Fitch); or

(iii)
only upon the unanimous Lenders' consent, a newly incorporated company which has (or whose debt has) a long-term credit rating from Standard & Poor's of at least BBB- (or an equivalent rating from Moody's and/or Fitch), and provided further that no tax (other than any corporate income tax) is imposed on the Transferring Lender(s) in relation to the transfer (A) which has not been paid to the tax authority or (B) for which an equivalent amount has not been paid by the Borrower to the Transferring Lender(s) or (C) which the Transferee has not undertaken to pay on-demand to the Transferring Lender(s), and no other costs and expenses arising from the transfer (including costs for registration and perfection of any security, legal and notarial costs) shall be borne by the Transferring Lender(s).

(c)
In case of transfer pursuant to paragraph (a) or (b) above, the Exiting Lenders' or the Transferring Lenders' consent (as the case may be) to the release of the Security Documents shall not be required and those Lenders shall, upon request by the Borrower or the Quotaholder, take all the necessary actions in order to release or to transfer (at the Borrower's option and discretion) the Security Interests created under the Security Documents on the same day of receipt of the Purchase Price when the Security Period has expired in accordance with paragraph (e) below.

(d)
Neither the Senior Agent, nor a Lender, shall be obliged, at any time, either (i) to be a Transferee under paragraph (a) or (b) above or (ii) to procure the acceptance by a Transferee of a transfer under paragraph (a) or (b) above.

(e)
For the avoidance of any doubt, in case of transfer under paragraph (a) or (b) above, the Security Period shall be deemed as expired with the payment of the Purchase Price by the Transferee to the Exiting Lender or to the Transferring Lender (as the case may be).

(f)	No notice of intention to refinance or prepay contemplated in this Subclause 5.9 in relation to the Loans may be delivered to the Senior Agent during the Initial Period.

(g)	The Transferee shall, on the date upon which the transfer takes effect, pay to the Senior Agent (for its own account) a fee of EUR3,000.

5.10	Miscellaneous provisions

(a)
Subject to paragraph (i) below, any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and affected Loans and Commitments.  The Senior Agent must notify the Lenders promptly of receipt of any such notice.

(b)	Unless otherwise specified (including, for the avoidance of doubt, in Subclause 5.3), all prepayments under this Agreement must be made with:

(i)
accrued interest on the amount prepaid (and, for the avoidance of doubt, for the purpose of any prepayment of Facility A1 Loans or Facility A2 Loans, “accrued interest” includes all interest payable during the Interest Period in which the prepayment falls, regardless of whether it accrues on the amount prepaid before or after the date of prepayment); and

(ii)
if applicable, must be increased by any Prepayment Additional Amount payable in connection with the prepayment and/or in respect of any early redemption of the Notes in whole or in part following the relevant prepayment.

(c)	Except as otherwise provided in this Subclause 5.10, no premium or penalty is payable in respect of any prepayment except for Break Costs.

(d)	The Senior Agent (acting on the instructions of the affected Lenders) and the Borrower may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(e)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement, the Project Loan Facility Agreement or the VAT Facility Agreement.

(f)	The Borrower may not re-borrow any part of a Facility A1 Loan or a Facility A2 Loan which is prepaid.

(g)
Without prejudice to the other terms of this Agreement, the Borrower may not exercise any right of voluntary prepayment or voluntary cancellation under Subclause 5.4 (Voluntary prepayment), Subclause 5.6 (Voluntary cancellation) or Subclause 5.7 (Involuntary prepayment and cancellation) before the latest Project Completion Date unless, at the date of notification of such prepayment or cancellation, the Available Funding exceeds or is equal to the Remaining Project Costs (assuming the relevant prepayment or cancellation has taken effect).

(h)	No amount of any Facility A1 Commitment, Facility A2 Commitment, Facility B1 Commitment or Facility B2 Commitment cancelled under this Agreement may subsequently be reinstated.

(i)	In relation to a voluntary prepayment under Clause 5.4 (Voluntary prepayment):

(i)
the Senior Agent shall notify the Borrower, not later than 15 days prior to the date for prepayment, of the accrued interest due thereon and of the other amounts referred to in paragraph (b) above, payable in respect of such prepayment.

(ii)	not later than the Acceptance Deadline (as defined in paragraph (iv) below), the Borrower shall notify the Senior Agent either:

(A)	that it confirms the prepayment notice on the terms specified by the Senior Agent; or

(B)	that it withdraws the prepayment notice.

(iii)
if the Borrower gives the confirmation under paragraph (A) above, it shall effect the prepayment. If the Borrower withdraws the prepayment notice or fails to confirm it in due time, it may not effect the prepayment. Save as aforesaid, the prepayment notice shall be binding and irrevocable.

(iv)	for the purposes of this paragraph (i), Acceptance Deadline means:

(A)	16h00 on the day of delivery, if the notice from the Senior Agent under paragraph (i) above, is delivered by 14h00 on a Business Day; or

(B)
11h00 on the next following day which is a Business Day, if the notice from the Senior Agent under paragraph (i) above, is delivered after 14h00 on a Business Day or is delivered on a day which is not a Business Day.

(v)	Unless otherwise expressly stated in this Agreement, no prepayment may be made other than on a Loan Payment Date.

(j)
The Senior Agent shall, in respect of any prepayment, give notice to the Borrower no later than 5 Business Days after being notified of such prepayment by the Borrower, of the amount of any accrued interest and Prepayment Additional Amounts (if any) payable in connection with such prepayment.

6.	PAYMENTS

6.1	Place

(a)
Unless a Finance Document specifies that payments under it are to be made in another manner and subject to paragraph (b) below, all payments (other than payments made by the Borrower in respect of Facility A1 and Facility A2 on or after the Issue Date which are to be paid to the Issuer by way of payment to the Issuer Collection Account) by a Party (other than the Senior Agent) under the Finance Documents must be made to the Senior Agent to its account at the Project Accounts Bank, the English Account Bank (in each case, provided that it is an Eligible Institution at the time of receipt of such payment) or another Eligible Institution:

(i)	in the principal financial centre of the country of the relevant currency; or

(ii)	in the case of Euro, in the principal financial centre of a Participating Member State or London,

as it may notify to that Party for this purpose by not less than five Business Days' prior notice.

(b)	A sum due from the Borrower shall be deemed paid to the Senior Agent when the Senior Agent actually receives it.

6.2	Funds

Payments under the Finance Documents to a Lender or the Senior Agent must be made for value on the due date at such times and in such funds as the Senior Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

6.3	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause.

(b)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(c)	Each other amount payable under the Finance Documents is payable in Euros.

6.4	Distribution

(a)
Each payment received by the Senior Agent under the Finance Documents for another Party must, except as provided below, be made available by the Senior Agent to that Party by payment (as soon as practicable after receipt in cleared funds):

(i)
in the case of payment for the Borrower, to the Proceeds Account (save to the extent that the payment relates to the proceeds of a Loan whose Request directs it to be paid to a different Account when it should be paid to that other Account); and

(ii)	in the case of a payment for a Party other than the Borrower, to its account with such office or bank:

(A)	in the principal financial centre of the country of the relevant currency; or

(B)	in the case of Euro, in the principal financial centre of a Participating Member State or London,

as it may notify to the Senior Agent for this purpose by not less than five Business Days' prior notice.

(b)
Subject to Subclause 5.8 (Application of prepayment), the Senior Agent may apply any amount received by it for the Borrower in or towards payment (as soon as practicable after receipt) of any amount due from the Borrower under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)
Where a sum is paid to the Senior Agent under this Agreement for another Party, the Senior Agent is not obliged to pay that sum to that Party until it has established that it has actually received it in cleared funds.  However, the Senior Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount.  If it transpires that the sum has not been received by the Senior Agent, that Party must immediately on demand by the Senior Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Senior Agent at a rate calculated by the Senior Agent to reflect its cost of funds.

6.5	No set-off or counterclaim

All payments made by the Borrower under the Finance Documents must be made without set-off or counterclaim.

6.6	Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day.

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

6.7	Partial payments

(a)
If, at any time, the Borrower makes a payment under the Finance Documents and/or the Securitisation Documents, which is insufficient to discharge all the amounts then due and payable by the Borrower under such agreements, such payments must be applied towards the obligations of the Borrower under the Finance Documents or, as the case may be, the Securitisation Documents, in the order set out in Clause 3.2 of the Project Accounts Agreement and, when applicable, the Intercreditor Agreement.

6.8	Disruption to payment systems

(a)	If the Senior Agent determines (in its discretion) that a Disruption Event has occurred or the Borrower notifies the Senior Agent that a Disruption Event has occurred, the Senior Agent:

(i)
may, and (subject to (ii) below) must if requested by the Borrower, enter into discussions with the Borrower for a period of not more than five days with a view to agreeing any changes to the operation or administration of the Facilities (changes) as the Senior Agent may decide is necessary;

(ii)	is not obliged to enter into discussions with the Borrower in relation to any changes if, in its opinion, it is not practicable so to do and has no obligation to agree to any changes;

(iii)	may consult with the Finance Parties in relation to any changes but is not obliged so to do if, in its opinion, it is not practicable in the circumstances; and

(iv)	must notify the Finance Parties of any changes agreed under this Subclause.

(b)
Any agreement between the Senior Agent and Borrower will be (whether or not it is finally determined that a Disruption Event has occurred) binding on the Parties notwithstanding the provisions of Clause 21 (Amendments and Waivers).

(c)
The Senior Agent accepts the discretions given to it by this Subclause only on the basis that, without prejudice to the provisions of Article 1229 of the Italian Civil Code, it will not be liable (either in contract or tort) for any damages, costs or losses of any kind which any Party may incur or sustain as a result of the Senior Agent taking or not taking any action under this Subclause.

(d)
If the Senior Agent makes any payment to any person in respect of a liability incurred as a result of taking or not taking any action under this Subclause, the amount of that payment is an amount in respect of which each Lender must indemnify and/or secure the Senior Agent for that Lender's Pro Rata Share of any loss or liability incurred by the Senior Agent under this Subclause (unless the Senior Agent has been reimbursed by the Borrower under a Finance Document).

(e)	Paragraph (d) above applies notwithstanding:

(i)	any other term of any Finance Document (including any term in Clause 16 (The Administrative Parties); and

(ii)
irrespective of whether the payment was made as a result of actual or alleged negligence of the Senior Agent but so that the Senior Agent has no indemnity for claims against it which arise as a result of fraud or gross negligence or wilful misconduct of the Senior Agent.

6.9	Timing of payments

If a Finance Document does not provide for when a particular payment (including, for clarification purposes, an indemnity or reimbursement) is due, that payment will be due within seven Business Days of demand by the relevant Finance Party.

7.	INTEREST

7.1	Interest on overdue amounts under Facility A1 and Facility A2 (provided the Issue Date occurs on the Scheduled Issue Date)

(a)
In the event that on any Project Loan Payment Date there is any Interest Amount Arrears, such Interest Amount Arrears shall remain due and be payable on the following Project Loan Payment Date or on the day an Issuer Acceleration Notice is served to the Issuer, whichever comes first. Any such Interest Amount Arrears shall not accrue additional interest. A pro rata share of such Interest Amount Arrears shall be aggregated with the amount of, and treated as if it were, interest due, subject to this Subclause, on the outstanding Facility A1 Loan and Facility A2 Loan on the next succeeding Project Loan Payment Date.

(b)
If the Borrower fails to repay any amount which is due and payable under Facility A1 or Facility A2, the relevant unpaid amount will continue to accrue interest in accordance with the terms of this Agreement and the Project Loan Facility Agreement and the Project Loan Facility Agreement except that the applicable rate of Interest shall be 2% per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Facility A1 Loan, if the overdue amount relates to Facility A1, or the Facility A2 Loan, if the overdue amount relates to Facility A2.

7.2	Interest on overdue amounts under Facilities B1 and B2 or under Facility A1 and Facility A2 (if the Issue Date does not occur on the Scheduled Issue Date)

(a)
If the Borrower fails to pay any amount payable by it under the Finance Documents in relation to Facility B or, if the Issue Date does not occur on the Scheduled Issue Date, Facility A1 or Facility A2, it must immediately on demand by the Senior Agent pay interest on the overdue amount from (but excluding) its due date up to and including the date of actual payment, both before, on and after judgment.

(b)
Interest on an overdue amount is payable at a rate determined by the Senior Agent to be 2% per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Facility A1 Loan or Facility A2 Loan if the overdue amount relates to Facility A1 or Facility A2 or a Facility B1 Loan or Facility B2 Loan, if the

overdue amount relates to Facility B1 or Facility B2.  For this purpose, the Senior Agent may (acting reasonably):

(i)	select successive Interest Periods of any duration of up to three months; and

(ii)	determine the appropriate Rate Fixing Date for that Interest Period.

(c)
Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Facility B1 Loan or a Facility B2 Loan or, if the Issue Date does not occur on the Scheduled Issue Date, a Project Loan, and becomes due and payable before the last day of its current Interest Period, then:

(i)	the first Interest Period for that overdue amount will be the unexpired portion of that Interest Period; and

(ii)	the rate of interest on the overdue amount for that first Interest Period will be 2% per annum above the rate then payable on that Loan.

After the expiry of the first Interest Period for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)
Interest (if unpaid) on an overdue amount will be compounded, to the extent permitted by Article 1283 of the Italian Civil Code, with that overdue amount at the end of each of its Interest Periods but will remain immediately due and payable.

7.3	Notification of amounts and rates of interest and SACE Ongoing Fees

(a)
In relation to any Facility B1 Loan or Facility B2 Loan, the Senior Agent must promptly (and in any case within two Business Days from the relevant Rate Fixing Day) notify each relevant Party of the determination of a rate of interest under this Agreement.

(b)
In relation to any Loan under this Agreement, the Senior Agent must promptly (and in any case within two Business Days from the start of an Interest Period (in relation to a Facility A1 Loan or Facility A2 Loan if the Issue Date has occurred on the Scheduled Issue Date) or two Business Days from the relevant Rate Fixing Day (in relation to a Facility B1 Loan or Facility B2 Loan or a Facility A1 Loan or Facility A2 Loan if the Issue Date has not occurred on the Scheduled Issue Date)) notify each relevant Party of (i) the amount of interest payable on the subsequent Loan Payment Date under each outstanding Loan under this Agreement and (ii) the amount of SACE Ongoing Fees payable on the subsequent Loan Payment Date (such amount shall be calculated by the Senior Agent on the basis of the SACE Guarantee Fee Letter).

7.4	Italian Usury Law

If pursuant to a change of law or in the official interpretation of Italian Usury Law or otherwise the rate of interest applicable to any Loan and/or the default rate of interest (if due at such time) at any time exceeds the maximum rate permitted by Italian Usury Law and this constitutes a breach of the provisions thereof, then the relevant interest rate or default rate shall be automatically reduced to the maximum admissible interest rate under such legislation for the period during which it shall not be possible to claim a higher interest rate.

8.	INCREASED COSTS

8.1	Increased Costs

Except as provided below in this Clause, the Borrower must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

(a)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; or

(b)	compliance with any law or regulation made after the date of this Agreement.

8.2	Exceptions

The Borrower need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for under another provision of a Finance Document or would have been but for an exception to that provision; or

(b)	attributable to a Finance Party or its Affiliate failing to comply with any law or regulation.

8.3	Claims

(a)
A Finance Party intending to make a claim for an Increased Cost must notify the Senior Agent of the circumstances giving rise to and the amount of the claim following which the Senior Agent will promptly notify the Borrower.

(b)	Each Finance Party must, as soon as practicable after a demand by the Senior Agent, provide a certificate confirming the amount of the Increased Cost.

9.	MITIGATION

9.1	Mitigation

(a)
Subject to Clause 22.8 (Lender Obligations not applicable), each Finance Party must, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)	any Tax Payment or Increased Cost being payable to that Finance Party;

(ii)
that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality, including transferring its rights and obligations under the Finance Documents to:

(A)	an Affiliate; or

(B)	another Original Lender indicated by the Borrower, which has a long-term credit rating from Standard & Poor's of at least BBB+ (or an equivalent rating from Moody's and/or Fitch); or

(C)
another bank or financial institution indicated by the Borrower which is not an Affiliate of the Borrower, is regulated in Italy or elsewhere in the European Union and has a long-term credit rating from Standard & Poor's of at least A- (or an equivalent rating from Moody's and/or Fitch), by way of assignment in accordance with Clause 22 (Changes to the Parties) for a purchase price calculated pursuant to Clause 22.9(d)(iv) (Replacement of Lenders); or

(iii)	changing its Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

(c)	A Finance Party is not obliged to take any step under this Subclause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

(d)	In the event of transfer by a Lender pursuant to paragraph (a) above, Clause 22 (Changes to the Parties) shall apply.

9.2	Conduct of business by a Finance Party

No term of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

10.	REPRESENTATIONS

10.1	Representations

The representations set out in this Clause are made by the Borrower to each Finance Party.

10.2	Status

(a)	It is a limited liability company (società a responsabilità limitata), duly incorporated and validly existing under the laws of Italy.

(b)	It has the power to own its assets and carry out the Project.

10.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action (including the assessment of the Borrower's commercial interest and corporate benefit by its competent corporate bodies) to authorise the entry into and performance of, the Borrower Documents to which it is or will be a party and the transactions contemplated by those Borrower Documents.

10.4	Legal validity

(a)	Subject to the Reservations, each Borrower Document to which it is a party is legally binding, valid and enforceable in accordance with its terms.

(b)	This Agreement and each Borrower Document to which it is a party is in the proper form for its enforcement in the jurisdiction of its incorporation.

10.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Borrower Documents do not conflict with:

(a)	as at the date of this Agreement, any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any document which is binding upon it or any of its assets,

in relation to (c) only, only to the extent such conflict would have a Material Adverse Effect.

10.6	No default

As at the date of this Agreement:

(a)	no Event is outstanding or will result from the execution of, or the performance of any transaction contemplated by, any Borrower Document;

(b)
there is no outstanding breach by any party thereto of any material term of any Borrower Document to which it is a party and no person has disputed or disclaimed any liability under any Borrower Document to which it is a party; and

(c)	no other event is outstanding which constitutes a default under any document which is binding on it or any of its assets to an extent or in a manner which would have a Material Adverse Effect.

10.7	Authorisations

(a)
As at the date of this Agreement, except for registration of the Security Documents (if applicable), all Transaction Authorisations then required have been obtained or effected and are in full force and effect and the Borrower has complied with the terms and conditions thereof in all material respects.

(b)	As at the date of this Agreement, it is not aware of:

(i)	any reason why any Transaction Authorisation will not be obtained or effected by the time it is required;

(ii)	any steps to suspend, revoke or cancel any Transaction Authorisation; or

(iii)	any reason why any Transaction Authorisation will not be renewed when it expires without the imposition of any new restriction or condition.

10.8	Financial statements

Its financial statements most recently delivered to the Senior Agent (which, at the date of this Agreement, are the Original Financial Statements):

(a)	have been prepared in accordance with GAAP, consistently applied; and

(b)
(if audited) give a true and fair view of, or (if unaudited) fairly represents, the assets, liabilities and financial condition and the result of the operations of the Borrower as at the date to which they were drawn up, except, in each case, as disclosed to the contrary in those financial statements.

10.9	Budgets and initial base case

Each Operating Budget and the initial base case referred to in paragraph 8 of Schedule 2 (Condition Precedent Documents), as at their respective dates:

(a)
were prepared in good faith and with due care on the basis of (in the case of each Operating Budget) recent historical information and (in the case of each Operating Budget and such initial base case) assumptions believed by it to be reasonable;

(b)	were consistent with the Borrower Documents; and

(c)	fairly represented the Borrower's expectations in relation to the matters covered in it.

10.10	No material adverse change

As at the date of this Agreement, there has been no material adverse change in its financial condition since the date to which the Original Financial Statements were drawn up, other than any change associated with any cost, expense or indebtedness which the Borrower intends to discharge or refinance (as appropriate) out of the proceeds of the first drawdown under the Facilities including, without limitation, any indebtedness or obligations incurred under the Plant EPC Contracts and the Borrower's obligations towards the Borrower's Advisers and Auditors and the notary in charge of the Project.

10.11	Litigation

As at the date of this Agreement, no litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened in writing against it.

10.12	Solvency

It is not insolvent and:

(a)	to its knowledge, no Insolvency Proceedings have commenced and no action has been taken to commence Insolvency Proceedings nor has been threatened in writing against it;

(b)	has not taken any corporate action for the starting of any Insolvency Proceedings in respect of itself;

(c)
has not convened nor has its board of directors resolved to convene any meeting of the quotaholders (and they will not do so, as a consequence of any Loan) pursuant to, and for the purposes of Article 2482-bis of the Italian Civil Code; and

(d)	is not (and it will not be, as a consequence of any Loan) under the situation contemplated under Article 2482-ter of the Italian Civil Code.

10.13	Ownership of assets

As at the date of this Agreement, it has:

(a)
good title to, or freedom to use under any applicable laws, the Site and any other assets (including Intellectual Property) necessary to implement the Project in accordance with the Borrower Documents; and

(b)	good and marketable title to all the assets reflected in its Original Financial Statements,

in each case free from Security Interests (other than any Permitted Security Interest), restrictions and onerous covenants (other than any Permitted Covenant).

10.14	No other business

(a)	It has not traded or carried on any business since the date of its incorporation which does not relate to the Project or the Common Infrastructure.

(b)	As at the date of this Agreement, it does not have any participation in any company.

10.15	Project Documents

As at the date of this Agreement:

(a)	each copy of a Project Document delivered to the Senior Agent under this Agreement is true and complete;

(b)
there is no other agreement to which it is a party in connection with, or arrangements to which it is a party which amend, supplement or affect any Project Document in any way (other than the agreements mentioned under paragraph (d) below;

(c)	subject to the Reservations:

(i)
to the best of the Borrower's knowledge and belief (after due and careful enquiry), each Project Document constitutes the valid and binding obligations of the parties thereto in accordance with its terms;

(ii)
the Borrower has received no notice of any dispute in connection with any Project Document or any material breach thereunder or any termination, cancellation or material suspension thereof in whole or in part; or

(iii)
to the best of the Borrower's knowledge and belief (after due and careful enquiry), no circumstances entitling any party to any of the Project Documents to terminate, cancel, materially suspend or materially amend the same is outstanding; and

(d)	except as disclosed to the Senior Agent in writing before the date of this Agreement, it is not a party to any material agreement other than the Borrower Documents.

10.16	Ownership

As at the date of this Agreement:

(a)	no person has any right to call for the issue or transfer of any quota capital or loan stock in the Borrower other than in accordance with the Equity Documents or the Security Documents;

(b)	the quotas in the capital of the Borrower are fully paid; and

(c)	subject to the Security Documents, the Quotaholder is the legal and beneficial owner of all of the quota capital of the Borrower.

10.17	Pari Passu payment obligations

As at the date of this Agreement, its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other present and future unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

10.18	Taxes

As at the date of this Agreement:

(a)
no claims are being, nor, as far as the Borrower is aware, might reasonably be expected to be, asserted against it with respect to Taxes which, if adversely determined to it, would have a Material Adverse Effect;

(b)
all Tax reports and returns and social security returns required to be filed by or on behalf of the Borrower have been timely and properly filed. Such returns and reports reflect accurately all liabilities for Taxes and social security contributions of the Borrower for the periods covered thereby; and

(c)	all Taxes and social security contributions required to be paid by or on behalf of the Borrower have been paid within the applicable time limit or are being contested in good faith.

10.19	Security

As at the date of this Agreement, subject to any formality required for the perfection of the relevant Security Interests, each Security Document entered into at the date of this Agreement creates a first priority Security Interests of the type described over the assets referred to in that Security Document.

10.20	Centre of Main Interests

For the purposes of the Council of the European Union Regulation No.1346/2000 on Insolvency Proceedings (the Regulation), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in Italy and it has no "establishment" (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

10.21	Information

(a)
All factual information supplied in writing by the Borrower and the Quotaholder in connection with the Finance Documents is, to the best of the Borrower's knowledge, true, accurate and complete in all material respects as at its date.

(b)
As at the date of this Agreement, nothing has occurred to the Borrower's knowledge which has not been disclosed to the Lenders which renders any material information provided to the Lenders and the Advisers by or on behalf of the Borrower prior to the date of this Agreement untrue, inaccurate or misleading in any material respect.

10.22	Financial Indebtedness

As at the date of this Agreement, the Borrower has not incurred any Financial Indebtedness, other than the Financial Indebtedness which it is permitted to incur in accordance with Subclause 12.6(b) (Financial Indebtedness), the indebtedness incurred under the EPC Plant Contracts and the indebtedness associated with the Borrower's obligations towards the Borrower's Advisors and Auditors and the notary in charge of the Project.

10.23	Compliance with law

As at the date of this Agreement, the Borrower is in compliance with any applicable laws or regulations (including but not limited to Environmental Law).

10.24	Material Adverse Effect

As at the date of this Agreement, no event or series of events has occurred prior to the date of this Agreement and is continuing which has a Material Adverse Effect.

10.25	Common Infrastructure

As at the date of this Agreement, Cassiopea PV S.r.l. has taken out all insurances required to be taken out by it pursuant to the Joint Insurance Agreement.

10.26	Times for making representations

(a)	The representations set out in this Clause are made by the Borrower on the date of this Agreement.

(b)
Unless a representation is expressed to be given at a specific date, each representation is deemed to be repeated by the Borrower on the Issue Date, the date of each Request, the date of each Withdrawal, each Repayment Date and the last day of each Interest Period which is not a Repayment Date, provided that, any reference in this Clause 10 to the "date of this Agreement" shall also be construed as a reference to the Issue Date.

(c)	When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

11.	INFORMATION COVENANTS

The undertakings in this Clause 11 (Information Covenants) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force. The undertakings in this Clause 11 (Information Covenants) are assumed by the Borrower also pursuant to Article 1381 of the Italian Civil Code, where applicable.

11.1	Financial statements

(a)	The Borrower must supply to the Senior Agent in sufficient copies for all the Lenders:

(i)	the audited financial statements of each Obligor for each of its financial years; and

(ii)	its interim financial statements for the first half year of each of its financial years.

(b)	All financial statements must be supplied as soon as they are available to the Borrower and:

(i)	in the case of the Borrower's audited financial statements within 140 days of the end of the Borrower's financial year;

(ii)	in the case of the other Obligor's audited financial statements, within 160 days of the end of the relevant financial year; and

(iii)	in the case of the Borrower's interim financial statements, within 90 days of the first half year of each of its financial years.

(c)	The audited financial statements of the Borrower shall be audited by an Approved Auditor.

(d)	Each set of financial statements delivered pursuant to paragraph (a) above shall be certified by a director of the company to which they relate as a true and complete copy of the relevant original.

(e)	All financial statements supplied by the Borrower in accordance with this Subclause must be either in English or accompanied by a certified English translation.

11.2	Form of financial statements

(a)	The Borrower must ensure that each set of financial statements supplied under this Agreement are prepared using GAAP.

(b)	The Borrower must notify the Senior Agent of any material change to the manner in which its audited financial statements are prepared.

(c)	If requested by the Senior Agent, the Borrower must supply to the Senior Agent:

(i)	a full description of any change notified under paragraph (b) above; and

(ii)
sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements delivered to the Senior Agent under this Agreement.

(d)
The Senior Agent may, acting reasonably and after consultation with the Borrower and within 45 days of receiving a set of unaudited financial statements from the Borrower, request audited financial statements provided that such request is in writing and is accompanied by a full explanation (as prepared by the Lenders and the Senior Agent in writing) of the reasoning for the requirement for audited financial statements.  The Borrower shall deliver audited financial statements to the Senior Agent as soon as reasonably practicable following receipt of the request.

11.3	Construction period

The Borrower must promptly notify the Senior Agent:

(a)	(promptly on becoming aware of the same) of any breach (or attempted breach) of Site or Project or Common Infrastructure safety or security which has a Material Adverse Effect;

(b)	of any material claim it may have under any indemnity or provision for liquidated damages under the Plant EPC Contracts; and

(c)	of any actual or proposed change in the work programme under the Plant EPC Contracts and any other event which may delay the Project Completion Date.

11.4	Operating period

(a)	From the Project Completion Date the Borrower must supply to the Senior Agent, in sufficient copies for all the Lenders if the Senior Agent so requests:

(i)	operating reports in respect of each half-year in the form prescribed in the Management Services Agreement including information relating to the average monthly performance ratio calculated in accordance with the requirements of those reports;

(ii)	a cashflow statement for each half-year showing performance against budget;

(iii)	a draft Operating Budget for the period:

(A)	from the Project Completion Date up to the first Scheduled Calculation Date; and

(B)	from the first Scheduled Calculation Date up to the third Scheduled Calculation Date and each consecutive 12 month period thereafter;

(iv)
a copy of any material information, communication and documentation, provided to or by the Manager in relation to the Project and (to the extent it receives such information, communication and documentation) the Common Infrastructure under the Management Services Agreement; and

(v)
to the extent not provided in paragraphs (i) to (iv) above, a semi-annual report of material events (including forced outages and major maintenance events), transactions, monthly statistics and annual averages of the volume of electricity produced and price of electricity sold, average monthly solar radiation on the site and average annual solar radiation over the last 12 month period.

(b)
The information referred to in paragraph (a) above must be supplied by the Borrower as soon as it is available and in the case of each operating report and cashflow statement, within 15 days of the end of the relevant period. The draft Operating Budget must be supplied by the Borrower as soon as it is available, but in any event no less than 30 days before the Project Completion Date and thereafter 60 days before the start of each relevant 12 month period.

(c)
Subject to paragraph (d) and (e) below, the Senior Agent must, within 17 days of receipt of any draft Operating Budget, acting reasonably and after consultation with the Technical Adviser and acting on the instructions of the Majority Lenders and without any undue delay, notify the Borrower whether or not it is approved for the purposes of this Agreement.

(d)
Where the operating expenditure itemised in the draft Operating Budget is consistent with the most recent Forecast, a draft Operating Budget shall only not be approved where the Senior Agent is instructed by the Majority Lenders that:

(i)	it contains material errors; or

(ii)
the payment of the costs (excluding any contingent items and any part of any expenditure to be funded out of Financial Indebtedness incurred in accordance with Clause 12.6 (Financial Indebtedness)) set out in the draft Operating Budget would have a Material Adverse Effect or, if implemented, would be in breach of the Finance Documents.

(e)
In the event that the Senior Agent is not instructed to issue a notice within the time period provided for in paragraph (c) above, the Operating Budget proposed by the Borrower will then be the Operating Budget for the relevant period under this Agreement. The Senior Agent shall have no liability to any person if the Operating Budget is deemed approved pursuant to this Clause.

(f)
If a draft Operating Budget is not agreed, the Senior Agent (acting on the instructions of the Majority Lenders), the Lenders, the Technical Adviser and the Borrower must consult, in good faith, and use all reasonable endeavours to agree the draft as soon as practicable.  Failing agreement, the matters in dispute in respect of the relevant draft Operating Budget must be referred to an Expert for resolution as provided in Subclause 11.5 (Submissions to an Expert) below.

(g)
Without prejudice to paragraph (e) above, if a draft Operating Budget is approved by the Senior Agent, acting on the instructions of the Majority Lenders, it will then be the Operating Budget for the relevant period under this Agreement.

(h)
In the case of any disagreement referred to in paragraph (f) above, following conclusion of those discussions or, if applicable, the determination of the matter in dispute by the Expert the Borrower shall produce the Operating Budget to reflect any changes agreed or determined which shall then be the Operating Budget for the relevant period under this Agreement.

11.5	Submissions to an Expert

(a)	Subject to the terms of this Agreement, in this Subclause 11.5 (Submissions to an Expert) Expert means:

(i)
in relation to economic issues, any person nominated by the Borrower and agreed by the Senior Agent, acting on the instructions of the Majority Lenders, or, failing agreement, nominated (on the application of either party) by the President for the time being of the Institute of Chartered Accountants (Ordine dei Dottori Commercialisti), or

(ii)
in relation to technical issues, the Technical Adviser. In case of any disagreement by the Borrower or the Senior Agent on the appointment of the Technical Adviser for such purpose, the Expert will be any person nominated by the Borrower and agreed by the Senior Agent, acting on the instructions of the Majority Lenders, or, failing agreement, nominated (on the application of either party) by the President for the time being of the Italian Engineers Association (Ordine degli Ingegneri).

(b)	The Borrower must:

(i)	as soon as reasonably practicable refer any matters in dispute in respect of the relevant draft Operating Budget not agreed by the Borrower and the Senior Agent to the Expert; and

(ii)	instruct the Expert to supply his/her decision as soon as practicable and, in any event, no later than ten Business Days following referral,

failing which, the Senior Agent must do the same.

(c)	The Borrower and the Senior Agent must provide the Expert with information in relation to the matters in dispute together with appropriate supporting evidence.

(d)
The Expert's determination is (except in the case of manifest error) final and binding on each Party and will be used in the relevant Operating Budget. The Expert's determination is deemed to be rendered pursuant to Article 1349, paragraph 1, of the Italian Civil Code.

(e)	The costs of the Expert will be paid by the Borrower.

11.6	Information - miscellaneous

The Borrower must supply to the Senior Agent, in sufficient copies for all the Lenders if the Senior Agent so requests:

(a)	all documents dispatched by the Borrower to its quotaholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against it;

(c)	promptly on request, such further information regarding the financial condition, assets and operations of the Borrower as any Finance Party through the Senior Agent may reasonably request;

(d)
as soon as they are available, copies of all material documents and other material communications and information given or received by it under any Project Document or in relation to the Project Facilities or in relation to the Common Infrastructure (but, in relation to such documents, communications and information in relation to the Common Infrastructure, the Joint Insurance Agreement and the Joint Insurance Account Trust Deed, only as soon as reasonably practicable following receipt of such documents, communication and information by it and only to the extent it is not expressly prohibited from providing such documents, communication and information to the Lenders under the Joint Insurance Agreement, the Joint Insurance Account Trust Deed or the Borrower Right of Use Agreement);

(e)	promptly on becoming aware of them, details of any event or circumstance which is or may be a Force Majeure Event;

(f)
promptly on becoming aware of any event or circumstance that has occurred and/or any omission to disclose a fact which in any such case would entitle any insurer to avoid or otherwise reduce its liability thereunder to less than the amount provided in the relevant policy;

(g)	promptly on becoming aware of them, details of any claim made:

(i)
by the Borrower under any Insurance where the claim is for a sum in excess of €200,000.00 (before deductibles) or where the amount of the claim when aggregated with all other amounts claimed by it under any Insurance during the previous six months exceeds €500,000.00; or

(ii)
by a third party under the Joint Insurance Account Trust Deed where the claim is for a sum in excess of €200,000.00 (before deductibles) or where the amount of the claim when aggregated with all other amounts claimed under the Joint Insurance Account Trust Deed during the previous six months exceeds €500,000.00;

(h)
promptly, on becoming aware of the same, a notice that another beneficiary has become co-insured under any Insurance relating to the Common Infrastructure, subject, in each case, to any express confidentiality restrictions (if any) in relation to the provision of such information in such Insurance or in the Joint Insurance Agreement;

(i)
as soon as they are available, copies of any notice of a default, termination, dispute or material claim made against it under a Project Document or affecting the Project Facilities together with details of any action it proposes to take in relation to the same;

(j)	promptly on becoming aware of them, any proposal for an amendment or waiver of a Project Document;

(k)	copies of all Transaction Authorisations obtained by it;

(l)	promptly upon becoming aware of them, details of any proceedings which are pending before any competent authority in relation to the suspension of any Transaction Authorisations;

(m)	promptly upon becoming aware of them, details of any modification or amendment of the terms of any of the Transaction Authorisations;

(n)	information regarding any change to its financial year 30 days before such change is implemented;

(o)
promptly, any other financial and/or technical information, within its control and possession, concerning its business, operations and condition, as the Senior Agent, acting reasonably, may request from time to time;

(p)
any information materially affecting the financial condition, business and operations of any Major Project Party, within the Borrower's control and possession, as the Senior Agent, acting reasonably, may request from time to time;

(q)	promptly after becoming aware of them, details (but not price or terms) of any transfer by the Sponsor Parent of any direct or indirect participation in the Quotaholder;

(r)	information regarding the engagement of any employees (other than any board member) by the Borrower;

(s)	no later than 15 days after the expiry of each calendar month during the Construction Period, a Monitoring Report in relation to that calendar month; and

(t)	no later than 45 days after each Scheduled Calculation Date, a Monitoring Report in respect of the six month period ending on that Calculation Date.

11.7	Notification of an Event

(a)
The Borrower must notify the Senior Agent of any Event (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence together with details of any action it proposes to take to cure, remedy or mitigate the impact of the same.

(b)
If the Senior Agent so requests (having been so instructed by the Majority Lenders, the Majority Lenders to act reasonably in relation to such instructions), the Borrower must supply to the Senior Agent a certificate, signed by an authorised signatory on its behalf, certifying that no Event is outstanding or, if an Event is outstanding, specifying the Event together with details of any action it proposes to take to cure, remedy or mitigate the impact of the same. The Senior Agent may only make two requests under this paragraph (b) in any six month period.

11.8	Use of websites

(a)	Except as provided below, the Borrower may deliver any information under this Agreement to a Finance Party by posting it on to an electronic website if:

(i)	the Borrower designates an electronic website for this purpose;

(ii)	the Borrower notifies the Senior Agent of the address of and password for the website; and

(iii)	the information posted is in a format previously agreed between the Borrower and the Senior Agent.

The Senior Agent must supply each relevant Lender with the address of and password for the website.

(b)	Notwithstanding the above, the Borrower must supply to the Senior Agent in paper form a copy of any information posted on the website together with sufficient copies for:

(i)	any Lender not agreeing to receive information via the website; and

(ii)	within ten Business Days of request, any other Lender, if that Lender so requests.

(c)	The Borrower must promptly upon becoming aware of its occurrence, notify the Senior Agent if:

(i)	the website cannot be accessed;

(ii)	the website or any information on the website is infected by any electronic virus or similar software;

(iii)	the password for the website is changed together with the new password; or

(iv)	any information to be supplied under this Agreement is posted on the website or amended after being posted.

(d)
If the circumstances in sub-paragraph (c)(i) or (ii) above occur, the Borrower must supply any information required under this Agreement in paper form until the Senior Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.

11.9	Know your customer requirements

(a)
Subject to paragraph (b) below, the Borrower must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(b)
Each Lender must promptly on the request of the Senior Agent supply to the Senior Agent any documentation or other evidence which is reasonably required by the Senior Agent (taking into account its own interest) to carry out and be satisfied with the results of all applicable know your customer requirements.

11.10	Tax certificates

(a)
Until the date on which all Facility B1 Loans and Facility B2 Loans have been repaid in full, on each Calendar Quarter Date starting as of the first Calendar Quarter Date to occur on or after the date of this Agreement the Borrower must request to the competent tax office the issuance of an updated Tax Authority Certificate in relation to the Borrower.

(b)	No later than five Business Days after each Calendar Quarter Date, the Borrower must deliver to the Senior Agent a copy of the relevant request submitted by it to the competent tax office.

(c)
The Borrower must deliver to the Senior Agent each original Tax Authority Certificate requested pursuant to paragraph (a) above within 5 Business Days of the date of receipt of the Tax Authority Certificate by the Borrower and, in any case, promptly following the date on which the Borrower is informed that the Tax Authority Certificate is available for collection.

(d)
Prior to the execution of an Assignment of VAT Receivables, the Borrower must deliver to the Senior Agent a Tax Collection Agent Certificate dated no earlier than 5 Business Days before the date of such execution.

12.	GENERAL COVENANTS

The undertakings in this Clause 12 (General Covenants) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force. The undertakings in this Clause 12 (General Covenants) are assumed by the Borrower also pursuant to Article 1381 of the Italian Civil Code, where applicable.

12.1	Authorisations

(a)	The Borrower must promptly obtain, maintain and comply with the terms of its Transaction Authorisations in all material respects.

(b)
The Borrower must supply to the Senior Agent certified copies of any Transaction Authorisation required under any Italian law or regulation to enable the Borrower to perform its obligations under the Finance Documents or to ensure the legality, validity, enforceability or admissibility in evidence in Italy of any Finance Document.

12.2	Compliance with laws

The Borrower must:

(a)
comply in all respects with all laws to which it is subject and all regulations applicable to it (including, for the avoidance of doubt, any laws and regulations to which it is subject that relate to the Project and any applicable procurement procedure required by EU law in general and in particular with the relevant EU Directives and in so far as EU Directives do not apply, by procurement procedures which, to the satisfaction of the Majority Lenders, respect the criteria of economy and efficiency as described in the EIB Guide to Procurement in force at the date of this Agreement);

(b)	fulfil all the principles provided under Legislative Decree 231; and

(c)
implement its relevant own organisational and management model in order to prevent the commission of any crime (including without limitation the crimes under Legislative Decree 231) and prevent the company from any liability incurred for the commission of such crimes by no later than the date falling six months after the date of this Agreement.

12.3	Pari passu ranking

The Borrower must ensure that its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

12.4	Negative pledge

(a)	Except as provided below, the Borrower must not create or allow to exist any Security Interest on any of its assets.

(b)	Paragraph (a) does not apply to:

(i)	any Security Interest constituted by the Security Documents;

(ii)	any lien arising by operation of law and in the ordinary course of its business.

12.5	Disposals

(a)
Except as provided below, the Borrower must not, either in a single transaction or in a series of transactions and whether related or not dispose of all or any part of its business, undertaking or assets.

(b)	Paragraph (a) does not apply to any disposal:

(i)	of electricity under any Power Purchase Agreement and/or under the Ritiro Dedicato Concession;

(ii)	required or allowed under the Borrower Documents;

(iii)	of assets not required for the Project for a price consistent with the market value of the disposed asset;

(iv)	of the Common Infrastructure Insurance Proceeds in accordance with the Joint Insurance Agreement;

(v)	which is a Distribution the making of which does not breach the Finance Documents;

(vi)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(vii)	which is a surrender or disposal of any tax credit, loss, relief or allowance available to and usable by it in a manner consistent with the most recent finally determined Forecast; or

(viii)
made in the ordinary course of business of the Borrower where the higher of the market value and net consideration receivable (when aggregated with the higher of the market value and net consideration for any other disposal not permitted under the preceding sub-paragraphs) does not exceed €300,000.00 or its equivalent in any financial year of the Borrower.

(c)
Following a disposal by the Borrower under paragraph (iii) and/or (viii) above, the proceeds of which exceed €75,000.00 in a single transaction or €150,000.00 in a calendar year, if the Borrower intends to use such proceeds within six months after the relevant payment to re-

invest in similar assets relating to the Borrower’s business, then such proceeds must be transferred to the Compensation Account (such disposal proceeds being Relevant Disposal Proceeds). If the Borrower does not intend to use such proceeds within six months after the relevant payment to re-invest in similar assets relating to the Borrower's business, the Borrower must transfer an amount equal to €X of such disposal proceeds to the Warehouse Account and the remainder to the Distributions Account, where:

X = 0.85*DP

where:

DP = 100% of the disposal proceeds which the Borrower does not intend to use within six months after the relevant payment to re-invest in similar assets relating to the Borrower's business.

12.6	Financial Indebtedness

(a)	Except as provided below the Borrower must not incur any Financial Indebtedness.

(b)	Paragraph (a) does not apply to:

(i)	any Financial Indebtedness incurred under the Finance Documents or the Plant EPC Contracts;

(ii)	any Financial Indebtedness permitted pursuant to Subclause 12.13 (Third party guarantees);

(iii)	Counter-indemnities relating to guarantees issued to the VAT Tax Authority in respect of VAT refunds pursuant to Article 38 bis of the Presidential Decree No. 633/72;

(iv)
any Financial Indebtedness approved by the Majority Lenders (provided that, in the case of Financial Indebtedness with a maturity of at least three years, if such Financial Indebtedness is voluntarily prepaid, then the Borrower must transfer an amount proportionally the same as the voluntary prepayment of the relevant Financial Indebtedness to the Warehouse Account);

(v)	any Permitted Subordinated Debt;

(vi)
the guarantee dated 19th August 2010 issued for an amount of €30,000 in favour of the Montalto di Castro Municipality in connection with the Montalto 6MW Plant, pursuant to the Convenzione and in compliance also with Regional Law No 24 issued by Lazio Region on 6 July 1998, mentioned in the provisions of the single authorisation (autorizzazione unica) granted for the Project, or any replacement of such guarantee; or

(vii)
the guarantee dated 19th August 2010 issued for an amount of €226,000 in favour of the Montalto di Castro Municipality in connection with the Montalto 45MW Plant, pursuant to the Convenzione and in compliance also with Regional Law No 24 issued by Lazio Region on 6 July 1998, mentioned in the provisions of the single authorisation (autorizzazione unica) granted for the Project, or any replacement of such guarantee.

12.7	Change of business, patrimoni dedicati and finanziamenti destinati

(a)	The Borrower must not carry on any business other than the Project.

(b)	The Borrower shall not, without the consent of the Senior Agent, execute or carry out any of the transactions provided for under Article 2447 bis of the Italian Civil Code.

12.8	Mergers

The Borrower must not enter into any amalgamation, demerger, merger or reconstruction.

12.9	Acquisitions

(a)	Except as provided below, the Borrower must not make any investment in any other person.

(b)	The Borrower must not have or acquire any participation in any company, whether by formation or otherwise.

(c)	Paragraph (a) does not apply to Authorised Investments under and as defined in the Project Accounts Agreement, loans made under the Upstream Loan Agreement or investments funded by Distributions.

12.10	Environmental matters

(a)	In this Subclause:

Environmental Approval means any authorisation required by an Environmental Law.

Environmental Claim means any claim by any person in connection with:

(i)	a breach, or alleged breach, of an Environmental Law;

(ii)	any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or

(iii)	any other environmental contamination.

Environmental Law means any EU law and Italian national laws and regulations, as well as applicable international treaties, concerning:

(i)	the preservation, protection or improvement of the Environment; and/or

(ii)	health and safety; and/or

(iii)	the protection of human health; and/or

(iv)	the conditions of the workplace; and/or

(v)	any emission or substance which is capable of causing harm to any living organism or the Environment.

Environment means the following: (i) fauna and flora; (ii) soil, water, air, climate and landscape; and (iii) cultural heritage and built environment.

(b)	The Borrower must ensure that it is, and has been, in compliance with all Environmental Law and Environmental Approvals applicable to it.

(c)	The Borrower must promptly upon becoming aware notify the Senior Agent of:

(i)	any Environmental Claim current, or to its knowledge, pending or threatened;

(ii)	any circumstances reasonably likely to result in an Environmental Claim; or

(iii)	any suspension, revocation or modification of any Environmental Approval.

(d)
The Borrower must indemnify each Finance Party against any loss or liability incurred by that Finance Party as a result of any actual or alleged breach of any Environmental Law by any person, and which would not have arisen if a Finance Document had not been entered into, unless it is caused by that Finance Party's gross negligence or wilful misconduct.

12.11	Loans

(a)	Except as provided below, the Borrower must not be the creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) does not apply to:

(i)	any credit provided under a Project Document;

(ii)	any loan provided under the Upstream Loan Agreement;

(iii)	any Distribution made in accordance with the Finance Documents;

(iv)	any credit expressly approved by the Senior Agent; or

(v)	any Authorised Investment.

12.12	Delivery of copies of certain Security Documents

The Borrower shall deliver to the Senior Agent a copy certified by a notary public (copia conforme all'originale) of each of the following documents (for those entered into by way of exchange of commercial letters, limited to the acceptance), duly executed by the parties to it, within 7 (seven) Business Days of the date of the relevant execution and in any event no later than the Issue Date:

(a)	the Pledge over Quotas;

(b)	the Mortgage;

(c)	the Privilegio Speciale;

(d)	the Pledge over Receivables and Accounts; and

(e)	the Pledge over Quotaholder Receivables.

12.13	Third party guarantees

(a)	In this Subclause, a guarantee includes an indemnity or other assurance against loss.

(b)	The Borrower must not incur or allow to be outstanding any guarantee by it in respect of any other person.

(c)	Subclause 12.13(b) does not apply to any guarantee arising under, or expressly allowed by, the Borrower Documents.

12.14	Letter of the Model Adviser

Within 10 days from the first Drawdown Date the Borrower shall provide a letter of the Model Adviser that confirms all the amendments that have been made to the initial base case finalised on or prior to the date of execution of this Agreement and that these amendments do not affect integrity of the financial model.

13.	PROJECT COVENANTS

13.1	Use of Proceeds

The Borrower shall use the proceeds of the Loans exclusively for the execution of the Project as set out in Clause 3.

13.2	Capital expenditures

The Borrower must not incur any capital expenditure, other than:

(a)	Project Costs;

(b)	in accordance with Subclause 13.19 (Operating Budget);

(c)	any capital expenditure associated with the reinstatement of the Common Infrastructure pursuant to the Joint Insurance Agreement;

(d)	as required by any Project Document;

(e)	as required by law; or

(f)	as may be funded in whole or in part by Financial Indebtedness incurred in accordance with Subclause 12.6 (Financial Indebtedness).

13.3	Project Works

The Borrower must use its reasonable endeavours to ensure that the Project Works are completed in accordance with the Project Documents and Good Industry Practice.

13.4	Operation and maintenance

The Borrower must:

(a)
from the Project Completion Date diligently operate and maintain, or ensure the diligent operation and maintenance of, the Project and the Common Infrastructure in a safe, efficient and business-like manner and in accordance with the Borrower Documents and Good Industry Practice;

(b)
not terminate the appointment of the Plant Operator or the Substation Operator unless a replacement has been appointed whose identity is acceptable to the Senior Agent (acting reasonably) and where the terms of appointment are either substantially the same as the terms under which the previous Plant Operator or Substation Operator (as applicable) was appointed or are otherwise acceptable to the Senior Agent (acting reasonably);

(c)
subject to the conditions set out in the Direct Agreement entered into with SMA, upgrade the standard inverter warranty package taken by the Plant Operator with SMA in respect of a Plant to an advanced standard inverter warranty package (with 98% availability), in case: (a) such Plant O&M Agreement has been terminated, and (b) a replacement operations and maintenance agreement has not been entered into with a counterparty satisfactory to the Senior Agent (acting reasonably) on terms which are either substantially the same as the Plant O&M Agreement or otherwise satisfactory to the Senior Agent (acting reasonably); and

(d)	ensure that following any termination of the appointment of the Manager that:

(i)	within 60 days a replacement is appointed; or

(ii)	the Manager's functions are fulfilled.

13.5	Payments for Interconnection

The Borrower must make the payment required to be made by it (if any) under the Interconnection Agreements in order for commencement of Interconnection works in good time (in the Borrower's reasonable estimation) so as to seek to ensure that the Interconnection is completed on or about the date then scheduled by the Borrower for completion of the Project Facilities to which such Interconnection relates.

13.6	Conto Energia Concession

(a)	The Borrower must enter into each Conto Energia Concession in accordance with the applicable procedure by no later than the later of:

(i)
the date falling ten Business Days after the date of receipt of the notice by GSE that the relevant feed-in tariff under the Conto Energia Decree has been granted to the 6MW Plant or to the first Solar Block of the 45MW Plant to become operational; and

(ii)
the date falling 210 days after the date on which the 6MW Plant or the first  Solar Block of the 45MW Plant becomes operational ("Data di entrata in esercizio") in accordance with the Conto Energia Decree and the AEEG Resolution 90.

(b)
The Borrower undertakes to deliver to the Senior Agent a copy of each Conto Energia Concession, certified by an authorised signatory of the Borrower as a correct and complete copy of the original made available by GSE, within five Business Days from being aware of the execution of each Conto Energia Concession by GSE.

13.7	Power Purchase Agreement

(a)	Except with the prior written consent of the Senior Agent, such consent not to be unreasonably withheld or delayed, the Borrower shall not enter into any Power Purchase Agreement.

(b)
Should a Power Purchase Agreement be entered into in compliance with paragraph (a) above, the Borrower undertakes, within ten Business Days from the date of execution of the relevant Power Purchase Agreement, to enter into with the Senior Agent (acting in its name and in the name and on behalf of the other Finance Parties) the pledge of all receivables arising from the relevant Power Purchase Agreement in the same form and substance as the Pledge over Receivables and Accounts, only to the extent the duration of said Power Purchase Agreement exceeds 12 months.

13.8	Pledge of Receivables towards GSE

(a)
The Borrower undertakes to enter into with the Senior Agent, in the name and on behalf of the other Finance Parties the Pledge of Feed-in Tariff Receivables, in the form and substance set out on the GSE website or such other form agreed by the Borrower and the Finance Parties (acting reasonably) and accepted by the GSE within ten Business Days from being aware of the publication on the GSE website of the Conto Energia Concession duly signed by GSE by way of digital signature. Should the content of the Pledge of Feed-in Tariff Receivables requested by the Finance Parties not be acceptable for the GSE, the Borrower undertakes to enter into an assignment by way of security of the feed-in tariff receivables in the form and substance set out on the GSE website or such other form agreed by the Borrower and the Finance Parties (acting reasonably) and accepted by the GSE within ten Business Days from being aware of the publication on the GSE website of the Conto Energia Concession duly signed by GSE by way of digital signature.

(b)
The Borrower must promptly execute and deliver all documents and take all actions which the Finance Parties may reasonably request which are necessary and appropriate in order to perfect any Pledge of Feed-in Tariff Receivables.

13.9	GSE Concession

Unless a Power Purchase Agreement is executed in accordance with Subclause 13.7 (Power Purchase Agreement) above, the Borrower must:

(a)
notify GSE, within 20 Business Days from the first synchronisation of the 6MW Plant or the first Solar Block of the 45MW Plant, of its request to enter into the relevant Ritiro Dedicato Concession in accordance with AEEG Resolution 280; and

(b)
no later than five Business Days from being aware of the execution of a Ritiro Dedicato Concession by GSE, deliver to the Senior Agent a copy of it certified by an authorised signatory of the Borrower as a correct and complete copy of the original made available by GSE.

13.10	Project Documents

(a)	In this Subclause, Reserved Discretion means each discretion of the Borrower set out in Schedule 5 (Reserved Discretions).

(b)
The Borrower must exercise its rights and comply with its obligations under each Project Document to which it is a party in all material respects and in a proper and timely manner consistent with the Borrower's obligations under the Finance Documents.

(c)
Without prejudice to Subclause 13.4 (Operation and maintenance) above, except with the prior consent of the Senior Agent (such consent not to be unreasonably withheld or delayed), the Borrower must not and must not agree to:

(i)	amend or waive, other than in accordance with paragraph (f) below and the Reserved Discretions;

(ii)	assign or transfer; or

(iii)	terminate or suspend,

all or any part of a Project Document.

(d)	Subject to paragraphs (e) and (f) below, the Borrower must comply with Section A of Schedule 5 (Reserved Discretions).

(e)
The Borrower is not obliged to exercise any Reserved Discretion in any particular manner or fail to exercise a Reserved Discretion if to do so would or would be likely to constitute a breach of any Borrower Document, Transaction Authorisation or any law or regulation or be otherwise actionable at the suit of any person.

(f)	Subject to paragraph (g) below, the Borrower may at any time, make or consent to an Immaterial Amendment to a Project Document without the consent of the Senior Agent or the Majority Lenders.

(g)
Should the Borrower intend to make or consent to an amendment, modification or waiver to any Project Document which it considers to fall within the scope of paragraph (c) of the definition of Immaterial Amendment without the consent of the Senior Agent or the Majority Lenders:

(i)
the Borrower shall deliver to the Senior Agent and each Lender a notice describing the proposed amendment, modification or waiver and confirming that in the opinion of the Borrower (supported by the relevant Lenders' adviser(s)) such amendment, modification or waiver would not (in the context of the document as a whole) be materially adverse to the interests of the Borrower or the Finance Parties and requesting each Lender to confirm within 15 (fifteen) Business Days that they agree that the proposed amendment, modification or waiver falls within paragraph (c) of the definition of Immaterial Amendment; and

(ii)
provided the Borrower has received written confirmation from the Majority Lenders within 15 (fifteen) Business Days that they agree that the proposed amendment, modification or waiver falls within paragraph (c) of the definition of Immaterial Amendment the Borrower will be entitled to treat such amendment, modification or waiver as an Immaterial Amendment and may make or consent to the proposed amendment, modification or waiver without the consent of the Senior Agent or the Majority Lenders.

(h)	The Borrower shall use its reasonable efforts to obtain the warranty bond pursuant to Article 11.2 of each Plant EPC Contract by the time it is due to it.

(i)
The Borrower shall execute the Guarding and Security Agreement within one month of the issuance of the Solar Park Provisional Acceptance Certificate (as defined in the Plant EPC Contracts), provided that if such agreement is entered into after Financial Close, it shall be entered into on terms and with a counterparty acceptable to the Senior Agent (acting on the instructions of the Majority Lending acting reasonably).

(j)
The Borrower shall enforce its rights under the Warranty Bond (as defined in the Plant EPC Contract) in the event the Final Acceptance Certificate (as defined in the Plant EPC Contract) is not issued within the Final Acceptance Long Stop Date.

13.11	Completion

The Borrower shall use its reasonable efforts to ensure that the Project Completion Date in relation to each Project occurs as soon as possible and in any event by the respective Long-Stop Completion Date.

13.12	Material contracts

Except with the prior consent of the Senior Agent (such consent not to be unreasonably withheld or delayed), the Borrower must not enter into any contract other than the documents specified in Subclauses 13.6 (Conto Energia Concession) to 13.10 (Project Documents) after the date of this Agreement provided that this restriction shall not apply to a contract which is (or, for the avoidance of doubt, documents a transaction which is):

(a)
a replacement contract which avoids or cures any breach of a Finance Document or Event and is entered into pursuant to Subclauses 15.12 (Effectiveness of Borrower Documents) and/or 15.14 (Project Documents) below; or

(b)
a contract entered into in the Borrower's ordinary course of business on arm’s length terms and the expected cost of which, in aggregate with the value of other contracts entered into pursuant to this paragraph (b), does not exceed the amount of €400,000.00 per annum; or

(c)	permitted under any other provision of the Finance Documents; or

(d)	required under any other provision of the Finance Documents.

13.13	Advisers

The Borrower must co-operate with each Adviser.

13.14	Treasury transactions

The Borrower must not enter into any derivative transaction protecting against or benefiting from fluctuations in any rate, price or other risk.

13.15	Tax affairs

(a)	The Borrower must:

(i)	promptly and timely file all Tax and social security reports and returns required to be filed by it in any jurisdiction;

(ii)
promptly and timely pay all Taxes and social security contributions or, if any Taxes or social security contributions are being contested in good faith and by appropriate means, ensure an adequate reserve is set aside for payment of those Taxes or social security contributions (including, but not limited to, reserves for contested payments and suspended payments as a consequence of, inter alia, fermo amministrativo or injunctions of tax penalties notified by the Tax Authority to the Borrower) (all such amounts being referred to as Contested Taxes).

(b)
Prior to the notification of the Assignment of VAT Receivables in respect of Eligible VAT Payments financed by Facility B2 and subject to the provisions of any Assignment of VAT Receivables, the Borrower shall not request the refund of recoverable VAT by way of reimbursement which is not annual or by way of set-off, unless:

(i)	such VAT cannot qualify as an Eligible VAT Payment; or

(ii)	an Assignment of VAT Receivables has been granted in respect of all Eligible VAT Payments financed by Facility B1 and Facility B2.

(c)
When all the conditions imposed by law are met, the Borrower, without prejudice to the possibility to obtain the refund of the recoverable VAT by way of quarterly reimbursement or by way of set-off (in each case subject to paragraph (b) above), shall request, as soon as possible and no later than (i) 28 February in each year or (ii) 28 (twenty-eight) days from the date of approval of the VR model (or the otherwise applicable form) by the Direction of the "Agenzia delle Entrate" if such approval takes place after the first day of February of the relevant year, the refund of the relevant VAT pursuant to Article 30 and 38-bis of Presidential Decree n. 633 of 26 October 1972.

(d)
No later than 10 Business Days after submitting the duly completed refund request to the Tax authority, the Borrower hereby undertakes to enter into an Assignment of VAT Receivables with the Finance Parties, pursuant to Article 1260 and following the Italian Civil Code in respect of each VAT Receivable which the Borrower is entitled to receive.

(e)	The Borrower must promptly execute and deliver all documents and take all actions which the Finance Parties may reasonably request which are necessary and appropriate in order to:

(i)
perfect any assignment of VAT Receivables (including, but not limited to, the execution and delivery of any notification of such deed of assignment to the relevant Tax authority pursuant to Article 1264 of the Italian civil code); or

(ii)	enable the Finance Parties to exercise the rights and the remedies to which they are entitled pursuant to Finance Documents.

(f)
The Borrower must refund each Finance Party any reimbursement of all or any part of a VAT Refund made by it in the event the Tax authorities (Agenzia delle Entrate) request, in accordance with Article 38-bis of Presidential Decree n. 633 of 26 October 1972 or/and any other applicable provisions, such Finance Party to reimburse all or any part of a VAT Refund.

(g)
To the extent that following utilisation of any Facility B1 Loan or Facility B2 Loan it is subsequently determined, and the Borrower is aware, that any VAT Payment to which that Facility B1 Loan or Facility B2 Loan related will not be eligible for the annual VAT refund pursuant to Article 30 and 38-bis of Presidential Decree n. 633 of 26 October 1972 (the Ineligible VAT), the Borrower covenants to promptly notify the Senior Agent of the same, specifying the amount of such Facility B1 Loan or Facility B2 Loan that is ineligible for the annual VAT refund (the Ineligible VAT Loan). The Borrower covenants to transfer (subject to the order of priority of payments with the Proceeds Account set out in Clause 3.2 of the Project Account Agreement) an amount equal to the Ineligible VAT Loan from the Proceeds Account to the VAT Account within four Business Days of becoming aware of such Ineligible VAT.

(h)
To the extent that following utilisation of any Facility B1 Loan or Facility B2 Loan a Tax Collection Agent Certificate evidences Unpaid Taxes not evidenced in any previous Tax Collection Agent Certificates, the Borrower covenants to transfer (subject to the order of priority of payments with the Proceeds Account set out in Clause 3.2 of the Project Accounts Agreement) an amount equal to such Unpaid Taxes from the Proceeds Account to the Tax Reserve Account within four Business Days of such notification or, as the case may be, the receipt of the Tax Collection Agent Certificate.

(i)
The Borrower undertakes to procure the issuance of a parent company, bank or insurance guarantee for the purposes of any VAT Refund relating to an Eligible VAT Payment according to the relevant provisions of law, as soon as practicable within the time period permitted by law or at any different time upon request by the relevant tax authority.

13.16	Power to remedy

(a)	If the Borrower does not comply with:

(i)	Schedule 4 (Insurance Schedule);

(ii)	Subclause 13.3 (Project Works); or

(iii)	Subclause 13.4 (Operation and maintenance),

and a Relevant Event occurs as a result, the Borrower must, after receipt of five Business Days' notice from the Senior Agent, allow the Senior Agent, its agents and contractors to enter the Project Facilities and (except to the extent it is expressly prohibited from granting such entry in the Borrower Right of Use Agreement and, in any event, in accordance with the relevant provisions of the Borrower Right of Use Agreement) the Common Infrastructure and allow the Senior Agent to do anything the Senior Agent (acting reasonably) considers necessary or desirable to remedy the failure to comply.

(b)
Nothing done by the Senior Agent or its agents or contractors pursuant to this Subclause will in any way prejudice any right of a Finance Party under the Finance Documents or operate as a waiver of that right without the prior consent of all the Lenders.

(c)
The Borrower must indemnify and/or secure and/or prefund and keep the Senior Agent indemnified and/or secured in each case to the Senior Agent’s satisfaction, against any liability incurred by the Senior Agent in accordance with this Subclause.

13.17	Inspection

(a)	In this Subclause:

Tests on Completion means the Acceptance Tests to be performed as a requirement prior to the signing of the Solar Park Provisional Acceptance Certificate (each as defined in the Plant EPC Contracts).

(b)	The Technical Adviser may attend any Test on Completion.

(c)	The Borrower must:

(i)	give the Technical Adviser five days' prior notice of any Test on Completion;

(ii)
ensure that the Senior Agent, its representatives, agents and each Adviser are given access to inspect the Project, the Project Facilities and (except to the extent it is expressly prohibited from granting such access in the Borrower Right of Use Agreement and, in any event, in accordance with the relevant provisions of the Borrower Right of Use Agreement) the Common Infrastructure, any records of the Project and (except to the extent it is expressly prohibited from granting such entry in the Borrower Right of Use Agreement and, in any event, in accordance with the relevant provisions of the Borrower Right of Use Agreement) the Common Infrastructure (including all drawings and specifications) and (should an Event be outstanding) to its books, records and premises and any other places where it conducts its business, during normal business hours, upon notice of at least five Business Days, and to take copies of any documents inspected, provided that each Adviser (but not the Senior Agent or its representatives or agents) shall bear their own cost or expense which will result from the activities under this paragraph (ii); and

(iii)	maintain up-to-date statutory books, books of account, bank statements and other records of the Borrower in accordance with good business practice and all applicable laws.

(d)	The Technical Adviser may only observe and may not participate in any Test on Completion.

(e)	The Borrower must, at the request of the Senior Agent and upon reasonable notice:

(i)	attend any meeting scheduled with any Adviser at reasonable times during normal business hours; and

(ii)	use all reasonable endeavours to ensure the attendance of representatives of other relevant parties (if appropriate) at those meetings.

(f)	No:

(i)	approval of any drawing or specification;

(ii)	passing of any work;

(iii)	visit to the Project or the Common Infrastructure; or

(iv)	attendance at any meeting,

by the Senior Agent or any Adviser, its respective officers, employees or agents will excuse the Borrower from its obligations under the Finance Documents.

13.18	Insurances

The Borrower must comply with Schedule 4 (Insurance Schedule).

13.19	Operating Budget

After the Project Completion Date, the Borrower may not incur any cost or expense or series of costs and expenses that cause expenditure in that financial year to exceed 110% of the aggregate amount of costs, expenses and contingencies set out in the agreed Operating Budget for that financial year or, if, in accordance with this Agreement, no Operating Budget is yet approved for that financial year, the last Operating Budget proposed by the Borrower under Subclause 11.4 (Operating period).

13.20	Securitisation

(a)	The Borrower must:

(i)
assist the Finance Parties and the Issuer with any steps each of them may reasonably require to take to perfect the Securitisation, including the execution of any agreement, deed of amendment of the Finance Documents or other document which the Finance Parties or the Issuer may deem necessary or appropriate (in each case acting reasonably) to perfect the assignment of rights, including all or part of the monetary claims deriving from this Agreement, and/or the transfer of rights under this Agreement and/or the granting of any Security Interest and/or the assignment of any Security Document; and

(ii)
supply the Finance Parties and the Issuer with all information which the Finance Parties or the Issuer may reasonably require in connection with the Securitisation, including any information that needs to be disclosed in any prospectus and/or to any internationally recognised ratings agency or its professional advisors.

(b)
The Borrower acknowledges and agrees that any information relating to this Agreement and the other Finance Documents to be disclosed in any prospectus in connection with any Securitisation will become publicly available information upon publication of the Prospectus; and

(c)
The Parties to this Agreement acknowledge and agree that any undertaking in favour of the Issuer under this Agreement shall be deemed as provisions in favour of a third party (stipulazioni a favore del terzo) pursuant to article 1411 et sub. of the Italian Civil Code. The Parties acknowledge that, by declaring their acceptance of the above-mentioned rights and benefits under this Agreement with a side letter, the Issuer shall have no liabilities to, and will not assume or have any obligations of, any other Parties to this Agreement and will neither become party to this Agreement nor to the Facility Agreements.

13.21	Consultation

(a)	If:

(i)
any event or circumstance occurs after the date of this Agreement which has an effect or series or combination of effects, which is materially adverse to the ability of a Major Project Party to comply with any material obligations under the Borrower Documents;

(ii)
any Financial Indebtedness of the EPC Co-obligor (for so long as it is a Major Project Party) and/or the O&M Co-obligor is not paid, when due (after the expiry of any originally applicable grace period), to the extent that the then unpaid relevant amount is in excess of Euro 10,000,000; or

(iii)
GSE does not perform its payment obligations under the Ritiro Dedicato Concession within 90 days from the relevant due date and such non payment(s) is not remedied within 20 days of the expiry of the term referred above and has a Material Adverse Effect, the Borrower must:

(A)
consult and discuss with the Lenders in relation to the contractual rights and remedies which the Borrower has in respect of such Major Project Party or GSE (as appropriate) and/or alternatives to such Major Project Party or GSE (as appropriate) in such circumstances; and

(B)	propose a plan of action in order to remedy such circumstances, taking into account the requirements brought up by the Lenders (the Remediation Plan),

within 20 days of the earlier of the Senior Agent giving notice (having been instructed by the Majority Lenders) and the Borrower becoming aware of the relevant circumstance or event.

(b)	The Remediation Plan will be subject to the Majority Lenders' approval pursuant to Subclause 21.1 (Procedure) below.

(c)	The Borrower must take any action reasonably required to:

(i)	reflect in any Remediation Plan any reasonable suggestion of the Majority Lenders; and

(ii)	implement any Remediation Plan in accordance with its terms once it has been approved by the Majority Lenders.

14.	QUOTAHOLDER-RELATED COVENANTS

14.1	Corporate capital

The Borrower must not:

(a)	issue any quota capital or alter any rights attaching to its issued quota capital as at the date of this Agreement; or

(b)	issue any voting capital.

other than pursuant to the Equity Subscription Agreement.

14.2	Distributions

(a)
Other than any transfer or deposit to the Distribution Account funded out of the proceeds of a Loan permitted under the Finance Documents or made with the consent of the Senior Agent and subject to paragraph (d) below, the Borrower must not transfer any money to the Distribution Account unless:

(i)	the first Repayment Instalment has been repaid in full;

(ii)	the balance on the Debt Service Reserve Account is no less than the Required DSRA Balance and the balance on the Major Maintenance Reserve Account is no less than the Required Maintenance Balance;

(iii)	no Event is continuing or would result from the transfer;

(iv)
any matter which has been previously referred to an expert under the Calculations and Forecasting Agreement has been agreed by the Majority Lenders, or, if not agreed by the Majority Lenders, has been resolved and the expert’s determination provided and the relevant Forecast been finally determined on the basis of the expert’s determination;

(v)	the Historic Annual Debt Service Cover Ratio (as finally determined) for the most recent Scheduled Calculation Date exceeds 1.15:1;

(vi)	the Projected Annual Debt Service Cover Ratio (as finally determined) for the most recent Scheduled Calculation Date exceeds 1.15:1;

(vii)	the Loan Life Cover Ratio (as finally determined) for the most recent Scheduled Calculation Date exceeds 1.20:1;

(viii)	the Forecast and Historic Statement for the most recent Scheduled Calculation Date has been finally determined; and

(ix)	prior to the end of the VAT Initial Security Period either:

(A)
amounts are available in the Proceeds Account after the proposed distribution, which are equal to, or greater than, the Facility B1 Loans and Facility B2 Loans outstanding, in respect of which the VAT Initial Security Period for the related Assignment of VAT Receivables has not expired (in each case, Unhardened VAT Refunds); or

(B)
an unconditional, irrevocable first demand guarantee from the Sponsor Parent has been provided in favour of the Lenders guaranteeing such Unhardened VAT Refunds in full until the end of the relevant VAT Initial Security Period;

(b)
In addition to what is provided under paragraph (a) above, other than any transfer or deposit to the Distribution Account funded out of the proceeds of a Loan permitted under the Finance Documents or made with the consent of the Senior Agent, the Borrower must not transfer any money to the Distribution Account if:

(i)	the Borrower's auditing firm has qualified the annual audit report to the annual or semi-annual consolidated or non-consolidated financial statements of the Borrower:

(A)	in respect of whether such accounts gives a true and fair view; or

(B)	in any other respect and such qualification has a Material Adverse Effect.

until either (i) such qualification has been withdrawn by the Borrower’s auditing firm, (ii) such issues have been resolved to the satisfaction of the Majority Lenders or (iii) in the case of the qualification in paragraph (B), such qualification no longer has a Material Adverse Effect;

(ii)
one of the events described under Subclause 13.21 (Consultation), paragraph (a)(i), (a)(ii) or (a)(iii) above is outstanding until such event has been resolved to the satisfaction of the Majority Lenders; or

(iii)	until the date on which all Facility B1 Loans and Facility B2 Loans have been repaid in full, either:

(A)
any Tax liabilities are due but not paid by the Borrowers (including but not limited to any Tax liabilities identified in a Tax Authority Certificate or a Tax Collection Agent Certificate) or any reserves which have to be set aside in accordance with Clause 13.15(a)(ii) (Tax Affairs) have not been set aside (including, but not limited to, reserves for contested payments and suspended payments as a consequence of, inter alia, fermo amministrativo or injunctions of tax penalties notified by the Tax Authority to the Borrower), unless the aggregate amount of such Tax liabilities are covered by a reserve to be held in the Tax Reserve Account; or

(B)
any guarantee referred to in Clause 13.15(i) (Tax affairs) is not issued if required by law in connection with any VAT Refund in relation to an Eligible VAT Payment or if requested by the competent tax authority.

(c)	Except with the consent of the Senior Agent, the Borrower must only pay Distributions which are to be paid in cash from the Distribution Account.

(d)
In derogation of the provisions under this Subclause 14.2, the conditions provided in paragraph (a) above shall not apply to any transfer to the Distribution Account and/or to any Distribution to repay the Quotaholder:

(i)
by way of special Distributions, should the Quotaholder have paid any amount of Insurance Proceeds payable under any Insurance in order to fund the restoration, reinstatement or replacement of any asset lost or damaged, upon payment by the insurer or transfer from the Joint Insurance Account to the Borrower of the corresponding amount;

(ii)	by way of special Distributions, as provided in Subclause 2.4 (Expiry of Equity Commitment and Discharge of Cash Collateral) of the Equity Subscription Agreement;

(iii)
of any Equity in excess of the Equity (including for the avoidance of doubt any Excess Equity Amount) required under the initial base case referred to in Paragraph 8 of Schedule 2 (Condition Precedent Documents); and

(iv)	by way of special Distribution, in accordance with Clause 12.5(c) (Disposals).

15.	EVENTS

15.1	Relevant Events

Each of the events set out in Subclauses 15.2 (Non-payment) to 15.31 (Issuer Event of Default) (inclusive) is a Relevant Event.

15.2	Non-payment

The Borrower does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:

(a)	is caused by technical or administrative error and is remedied within three Business Days of the due date; or

(b)	is caused by a Disruption Event and is remedied within five Business Days of the due date.

15.3	Breach of other obligations

(a)	The Borrower does not comply with:

(i)
any term of Clause 3 (Purpose), Clause 12 (General Covenants) (other than any term referred to in Subclauses 12.2 (Compliance with laws) above), Clause 13 (Project Covenants) (other than any term referred to Subclauses 13.2 (Capital expenditures), 13.4(d)(i) and (ii) (Operation and maintenance), 13.5 (Payments for Interconnection), 13.6(b) (Conto Energia Concession), 13.10 (b) and (e) (Project Documents), 13.11 (Completion), 13.12 (Material contracts), 13.13 (Advisers),

13.14 (Treasury transactions), 13.15 (Tax affairs), 13.16 (Power to remedy), 13.17 (Inspection) and Clause 14 (Quotaholder-Related Covenants) of this Agreement;

(ii)
any term of clauses 2.5 (Operation of Accounts), 3 (Proceeds Account), 4 (Debt Service Reserve Account), 5 (DSRA LC), 6 (Compensation Account), 7 (VAT Account), 8 (Major Maintenance Reserve Account), 9 (Distribution Account), 10 (Cash Sweep Lock-up Account), 11 (Warehouse Account), 12 (Tax Reserve Account, 16.2 (Procedure for investment), 16.4 (Qualifying criteria) and 17.2(f) (Account Bank) of the Project Accounts Agreement;

(iii)	any term of clauses 2.6 (Operation of Accounts), 3 (Equity Account), 4 (Drawdown Account), 5 (Deposit Account) and 9.2(f) (Account Bank) of the English Accounts Agreement;

(iv)	any term of clause 2 (Timing of Ratio Calculations) of the Calculations and Forecasting Agreement,

and such non-compliance is not remedied within 20 days of the earlier of the Senior Agent giving notice, having been instructed by the Majority Lenders, and the Borrower becoming aware of the non-compliance.

(b)	The Borrower does not comply with Clause 12.10 (Environmental matters) or Clause 13.3 (Project Works) and either:

(i)	such non-compliance has a Material Adverse Effect, unless the compliance:

(A)	is capable of remedy; and

(B)	is remedied within 20 days of the earlier of the Senior Agent giving notice, having been instructed by the Majority Lenders, and the Borrower becoming aware of the non-compliance; or

(ii)
such non-compliance is not remedied within six months of the earlier of the Senior Agent giving notice, having been instructed by the Majority Lenders, and the Borrower becoming aware of the non-compliance.

(c)
The Borrower or the Quotaholder is in breach of the subordination and priority provisions in the Intercreditor Agreement and such non compliance is not remedied within 20 days of the earlier of the Senior Agent giving notice, having been instructed by the Majority Lenders, and the Borrower becoming aware of the non-compliance.

(d)
An Obligor does not comply with any other term of the Finance Documents (other than any term referred to in Subclause 15.2 (Non-payment) or in paragraphs (a), (b) and (c) above) and such non-compliance has a Material Adverse Effect, unless the non-compliance:

(i)	is capable of remedy; and

(ii)
is remedied within (A) 20 days of the earlier of the Senior Agent giving notice, having been instructed by the Majority Lenders, and the Obligor becoming aware of the non-compliance, or (B) if longer, the cure period applicable under the relevant provisions of the Finance Documents.

15.4	Misrepresentation

(a)
A representation, warranty or certification (other than any representation, warranty or certification referred to in paragraph (b) below) made or repeated by an Obligor in any Finance Document or in any document delivered by or on behalf of an Obligor under any Finance Document is incorrect or misleading in any material respect when made or deemed to be repeated unless the facts and circumstances giving rise to the misrepresentation:

(i)	are capable of remedy; and

(ii)	are remedied within 20 days of the earlier of the Senior Agent giving notice, having been instructed by the Majority Lenders, and the Obligor becoming aware of the misrepresentation.

(b)
A representation, warranty or certification made or repeated by an Obligor pursuant to Subclauses 10.5 (Non-conflict), 10.8 (Financial statements), 10.9 (Budgets and initial base case), 10.14 (No other business), 10.18 (Taxes) and 10.22 (Financial Indebtedness) is incorrect or misleading when made or deemed to be repeated where the facts or circumstances giving rise to the misrepresentation have a Material Adverse Effect, unless the facts and circumstances giving rise to the misrepresentation:

(i)	are capable of remedy; and

(ii)	are remedied within 20 days of the earlier of the Senior Agent giving notice, having been instructed by the Majority Lenders, and the Obligor becoming aware of the misrepresentation.

15.5	Cross-default

Any of the following occurs in respect of the Borrower:

(a)
any of its Financial Indebtedness (other than any Permitted Subordinated Debt or any Financial Indebtedness under the Upstream Loan Agreement) is not paid when due (after the expiry of any originally applicable grace period);

(b)	any of its Financial Indebtedness (other than any Permitted Subordinated Debt or any Financial Indebtedness under the Upstream Loan Agreement):

(i)	becomes prematurely due and payable; and

(ii)	is placed on demand,

in each case, as a result of an event of default or relevant event (howsoever described).

15.6	Cross-acceleration

Any of the Financial Indebtedness of the Plant EPC Contractor (while it is a Major Project Party) or the EPC Co-obligor (while it is a Major Project Party):

(a)	becomes prematurely due and payable; and

(b)	is placed on demand,

in each case, as a result of an event of default or relevant event (howsoever described).

15.7	Material Adverse Effect

(a)
An event or circumstance occurs (other than an event or circumstance relating to a Major Project Party) after the date of this Agreement which has a Material Adverse Effect and such Material Adverse Effect is not cured, remedied or mitigated to the satisfaction of the Majority Lenders within 20 days of the Borrower becoming aware of such Material Adverse Effect or the Senior Agent notifying the Borrower of such Material Adverse Effect, having been instructed by the Majority Lenders.

(b)	For the avoidance of doubt, paragraph (b) of the definition of Material Adverse Effect does not apply for the purposes of this Subclause 15.7.

15.8	Insolvency

Any of the following occurs in respect of the Borrower:

(a)	it is, or is deemed for the purposes of any applicable law to be, unable to pay its debts as they fall due or insolvent;

(b)	it admits its inability to pay its debts as they fall due;

(c)	it suspends making payments on any of its debts or announces an intention to do so; or

(d)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor (other than a Finance Party) for the rescheduling of any of its indebtedness.

15.9	Insolvency Proceedings

Any of the following occurs in respect of the Borrower or a Major Project Party:

(a)	a resolution of the meeting of the quotaholders or relevant corporate body, respectively, of the Borrower and/or of a Major Project Party to begin any Insolvency Proceedings; or

(b)	the Borrower and/or a Major Project Party being subject to any Insolvency Proceedings.

15.10	Cessation of business

The Borrower ceases, or threatens to cease, to carry on business except:

(a)	as part of a transaction agreed by the Senior Agent; or

(b)	as a result of any disposal allowed under this Agreement.

15.11	Creditors' process

Any attachment, sequestration, distress, execution or analogous event affects any assets of the Borrower and is not discharged within 30 days.

15.12	Effectiveness of Borrower Documents

(a)
Any Project Document is not effective in accordance with its terms or is alleged by the Borrower to be ineffective in accordance with its terms or it is or becomes unlawful for any Major Project Party to perform any of its material obligations under a Borrower Document, unless that Borrower Document is replaced by an agreement with a party satisfactory to the Senior Agent (acting on the instructions of the Majority Lenders, acting reasonably) and in a form and substance either substantially the same as the agreement which it is replacing or otherwise in form and substance satisfactory to the Senior Agent (acting on the instructions of the Majority Lenders, acting reasonably and without delay) as follows:

(i)	during the Construction Period:

(A)
a draft replacement agreement is submitted to the Senior Agent within 30 days of the Borrower becoming aware of the unlawfulness or, should the Technical Adviser confirm that the Project Completion Date might be achieved within the latest Long-Stop Completion Date, such term shall be deemed as extended to 45 days;

(B)
the Senior Agent (acting on the instructions of the Majority Lenders, provided that the Majority Lenders must act reasonably in relation to such instructions) informs the Borrower that the replacement agreement is satisfactory to it within the following 17 days, being understood that, pending a response by the Senior Agent, the Relevant Event shall not be triggered.; and

(C)	the replacement agreement is entered into by the Borrower within five Business Days of the Senior Agent's approval under paragraph (B) above; and

(ii)
following the end of the Construction Period, within 80 days of the Borrower becoming aware of the unlawfulness.  The 80 day period will be extended on a day-for-day basis for each day in excess of 20 days (in aggregate) during which the Senior Agent and the Lenders are considering the identity of a counterparty and/or the terms of a replacement agreement proposed by the Borrower.

(b)
A Security Document does not create the security it purports to create. Any Finance Document is not effective in accordance with its terms or is alleged by an Obligor to be ineffective in accordance with its terms or declared void (nullo or annullabile) or unenforceable (inefficace) other than by reason of any action or omission by the Senior Agent or any Finance Parties and such circumstance, if capable of remedy, is not remedied within 20 Business Days after the earlier to occur of the date on which the Senior Agent has given notice thereof to the Borrower (acting on the instructions of the Majority Lenders) and the date the Borrower has actual knowledge.

15.13	Transaction Authorisations

Any Transaction Authorisation required by the Borrower:

(a)	is not obtained or effected by the time it is required;

(b)	is revoked or cancelled or otherwise ceases to be in full force and effect;

(c)	is not renewed or is renewed on revised terms not acceptable to the Senior Agent (acting reasonably); or

(d)	is varied on terms not acceptable to the Senior Agent (acting reasonably),

and, in each case, this has a Material Adverse Effect.

15.14	Project Documents

(a)
Any Major Project Party breaches its material obligations under any Project Document or any Direct Agreement Indemnity Provision where such breach is not remedied within 30 days of the earlier of the Senior Agent giving notice (acting on the instructions of the Majority Lenders) and the Borrower becoming aware of the breach or, if longer, such grace period as is granted under the relevant Project Document or Relevant Direct Agreement (such period the Remedy Period) and such breach has a Material Adverse Effect, unless that Project Document or Relevant Direct Agreement is replaced by an agreement, and with a party, satisfactory to the Senior Agent (acting on the instructions of the Majority Lenders, acting reasonably) and in form and substance either substantially the same as the agreement which it is replacing or otherwise in a form and substance satisfactory to the Senior Agent (acting on the instructions of the Majority Lenders, acting reasonably and without delay) as follows:

(i)	during the Construction Period:

(A)
a draft replacement agreement is submitted to the Senior Agent within 30 days of the expiry of the Remedy Period or, should the Technical Adviser confirm that the Project Completion Date might be achieved within the latest Long-Stop Completion Date, such term shall be deemed as extended to 45 days;

(B)
the Senior Agent (acting on the instructions of the Majority Lenders) informs the Borrower that the replacement agreement is satisfactory to it within the following 17 days, being understood that, pending a response by the Senior Agent, the Relevant Event shall not be triggered; and

(C)	the replacement agreement is entered into by the Borrower within five Business Days of the Senior Agent's approval under paragraph (B) above).

(ii)
following the end of the Construction Period, within 80 days of the Borrower becoming entitled to terminate the relevant Project Document or Relevant Direct Agreement as a result of the relevant breach.  The 80 day period will be extended on a day-for-day basis for each day in excess of 20 days in aggregate during which the Senior Agent and the Lenders are considering the identity of a counterparty and for the terms of a replacement agreement proposed by the Borrower.

(b)	Any:

(i)
Project Document is terminated or a Relevant Direct Agreement is terminated as a result of a breach of a Direct Agreement Indemnity Provision otherwise than pursuant to and as part of a permitted replacement under Subclause 13.4(b) (Operation and maintenance), 15.12 (Effectiveness of Borrower Documents) or 15.14 (Project Documents); or

(ii)	Major Project Party issues a notice of termination of a Project Document

(iii)	Major Project Party issues a notice of termination of a Relevant Direct Agreement as a result of a breach of a Direct Agreement Indemnity Provision,

in each case otherwise than by reason of full performance of the agreement or expiry of its term, unless that Project Document or Relevant Direct Agreement is replaced by an agreement with a party, satisfactory to the Senior Agent (acting on the instructions of the Majority Lenders, acting reasonably) and in form and substance either substantially the same as the agreement which it is replacing or otherwise in a form and substance satisfactory to the Senior Agent (acting on the instructions of the Majority Lenders, acting reasonably and without delay) as follows:

(A)	during the Construction Period:

I.
a draft replacement agreement is submitted to the Senior Agent within 30 days of such event or, should the Technical Adviser confirm that the Project Completion Date might be achieved within the latest Long-Stop Completion Date, such period shall be deemed as extended to 45 days;

II.
the Senior Agent (acting on the instructions of the Majority Lenders) informs the Borrower that the replacement agreement is satisfactory to it within the following 17 days, being understood that, pending a response by the Senior Agent, the Relevant Event shall not be triggered, and

III.	the replacement agreement is entered into by the Borrower within five Business Days of the Senior Agent's approval under paragraph (II) above).

(B)
following the end of the Construction Period, within 80 days of such event.  The 80 days period will be extended on a day-for-day basis for each day in excess of 20 days in aggregate during which the Senior Agent and the Lenders are considering the identity of a counterparty and/or the terms of a replacement agreement proposed by the Borrower.

15.15	Constitutional documents

Without the prior consent of the Senior Agent (such consent not to be unreasonably withheld or delayed), any change is made to the Borrower's articles of association or other constitutional documents.

15.16	Equity investment

The Quotaholder does not perform its obligations under any Equity Document on the due date for performance unless such non-performance is remedied with five days.

15.17	Completion

(a)	The Project Completion Date for any Plant does not occur by the relevant Long-Stop Completion Date.

(b)
The construction works are delayed or interrupted by more than six months with respect to the performance schedule attached to the Plant EPC Contracts under Annex 9 (Project Implementation Schedule) and/or to the Substation EPC Contracts unless the Technical Adviser confirms in writing that each Project Completion Date can occur on or before the relevant Long-Stop Completion Date.

(c)
Available Funding is not sufficient to achieve each Project Completion Date and the Borrower, within 30 Business Days of the earlier of the Senior Agent giving notice (having been so instructed by the Majority Lenders) and the Borrower becoming aware of this circumstance does not (i) demonstrate the contrary to the satisfaction of the Senior Agent, acting reasonably, or (ii) provide the Senior Agent with the evidence, satisfactory to it, that other funds are unconditionally available to the Borrower in order to meet the Remaining Project Costs.

15.18	Abandonment

(a)	The Borrower abandons all or a material part of the Project Facilities.

(b)
Without limiting paragraph (a) above, the Borrower will be deemed to have abandoned the Project Facilities if it fails to perform any part of the operations or if no work or service is performed or provided (whether by it, the Plant EPC Contractor, the Substation Contractor, the Plant Operator, the Substation Operator or the Manager or any other person) for a continuous period of 40 days, unless the failure is as a result of a Force Majeure Event.

15.19	Nationalisation

(a)
Any part of the Project Facilities or the Common Infrastructure is nationalised, expropriated, confiscated or requisitioned, save to the extent, in relation to the Common Infrastructure, that the Borrower's rights under the Borrower Right of Use Agreement are not adversely affected by such nationalisation, expropriation, confiscation or requisition.

(b)
Any part of the Borrower's rights under the Borrower Documents or the Transaction Authorisations is forfeited, suspended or otherwise abrogated by any Government Entity which has, or would be reasonably likely to have a Material Adverse Effect.

(c)	There is any other intervention in the Project by or on behalf of any Government Entity which has, or would be reasonably likely to have a Material Adverse Effect.

15.20	Litigation

Any litigation, arbitration or administrative proceedings (including, but not limited to, judicial seizures, interim measures or other similar proceedings, or orders issued pursuant to Article 2409 of the Italian Civil Code) are current or, to its knowledge pending or threatened in writing against it which, if adversely determined, are reasonably likely to have a Material Adverse Effect.

15.21	Insurance

(a)	Any Insurance is avoided or suspended (in each case to any material extent); or

(b)	any insurer is entitled to avoid or suspend (in each case to any material extent) or otherwise reduce its liability under any policy relating to any Insurance.

15.22	Project events

The Borrower does not have, or ceases to have:

(a)
good title to, or freedom to use under any applicable laws, the Site and any other assets (including, but not limited to, Intellectual Property and the Common Infrastructure) necessary, to implement the Project in accordance with the Borrower Documents; and

(b)	good and marketable title to all assets reflected in its latest audited financial statements,

in each case free from Security Interests (other than any Permitted Security Interest), restrictions and onerous covenants (other than any Permitted Covenant).

15.23	Annual Debt Service Cover Ratio

(a)	The Historic Annual Debt Service Cover Ratio for an Historic Period is finally determined to be less than 1.10:1.

(b)	The Projected Annual Debt Service Cover Ratio for a Projected DSCR Period is finally determined to be less than 1.10:1

15.24	Loan Life Cover Ratio

The Loan Life Cover Ratio is finally determined to be less than 1.15:1.

15.25	Ownership of the Borrower

(a)
The Quotaholder ceases to hold directly 100% of the Borrower's corporate capital, without the Senior Agent's prior written consent (acting on the instructions of the Majority Lenders, which instructions must not be unreasonably withheld or delayed).

(b)	At any time, one or more Permitted Persons taken together do not hold (directly or indirectly):

(i)	at least 50.01% of the Borrower's corporate capital; and

(ii)	the power to direct the management and policies of the Borrower, whether through the ownership of voting capital, by contract or otherwise,

without the Senior Agent's prior written consent (acting on the instructions of the Majority Lenders, which instructions shall not be unreasonably withheld or delayed).

(c)	Other than the Sponsor Parent, no person shall become a Permitted Person unless:

(i)	approved by the Majority Lenders (such approval not to be unreasonably withheld or delayed); and

(ii)	no Event is outstanding.

For the avoidance of doubt, where this Clause 15.25 applies, the Senior Agent shall not be responsible for determining whether the Majority Lenders have unreasonably withheld or delayed instructions, shall be entitled to assume that the Majority Lenders have not unreasonably withheld or delayed any instructions given and shall have no liability (save in the case of fraud, gross negligence or wilful misconduct) to any person for acting on any such instructions.  The Borrower shall be entitled, as between it and the Lenders, to dispute whether the Majority Lenders have unreasonably withheld or delayed any instructions to which this Clause 15.25 applies.

15.26	Conto Energia Concession

(a)
The Borrower does not notify GSE, within 60 days from the date on which each Solar Block becomes operational (Data di entrata in esercizio), of its request to be granted with the feed-in tariff pursuant to the Conto Energia Decree and the AEEG Resolution 90, together with the documentation listed under annex 4 to the Conto Energia Decree.

(b)
The Borrower does not notify the GSE, within 90 days from its request, of any further information and documentation needed for the granting of the feed-in tariff pursuant to the Conto Energia Decree and the AEEG Resolution 90.

(c)
The Borrower does not notify the GSE, within two years from the date on which the first Solar Block becomes operational (Data di entrata in esercizio), of its request to be granted with the incentive relating to the last Solar Block of the 45MW Plant pursuant to article 5.7 of AEEG Resolution 90.

15.27	GSE

(a)
The GSE does not perform its payment obligations under the Conto Energia Concession within 110 days from the relevant due date and such non payment is not remedied within 20 days of the expiry of the term referred above and has a Material Adverse Effect.

(b)	The GSE ceases to be fully owned by the Italian state, unless it is transferred to a governmental body or other authority which is deemed equivalent to the Italian state.

(c)
The Italian state ceases to guarantee payment of the feed-in tariff under the Conto Energia Decree by the GSE, unless the relevant payment obligation is guaranteed by a governmental or other authority which is deemed equivalent to the Italian state.

(d)
A change in law occurs whereby the feed-in tariff under the Conto Energia Decree is no longer payable by the GSE and such change in law is applicable to the Borrower in relation to the Project, unless the relevant payment obligation is assumed by a governmental body or other authority which is deemed equivalent to the GSE.

For the purposes of this Subclause 15.27, change in law means the enactment, promulgation, execution or ratification of or any change in or amendment to any law, rule or regulation (or in the application or official interpretation of any law, rule or regulation) that occurs after the date of this Agreement.

15.28	Force Majeure Event

A Force Majeure Event as defined in or contemplated by any Project Document has occurred and is continuing for a period exceeding 180 days and has a Material Adverse Effect.

15.29	Remediation Plan

The Borrower has not obtained the Majority Lenders' approval to a Remediation Plan proposed by it pursuant to Subclause 13.21 (Consultation) above or resolved the relevant matter in any other way satisfactory to the Majority Lenders within six months of the date of the rejection of the Remediation Plan by the Majority Lenders.

15.30	Illegality

It is or becomes unlawful for the Borrower to perform any of its material obligations under any Borrower Document and such circumstance, if capable of remedy, is not remedied within 20 days after the earlier to occur of the date on which the Senior Agent has given notice thereof to the Borrower, having been instructed by the Majority Lenders, and the date the Borrower has actual knowledge.

15.31	Issuer Event of Default

On or after the Issuer Assignment Date, an Issuer Event of Default has occurred and is continuing.

15.32	Acceleration

If a Relevant Event is outstanding, the Senior Agent may, and must if so instructed by the Majority Lenders, subject in each case to its being indemnified and/or secured to its satisfaction, without prejudice to any further remedy provided by the law and under this Agreement, including the right of termination pursuant to Article 1454 of the Italian Civil Code save in the circumstances referred to in Subclauses 15.8 (Insolvency) and 15.9 (Insolvency Proceedings) above, by notice to the Borrower:

(a)	cancel any undrawn portion of the Total Commitments; and/or

(b)	suspend the Total Commitments; and/or

(c)	withdraw from the Project Loan Facility Agreement and/or VAT Facility Agreement without paying any consideration (recesso senza corrispettivo); and/or

(d)	(i)
declare that acceleration (decadenza dal beneficio del termine) has occurred pursuant to Article 1186 of the Italian Civil Code and any Facility under the Project Loan Facility Agreement and/or the VAT Facility Agreement is immediately due and payable due to the circumstances referred to in Article 1186 of the Italian Civil Code and/or the circumstances referred to in Subclauses 15.8 (Insolvency) and 15.9 (Insolvency Proceedings), which hereby are deemed as equivalent to the circumstances referred to in Article 1186 of the Italian Civil Code by the Parties' mutual agreement without need of any judgment; and/or

(ii)
only in the circumstances under Subclauses 15.2 (Non-payment), 15.11 (Creditors' process) and 15.26 (Conto Energia Concession), declare that the Project Loan Facility Agreement and/or VAT Facility Agreement is terminated by operation of law (risoluzione di diritto) pursuant to Article 1456 of the Italian Civil Code as of the moment on which the Borrower receives a written notice by the Senior Agent, in which the Senior Agent declares that it intends to avail itself of this Clause; or

(iii)
save in the circumstances referred to in Subclauses 15.8 (Insolvency) and 15.9 (Insolvency Proceedings) above, declare as terminated the Project Loan Facility Agreement and/or VAT Facility Agreement pursuant to Article 1453 of the Italian Civil Code.

Should any notice be sent by the Senior Agent pursuant to paragraph (c) and/or (d) above, the Senior Agent shall have the right to enforce in whole or in part the Security Interests under the Security Documents (other than the Pledge over Cash Collateral Account, to the extent the same is not enforceable in accordance with its terms at such time).

15.33	Co-operation

If a Relevant Event is outstanding the Borrower must, on the request of the Senior Agent:

(a)
supply to the Senior Agent a copy of any as-built drawings then in its possession showing all alterations made since the commencement of operation of the Project Facilities and (except to the extent it is expressly prohibited in the Borrower Right of Use Agreement to do so) the Common Infrastructure;

(b)
supply to the Senior Agent a copy of any operation and maintenance manuals or similar documents for the Project Facilities and (except to the extent it is expressly prohibited in the Borrower Right of Use Agreement to do so) the Common Infrastructure then in its possession; and

(c)
co-operate fully with the Senior Agent, any Adviser and any operator of the Project Facilities and (to the extent of its rights) the Common Infrastructure in order to achieve (if necessary) a smooth transfer of the operation of the Project Facilities and the Borrower's rights in relation to the Common Infrastructure.

15.34	No independent action

No Finance Party may, except (prior to the Issue Date) with the prior consent of all the Lenders and (after the Issue Date), in accordance with the Intercreditor Agreement:

(a)	enforce or require the Senior Agent to enforce any Security Interest created or evidenced by any Security Document;

(b)
sue for or institute any creditor's process (including an injunction, garnishment, execution or levy, whether before or after judgment) in respect of any obligation (whether or not for the payment of money) owing to it in respect of any Finance Document;

(c)
take any step for the winding-up, administration of or dissolution of, or any insolvency proceeding, or for a voluntary arrangement, scheme of arrangement or other analogous step in relation to the Borrower; or

(d)	apply for any order for an injunction or specific performance in respect of the Borrower in relation to any Finance Document.

15.35	Senior Agent's response for replacement agreements

Where the Senior Agent is to provide a response regarding a replacement agreement for the purposes of Clauses 15.12 and 15.14(a) and 15.14(b), each Party hereto hereby agrees and acknowledges that the Senior Agent will seek and act upon the instructions of the Majority Lenders in relation to any such response and the Senior Agent shall incur no liability to any person as a result of any delay caused thereby (or any related consequences), including if it is unable to provide a response within the relevant time period.

16.	THE ADMINISTRATIVE PARTIES

16.1	Appointment and duties of the Senior Agent

(a)	Each Finance Party (other than the Senior Agent and SACE) irrevocably appoints the Senior Agent to act as its agent (mandatario con rappresentanza) under the Finance Documents.

(b)	Each Party acknowledges that the duties of the Senior Agent are solely mechanical and administrative in nature.

(c)	Each Finance Party (other than the Senior Agent) irrevocably authorises the Senior Agent to:

(i)
perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents and agrees that no implied duties or obligations shall be read into this Agreement against the Senior Agent; and

(ii)	execute in the name and on behalf of such Finance Party each Finance Document expressed to be executed by the Senior Agent in its name and its behalf,

provided that the Senior Agent is not authorised to perform duties, exercise rights, powers and discretions or execute documents on behalf of SACE.

(d)
Each Finance Party (other than the Senior Agent and SACE (which, in the case of SACE, is not a party to any Finance Document)) hereby grants the Senior Agent with all widest powers to implement the mandate under paragraph (a), including, without limitation, the power to:

(i)	negotiate and execute any amendment agreement in respect of any Finance Document;

(ii)	negotiate and execute any waiver requested hereunder;

(iii)	provide any consent which is expressed to be provided by the Senior Agent under this Agreement or any other Finance Document,

(also in accordance with the terms of the Intercreditor Agreement, when applicable) so that no lack of power may be claimed against the Senior Agent in respect of any of the above, provided that the Senior Agent shall always be entitled to seek instructions of the Majority Lenders in accordance with Clause 16.7 (Majority Lenders' instructions) in relation to the exercise of any right, power or discretion.

(e)
Each Finance Party (other than the Senior Agent and SACE) acknowledges and agrees that the Senior Agent may enter in its name and on its behalf into contractual arrangements pursuant to or in connection with the Finance Documents to which the Senior Agent is also a party (in its capacity as Senior Agent or otherwise) and expressly authorises the Senior Agent, pursuant to article 1395 of the Italian Civil Code. The Finance Parties expressly waive any right they may have under article 1394 of the Italian Civil Code in respect of contractual arrangements entered into by the Senior Agent in their name and on their behalf pursuant to or in connection with the Finance Documents.

(f)	Each of the Parties acknowledges and agrees that:

(i)	the provisions of Clause 16.7 (Majority Lenders' instructions) of this Agreement; and

(ii)
any other provisions of the Finance Documents pertaining to any right, powers, authorities and discretions that are specifically given to the Senior Agent under or in connection with the Finance Documents, which are inconsistent with the content of Clause 2.2 of the Intercreditor Agreement, will be superseded by the terms of Clause 2.2 of the Intercreditor Agreement with effect as of the Issue Date.

(g)
The Parties recognise and accept that in the event any inconsistencies should arise between the contractual provisions of this Agreement or any Finance Documents, on the one hand, and the content of an instruction given by the Instructing Parties (as defined under the Intercreditor Agreement) to the Senior Agent pursuant to the Intercreditor Agreement, on the other hand, the relevant instruction will at all times prevail and, as a result, the Senior Agent shall act in compliance with the relevant instruction only.

(h)
The Parties acknowledge that, where SACE becomes fully and automatically subrogated to the rights of the Issuer pursuant to Clause 4.4 of the SACE Guarantee and Reimbursement Agreement, it will by notice to the Senior Agent be entitled to appoint the Senior Agent to act as its agent (mandatario con rappresentanza) in accordance with and on the terms of this Clause 16.

16.2	Role of the Arrangers

Except as specifically provided in the Finance Documents, each Arranger has no obligations of any kind to any other Party in connection with any Finance Document.

16.3	No fiduciary duties

Nothing in this Agreement makes an Administrative Party a trustee or fiduciary for any other Party or any other person.  No Administrative Party shall be bound to account to any Lender for any sum or the profit element of any sum received for its own account or be liable to account for interest on those moneys.

16.4	Business with Affiliates of an Obligor

An Administrative Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Affiliate of an Obligor.

16.5	Individual position of an Administrative Party

(a)
If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Party and any related entity may:

(i)	carry on any business with any Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with any Obligor or its related entities.

16.6	Reliance

The Senior Agent may:

(a)	rely on any representation, notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)
engage, pay for, at the expense of the Borrower, and rely on the advice or services of any lawyers, accountants, surveyors or other experts selected by it (including those representing a Party other than the Senior Agent) and whether or not addressed to the Senior Agent and whether or not the liability of the relevant expert in respect thereof is limited by a monetary cap or otherwise;

(d)	act under the Finance Documents through its personnel and agents; and

(e)	assume (unless it has received written notice to the contrary in its capacity as agent to the Lenders) that:

(i)
no Event has occurred (unless it has actual knowledge of an Event arising under Subclause 15.2 (Non-payment)) and that no event, occurrence or effect has a Material Adverse Effect (unless it has actual knowledge of such event, occurrence or effect);

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(f)	The Senior Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(g)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Senior Agent nor any Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(h)
The Senior Agent shall not be obliged to take any step or action (including instituting any enforcement proceedings) in respect of this Agreement or any other Finance Document unless it has been indemnified and/or secured to its satisfaction against all actions, proceedings, claims and demands which may be brought against it and against all costs, charges, damages, expenses and liabilities which it may incur by taking such action.

(i)
If the Senior Agent, in the exercise of its functions, requires to be satisfied or to have information as to any fact or the expediency of any act, it may call for, and shall be entitled to rely upon and accept as sufficient evidence of that fact or the expediency of that act, a certificate or letter of confirmation or explanation reasonably believed by it to be genuine and signed by an authorised signatory of the Borrower or a Lender as to that fact or to the effect that, in their opinion, that act is expedient and the Senior Agent need not call for further evidence and will not be responsible for any loss occasioned by acting on such certificate.

16.7	Majority Lenders' instructions

(a)
The Senior Agent is fully protected if it acts, or refrains from acting, on the instructions of the Majority Lenders, and is entitled to seek instructions from the Majority Lenders at any time, in the exercise of any right, power or discretion vested in it or any matter not expressly provided for in the Finance Documents and the Senior Agent shall not be liable to any person for any delay (or related consequences) for seeking any such instructions.  Any such instructions given by the Majority Lenders will be binding on all the Lenders.  In the absence of instructions from the Majority Lenders, the Senior Agent may act or refrain from acting as it considers to be in the best interests of all of the Lenders and shall not be liable to any person for any loss occasioned thereby.

(b)
For the avoidance of doubt, the Senior Agent shall not be responsible for determining whether the Majority Lenders have acted reasonably in relation to any instructions, shall be entitled to assume that the Majority Lenders have acted reasonably in giving any instructions and shall have no liability (save in the case of fraud, gross negligence or wilful misconduct) to any person for acting on such instructions.  The Borrower shall be entitled, as between it and the Lenders, to dispute whether the Majority Lenders have acted reasonably in relation to such instructions.

(c)	The Senior Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(d)	The Senior Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings in connection with any Finance Document.

(e)
The Senior Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received security satisfactory to the Senior Agent for any cost, loss or liability (together with any associated VAT) to it, which it may incur in complying with the instructions of the Majority Lenders (or, if appropriate, the Lenders).

16.8	Responsibility

(a)
No Administrative Party is responsible for the adequacy, accuracy and/or completeness of any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(b)
No Administrative Party is responsible for the legality, validity, effectiveness, adequacy, completeness or enforceability of any Finance Document or any other document entered into, made or executed in anticipation of or in connection with any Finance Document.

16.9	Exclusion of liability

(a)
Without limiting paragraph (b) below, the Senior Agent is not and will not be liable for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the Senior Agent) may take any proceedings against any officer, employee or agent of the Senior Agent in respect of any claim it might have against the Senior Agent or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document.

(c)
The Senior Agent is not and will not be liable for any delay (or related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Senior Agent if the Senior Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Senior Agent for that purpose.

(d)
Nothing in this Agreement will oblige any Administrative Party to carry out or satisfy any know your customer requirement or other checks in relation to the identity of any person on behalf of any Finance Party.

(e)
Each Finance Party confirms to each Administrative Party that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

(f)
The Senior Agent shall not be liable for any consequential, special, indirect or speculative loss or damage (including, but not limited to, loss of business, goodwill, opportunity or profit) of any kind whatsoever even if advised of the possibility of such loss or damage.

16.10	Events

(a)
The Senior Agent is not obliged to monitor or enquire whether an Event has occurred.  The Senior Agent is not deemed to have knowledge of the occurrence of an Event. The Senior Agent is not obliged to monitor or enquire whether any event, occurrence or an effect has a Material Adverse Effect and is not deemed to have knowledge of any such event, occurrence or effect provided that, if the Senior Agent is (i) notified in writing by an Party of an event, occurrence or effect which, in such Party's opinion, may be or become an Event or might have a Material Adverse Effect or (ii) is requested in writing by a Finance Party to enquire of an event, occurrence or effect, the Senior Agent agrees to make enquiries of the Borrower or the Lenders in relation thereto.

(b)	If the Senior Agent:

(i)	receives notice from a Party referring to this Agreement, describing an Event and stating that the event is an Event; or

(ii)	is aware of the non-payment of any principal, interest or any fee payable to a Finance Party (other than the Senior Agent or any Arranger) under this Agreement,

it must promptly notify the other Finance Parties.

16.11	Information

(a)	The Senior Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the Senior Agent by a Party for that person.

(b)
Except where a Finance Document to which the Senior Agent is party specifically provides otherwise, the Senior Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, the Senior Agent has no duty:

(i)
either initially or on a continuing basis to provide any Lender with any credit information or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

(d)
In acting as the Senior Agent, the agency division of the Senior Agent is treated as a separate entity from its other divisions and departments.  Any information acquired by the Senior Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Senior Agent may be treated as confidential by the Senior Agent and will not be treated as information possessed by the Senior Agent in its capacity as such and the Senior Agent shall not be deemed to have notice of it.

(e)
The Senior Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of the Borrower solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)	The Borrower irrevocably authorises the Senior Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Senior Agent.

16.12	Release of Security

Without prejudice to the provisions under Clause 5.9 (Release of the Security in case of repayment, voluntary prepayment or refinancing by transfer) above, at the end of the Security Period the Senior Agent, subject to it being indemnified and/or secured to its satisfaction, and Lenders must take any action reasonably requested by the Borrower or the Quotaholder to release the Security Assets from the Security.

16.13	Indemnities

(a)
Without limiting the liability of any Obligor under any Finance Documents each Lender must indemnify the Senior Agent, within 10 Business Days of demand, for that Lender's Pro Rata Share of any cost, expense, loss or liability incurred by the Senior Agent in acting in its capacity as the Senior Agent for the Finance Parties.

(b)	The Senior Agent may deduct from any amount received by it for a Lender any amount due to the Senior Agent from that Lender under a Finance Document but unpaid.

16.14	Compliance

Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

16.15	Resignation of the Senior Agent

(a)	With the consent of the Majority Lenders, the Senior Agent may resign and appoint any of its Affiliates as successor Senior Agent by giving notice to the other Finance Parties and the Borrower.

(b)
Alternatively, and without the consent of the Majority Lenders, the Senior Agent may resign by giving notice to the Finance Parties and the Borrower, in which case the Majority Lenders may appoint a successor Senior Agent.

(c)
If no successor Senior Agent has been appointed under paragraph (b) above within 60 days after notice of resignation was given, the Senior Agent may appoint another financial institution as successor Senior Agent.

(d)	The person(s) appointing a successor Senior Agent must, if practicable, consult with the Borrower prior to the appointment. Any successor Senior Agent must have an office in Italy.

(e)
The resignation of the Senior Agent and the appointment of any successor Senior Agent will both become effective only when the successor Senior Agent notifies all the Parties that it accepts its appointment.  On giving the notification, the successor Senior Agent will succeed to the position of the Senior Agent and the term Senior Agent will mean the successor Senior Agent.

(f)
The retiring Senior Agent must, at its own cost, make available to the successor Senior Agent such documents and records and provide such assistance as the successor Senior Agent may reasonably request for the purposes of performing its functions as the Senior Agent under the Finance Documents, provided that the Senior Agent shall not be required to disclose any documents or records which are confidential or proprietary in nature to it.

(g)
Upon its resignation becoming effective, this Clause 16.15 will continue to benefit the retiring Senior Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Senior Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

(h)	The Majority Lenders may, by notice to the Senior Agent, require it to resign under paragraph (b) above on giving the Senior Agent 15 days' written notice.

(i)	Subject to paragraph (f), the Borrower shall bear the cost of any replacement of a Senior Agent in accordance with this Clause 16.15 (Resignation of the Senior Agent).

16.16	Relationship with Lenders

(a)
The Senior Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	The Senior Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders, subject to it being indemnified and/or secured to its satisfaction.

(c)
The Senior Agent must keep a register of all the Parties and supply any other Party with a copy of the register on request.  The register will include each Lender's Facility Office(s) and contact details for the purposes of this Agreement.

16.17	Notice period

Where this Agreement specifies a minimum period of notice to be given to the Senior Agent, the Senior Agent may, at its discretion, accept a shorter notice period.

16.18	Credit appraisal by the Lenders

Without affecting the responsibility (if any) of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Senior Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)
the adequacy, accuracy and/or completeness of any information provided by the Senior Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

16.19	Senior Agent’s Management Time

In addition to the agency fee paid or payable to the Senior Agent under 18.1 (Agency fee) and any costs and expenses payable to the Senior Agent in accordance with Clause 20 (Expenses), the Borrower shall pay the Senior Agent a waiver fee in connection with any amendment or waiver of, or consent in respect of, any Finance Document or Transaction Document in accordance with the Fee Letter. Following the occurrence of an Event, any amount payable to the Senior Agent under Clause 19.2 (Other indemnities), Clause 20 (Expenses) and Clause 16.13 (Indemnities) shall include the costs of utilising the Senior Agent’s management time or other resources (Management Time Costs) and will be calculated on the basis of such reasonable daily or hourly rates as the Senior Agent may notify to the Borrower and the Lenders, and is in addition to any fees, costs and expenses paid or payable to the Senior Agent under Clause 18.1 (Agency fee) or Clause 20 (Expenses) as referred to above, provided that, for such time as both SACE is the Class A1 Controlling Party and EIB is the Class A2 Controlling Party, the Senior Agent’s Management Time Costs (but not its expenses) shall be subject to an annual cap with effect from the date of this Agreement (excluding value-added tax) of EUR100,000, such cap may be increased from time to time with the consent of the Controlling Parties, such consent not to be unreasonably withheld or delayed. The parties hereby agree that if the Senior Agent’s Management Time Costs are such that the Senior Agent requests that the annual cap referred to above be increased to cover such costs being or expected to be incurred, the Senior Agent shall have no obligation to take or continue to take any steps or action (including instituting or continuing with any proceedings) (and shall incur no liability for refraining to take any such steps or action) until the Controlling Parties have consented to the increase in such cap being requested. The annual cap to the Management Time Costs referred to above shall not apply at any time with effect from the date on which either SACE or EIB ceases to be the Class A1 Controlling Party or the Class A2 Controlling Party, respectively.

16.20	Deduction from amounts payable by the Senior Agent

If any Party owes an amount to the Senior Agent under the Finance Documents the Senior Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Senior Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

16.21	Senior Agent as security agent

(a)	The Senior Agent shall not be liable for any failure or omission to perfect, or defect in perfecting, the Security Interests created pursuant to any Security Document, including:

(i)	failure to obtain any Authorisation for the execution, validity, enforceability or admissibility in evidence of any Security Document; or

(ii)	failure to effect or procure registration of or otherwise protect or perfect any of the Security Interests created by the Security Documents under any laws in any territory.

(b)	The Senior Agent may accept without enquiry, requisition, objection or investigation such title as any Obligor may have to any Security Assets.

(c)
The Senior Agent and every receiver, delegate, attorney, agent or other similar person appointed under any Security Document may indemnify itself out of the Security Assets against any cost, expense, loss or liability incurred by it in that capacity (otherwise than by reason of its own gross negligence or wilful misconduct).

(d)	The Senior Agent shall not have any duty:

(i)	to ensure that any payment or other financial benefit in respect of any of the Security Assets is duly and punctually paid, received or collected; or

(ii)
to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option or warrant or otherwise in respect of any Security Assets.

(e)	The Senior Agent may:

(i)
employ and pay an agent selected by it to transact or conduct any business to transact or conduct any business and to do all acts required to be done by it (including the receipt and payment of money);

(ii)	delegate to any person on any terms (including power to sub-delegate) all or any of its function,

and, provided that the Senior Agent, exercises reasonable care in selecting that agent or delegate, the Senior Agent shall not be responsible for any misconduct or omission by any agent or delegate appointed by it or bound to supervise the proceedings or acts of any such agent or delegate.

16.22	Notification to Servicer

The Senior Agent shall notify the Servicer:

(a)	within 5 Business Days of the start of each Interest Period, of the interest and principal amounts which are payable on the Project Loans on the next Project Loan Interest Payment Date; and

(b)	within 5 Business Days of the earlier of (i) the Senior Agent being notified of the amount and (ii) the date on which such prepayment is made, the amount of any prepayment of the Project Loans.

17.	EVIDENCE AND CALCULATIONS

17.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

17.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

17.3	Calculations

Unless otherwise provided in the Facility Agreements, any interest or fee accruing under a Finance Document accrues from day to day and is calculated on an Actual/360 basis.

18.	FEES

18.1	Agency fee

The Borrower must pay to the Senior Agent for its own account an agency fee in the manner agreed in the Fee Letter between the Senior Agent and the Borrower.

18.2	Commitment fee

(a)
In respect of Facilities A1 and A2, the Borrower must pay to the Senior Agent for each Lender a commitment fee computed at a rate of 1% per annum on the undrawn, uncancelled amount of that Lender's Facility A1 Commitments and/or Facility A2 Commitments, payable on the earlier of (a) the Issue Date, and (b) the last day of the Availability Period for Facilities A1 and A2.

(b)
In respect of Facilities B1 and B2, the Borrower must pay to the Senior Agent for each Lender a commitment fee computed at a rate of 50% of the applicable Margin per annum on the undrawn, uncancelled amount of the greater of that Lender's Available Facility B1 Commitments and Available Facility B2 Commitments, payable quarterly in arrears.

(c)
Accrued commitment fee is payable quarterly in arrears from the date of this Agreement until the end of the Availability Period. Accrued commitment fee is also payable to the Senior Agent for a Lender on the date that all of its Commitments are cancelled in full.

18.3	Arrangement fee

The Borrower must pay to each of the Arrangers for their own account arrangement fees in the amount and manner agreed in the Fee Letters between the Arrangers and the Borrower.

19.	INDEMNITIES

19.1	Currency indemnity

(a)	The Borrower must, as an independent obligation, within three Business Days of demand, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	that Finance Party receiving an amount in respect of the Borrower's liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)
Unless otherwise required by law, the Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

19.2	Other indemnities

(a)	The Borrower must, within three Business Days of demand, indemnify each Finance Party against any cost, expenses, fees, claims, loss or liability which that Finance Party incurs as a consequence of:

(i)	the occurrence of any Relevant Event;

(ii)
any failure by the Borrower to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)	a Loan not being made after a Request has been delivered for that Loan due to conditions precedent for that Loan under Clause 4 (Conditions Precedent) not being met;

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with this Agreement; or

(v)	the operation of any Direct Agreement.

(b)	The Borrower's liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or any Loan.

(c)	The Borrower must promptly indemnify the Senior Agent against any loss, cost, expenses, fees or liability incurred by the Senior Agent as a result of:

(i)	investigating any event which the Senior Agent reasonably believes to be an Event; or

(ii)	acting or relying on any notice, request or instruction which the Senior Agent reasonably believes to be genuine, correct and appropriately authorised.

(d)
The Borrower must indemnify, within three Business Days of demand, the Original Facility A Lenders against all losses, liabilities (including any taxes (save for taxes on income or corporation taxes), levies and duties), costs, damages and expenses which any of them may incur as a result of, or in connection with:

(i)
their obligation, pursuant to Clause 22.7(e) of this Agreement or otherwise (including any similar provisions contained in the other Finance Documents or the Transfer Agreements), to exercise any rights, powers or faculties arising from this Agreement, any other Finance Document or a Transfer Agreement as may be directed by or on behalf of the Issuer in accordance with the terms of the Intercreditor Agreement; or

(ii)	the execution of, and exercise of any powers, rights, faculties and duties provided under, the Finance Documents, the Intercreditor Agreement, the Transfer Agreements and the Settlement Agreement,

provided, however, that the Borrower shall not be liable under this Clause 19.2(d) for any loss or liability:

(i)	incurred by the Original Facility A Lenders as a result of their own gross negligence (colpa grave) and/or wilful default (dolo); or

(ii)	to the extent that the relevant Original Facility A Lender is already indemnified for such loss pursuant to terms of any Transaction Document or any other Finance Document.

(e)
The Borrower must indemnify, on demand, the Senior Agent and its affiliates and each of their respective officers, directors, employees and agents (each a Senior Agent Indemnified Person) from and against all losses, liabilities (including any taxes, levies and duties), costs, damages and expenses (including legal expenses) which may be incurred by or asserted or awarded against any Senior Agent Indemnified Person as a result of, or in connection with, its entry into, performance or enforcement of the Finance Documents or any exercise or purported exercise of any rights, powers, discretions or remedies vested in the Senior Agent or any Senior Agent Indemnified Person arising from this Agreement or any other Finance Document, except to the extent that any such loss, liability, cost, damages or expenses have resulted from such Senior Agent Indemnified Person’s gross negligence, fraud or wilful misconduct.

(f)	The provisions of Clause 19.2 will continue in full force and effect notwithstanding the termination of this Agreement or, in the case of the Senior Agent, its no longer being the Senior Agent.

19.3	Issuer’s Indemnity

Without prejudice to Clause 19.2(a) above and any other rights or remedies available pursuant to the Finance Documents and Italian law, the Borrower undertakes, from the Issuer Assignment Date, to indemnify on demand the Issuer (and its directors, officers and employees) (each an Indemnified Person) against all reasonable and documented damages, liabilities, costs and expenses (including, without limitation, taxes, SACE Breakage Fee, EIB Cancellation Amount, Prepayment Additional Amounts, legal fees and any fees and/or expenses associated with the winding-up, liquidation or dissolution of the Issuer or the maintenance of the corporate existence of the Issuer for a period of 2 years following the redemption of the Notes) incurred by such Indemnified Person in connection with the Securitisation Documents and/or any actions, claims, enquiries or proceedings of any type instigated against such Indemnified Person in respect of any of the Finance Documents and/or the Securitisation Documents or any of the transactions contemplated thereby (including any prepayments on the Loans) other than, in each case, as a result of the Indemnified Person's gross negligence (colpa grave) and/or wilful default (dolo) and only to the extent the Issuer is not already indemnified pursuant to Clauses 19.1 and 19.2 above and the Transfer Agreements.

19.4	Continuing obligations

The provisions of Clause 19.3 (Issuer’s Indemnity) will continue in full force and effect notwithstanding the termination of this Agreement until two years plus one day have elapsed since the day on which any note (including the Notes) issued or to be issued by the Issuer in connection with the Securitisation has been paid (or cancelled) in full.

19.5	Break Costs

(a)
The Borrower must pay to each Facility B Lender its Break Costs if a Facility B1 Loan, Facility B2 Loan or overdue amount is repaid or prepaid otherwise than on a VAT Loan Payment Date applicable to it.

(b)	Break Costs are the amount (if any) determined by the relevant Lender by which:

(i)
the interest which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the immediately following VAT Loan Payment Date for that Loan or overdue amount if the principal or overdue amount received had been paid on such VAT Loan Payment Date;

exceeds

(ii)
the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the immediately following VAT Loan Payment Date.

(c)	Each Facility B Lender must supply to the Senior Agent for the Borrower details of the amount of any Break Costs claimed by it under this Subclause.

20.	EXPENSES

20.1	Initial costs

The Borrower must pay to each Finance Party the amount of all costs and expenses (including legal fees) reasonably incurred by it and agreed with the Borrower in connection with the negotiation, preparation, printing and execution of the Finance Documents.

20.2	Subsequent costs

The Borrower must pay to each Finance Party the amount of all reasonable and documented costs and expenses (including professional, banking, exchange or legal fees and all taxes, duties, fees and other impositions of whatsoever nature, including stamp duty, registration fees and imposta sostitutiva) agreed with the Borrower (acting reasonably) in connection with:

(a)
the negotiation, preparation, printing, execution, implementation and termination of any Finance Document (other than a Transfer Certificate) or any related document executed after the date of this Agreement and the performance of its obligations under this Agreement and any other Finance Document;

(b)	the creation, perfection or registration of any Security Interest (subject, in respect of SACE Security Costs to the provisions of the SACE Guarantee and Reimbursement Agreement); and

(c)	any amendment, waiver or consent requested by or on behalf of the Borrower or specifically allowed by this Agreement.

20.3	Enforcement costs

The Borrower must pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

20.4	Issuer Ongoing Costs and Issuer Up-Front Costs

(a)
Without double counting with Clause 19.3, the Borrower must, pursuant to the Issuer Expenses Loan Agreement, advance to the Issuer on demand an amount equal to all Issuer Ongoing Costs notified to it from time to time, and any applicable value added tax.

(b)	The Borrower must also pay the costs and expenses of the Issuer relating to the issue of the Notes and any applicable value added tax, including, without limitation:

(i)
the up-front fees and expenses of the Rating Agencies, the Representative of the Noteholders, the Principal Paying Agent, the Agent Bank, the Computation Agent, the Account Banks and the Issuer Corporate Servicer due on or about the Issue Date;

(ii)
the fees and expenses of the legal, accountancy (including any auditors) and other professional advisers instructed by the Issuer or by the Underwriters or by the Underwriters’ legal counsel in connection with the creation and issue of the Notes, the preparation of the Prospectus and the preparation, negotiation and execution of the Securitisation Documents including all out-of-pocket expenses;

(iii)	the costs incurred in connection with the listing of the Notes;

(iv)	the cost of setting, proofing, printing and delivering the Prospectus;

(v)	the cost of any advertising agreed by the Issuer in connection with the issue of the Notes; and

(vi)
all taxes, duties and costs due by the Issuer in connection with the execution, amendment and/or termination of the Transfer Agreements and the transfer of the monetary receivables (crediti pecuniari individuabili in blocco) owed to the Original Facility A Lenders and arising out of the Project Loan Facilities (including the taxes, duties and costs related to the execution of all the formalities required for enforceability purposes).

(c)	The provisions of this Clause 20.4 (Issuer Ongoing Costs and Issuer Up-Front Costs) will continue in full force and effect notwithstanding the termination of this Agreement.

21.	AMENDMENTS AND WAIVERS

21.1	Procedure

(a)
Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Borrower and the Majority Lenders. The Senior Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)	The Senior Agent must notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

(c)
If there is more than one Facility B Lender, the share in a Facility B1 Loan, Facility B2 Loan, Available Facility B1 Commitments, Available Facility B2 Commitments, Facility B1 Commitments, Facility B2 Commitments or any undrawn Facility B1 Commitments or Facility B2 Commitments of any Facility B Lender which does not reply to a request for waiver, amendment, consent or approval (in each case howsoever described) under a Finance Document to any matter which relates only to Facility B Lenders within 20 Business Days (or such longer period as the Borrower and the Senior Agent may agree) after receipt of a request from the Senior Agent will be excluded for the purpose of determining whether the required proportion of Facility B Lenders have agreed.

21.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of Majority Lenders in Subclause 1.1 (Definitions);

(ii)
an extension of the date of payment of any amount under the Finance Documents (but not, for the avoidance of doubt, agreeing the duration of any Interest Period or the exercise by the Senior Agent of any other discretion under clause 8 (Interest Periods) of the Project Loan Facility Agreement or clause 8 (Interest Periods) of the VAT Facility Agreement);

(iii)
a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents (but not, for the avoidance of doubt, agreeing the duration of any Interest Period or the exercise by the Senior Agent of any other discretion under clause 8 (Interest Periods) of the Project Loan Facility Agreement or clause 8 (Interest Periods) of the VAT Facility Agreement);

(iv)	an increase in, or an extension of, the Total Commitments;

(v)	a release of any Obligor;

(vi)	a release of any Security Document other than in accordance with the express terms of the Finance Documents;

(vii)	any provision of a Finance Document which expressly requires the consent of each Lender;

(viii)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents;

(ix)
Subclause 2.5 (Nature of a Finance Party's rights and obligations), Subclause 5.9 (Release of the Security in case of repayment, voluntary prepayment or refinancing by transfer), Subclause 12.4 (Negative pledge), Clause 3 (Purpose), Schedule 2 (Condition Precedent Documents), Subclause 4.5 (First utilisation of the Facilities) of the Project Loan Facility Agreement and Subclause 4.5 (First utilisation of the Facility B) of the VAT Facility Agreement;

(x)	an extension of any Availability Period; or

(xi)	this Clause,

may only be made with the prior consent of all the Lenders and the provisions of Subclause 21.1(c) shall not apply to such amendments or waivers.

(b)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

(c)	Where an amendment or waiver does not relate to the rights or obligations of:

(i)	the Facility A Lenders, the Facility A1 Commitment and Facility A2 Commitment shall be disregarded for the purpose of the definition of Majority Lenders; and

(ii)	the Facility B Lenders, the Available Facility B1 Commitments and Available Facility B2 Commitments shall be disregarded for the purpose of the definition of Majority Lenders.

(d)
For the purposes of a waiver of the provisions of or a consent related to Clause 15.25 (Ownership of the Borrower) references to the "Majority Lenders" shall be construed to require, in addition to any other requirement of this Agreement or the Intercreditor Agreement, the consent of the Facility B Lenders where the conditions set out in either paragraph (i) or paragraph (ii) below are met:

(i)	(A)	the VAT Initial Security Period in respect of Facility B1 and Facility B2 has not expired; and

(B)	the Final Maturity Date relating to Facility B1 and Facility B2 has not occurred; or

(ii)	(A)	the VAT Initial Security Period in respect of Facility B1 and Facility B2 has expired; and

(B)	the Final Maturity Date relating to Facility B1 and Facility B2 has occurred, but the Facility B1 Loans and/or Facility B2 Loans are still outstanding and not paid in full.

(e)	A Fee Letter may be amended or waived with the agreement of the Administrative Party that is a party to that Fee Letter (or, in the case of the SACE Guarantee Fee Letter, SACE) and the Borrower.

21.3	Instructing Parties

On and from the Issue Date:

(a)	all references in this Agreement to "Majority Lenders" shall be references to the Instructing Parties (as defined in the Intercreditor Agreement); and

(b)
all decisions to be taken by Majority Lenders or all Lenders will be taken by the Instructing Parties in accordance with the Intercreditor Agreement, subject to the Entrenched Rights and Reserved Matters (as each term is defined in the Intercreditor Agreement).

21.4	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance

Documents will be amended to the extent the Senior Agent (acting reasonably and after consultation with the Borrower) determines is necessary to reflect the change.

21.5	Waivers and remedies cumulative

(a)	The rights of each Finance Party under the Finance Documents:

(i)	may be exercised as often as necessary;

(ii)	are cumulative and not exclusive of its rights under the general law; and

(iii)	may be waived only in writing and specifically.

(b)	Delay in exercising or non-exercise of any right is not a waiver of that right.

22.	CHANGES TO THE PARTIES

22.1	Assignments and transfers by the Borrower

The Borrower may not assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

22.2	Transfers by Lenders

(a)
Subject to the following provisions of this Clause 22 (Changes to the Parties), a Lender (the Existing Lender) may at any time transfer in whole or in part its participation in the Facilities to any other bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender) (each a Transfer) in compliance with Clause 22.4 (Procedure for Transfer), provided that no additional or increased cost, expense, Tax or other burden (whether or not under a Finance Document) to the Borrower or Quotaholder will result.

(b)
Each Transfer shall be construed as a cessione parziale di contratto (or as a transfer (cessione) of rights and an assumption (accollo liberatorio) of obligations) and the New Lender shall be assigned the rights and assume the obligations of the Existing Lender, in their entirety or, in the case of Transfer of part of the participation of the Existing Lender, pro rata, under this Agreement and the other Finance Documents to which the Existing Lender is a party.

(c)	Upon perfection of a Transfer in accordance with Clause 22.4 (Procedure for Transfer), effective as of the Transfer Date:

(i)
the Existing Lender will transfer to the New Lender the rights and obligations expressed to be the subject of the Transfer in the Transfer Certificate (and any corresponding obligation by which it is bound under the other Finance Document);

(ii)	the New Lender will:

(A)	become party to this Agreement as a Lender and party to the other Finance Documents to which the Existing Lender was a party in the same capacity as the Existing Lender; and

(B)	assume obligations equivalent to those obligations of the Existing Lender expressed to be the subject of the Transfer in the Transfer Certificate; and

(iii)
to the extent the obligations referred to in subparagraph (ii) above are effectively assumed by the New Lender, the Existing Lender will be released from the obligations expressed to be the subject of the Transfer in the Transfer Certificate (and any corresponding obligation by which it is bound under the other Finance Document).

(d)
By executing a Transfer Certificate the New Lender shall be deemed to have appointed the Senior Agent to act as its agent (mandatario con rappresentanza) pursuant to Clause 16.1 (Appointment and duties of the Senior Agent) and the other provisions of the Finance Documents.

(e)	During the Facility B1 Availability Period and the Facility B2 Availability Period, a Lender may not Transfer all or any part of its participation in:

(i)	Facility B1, unless at the same time and to the same New Lender it Transfers a pro rata amount of its participation in Facility B2; and

(ii)	Facility B2, unless at the same time and to the same New Lender it Transfers a pro rata amount of its participation in Facility B1.

(f)	Unless the Borrower and the Senior Agent otherwise agree, a Transfer must be in a minimum amount of €5,000,000.

22.3	Conditions to Transfer – consents

(a)
Subject to Clause 22.7 below, any Transfer may only occur with the prior consent of the Borrower, which will not be unreasonably withheld, and will be deemed given if, after 20 Business Days of being requested in writing, the Borrower has not provided a reply to the request.  The prior consent of the Borrower is not required during the subsistence of a Relevant Event or if, following the execution of the Transfer Agreements, the Issuer is required to sell the Loans to finance early redemption of the Notes pursuant to Condition 7(g) of the Notes.

(b)
The Borrower hereby gives its consent to any Transfer by any Facility B Lender, provided that the proposed transferee is a Qualifying Lender and that, if the Transfer occurs before the end of the Availability Period for Facility B, it has a long-term rating of at least A- by Standard & Poor's or A3 by Moody's or, if the proposed transferee is an Original Lender, BBB+ by Standard & Poor's or an equivalent Moody's rating. Should the proposed transferee not meet such requirements, the prior written consent of the Borrower for any Transfer, not to be unreasonably withheld or delayed, will be required, as provided in paragraph (a) above.

(c)
The Parties agree that upon any Transfer, in accordance with this Clause 22, the guarantees issued and Security Interest created under the Finance Documents shall be preserved, without novation (it being understood that the term "novation" shall be construed as the Italian term "novazione" under article 1230 and following of the Italian Civil Code), for the benefit of any New Lender.

22.4	Procedure for Transfer

(a)	Without prejudice to paragraph (g) below, a Transfer is effected if:

(i)	the Existing Lender and the New Lender deliver to the Senior Agent a duly completed certificate, substantially in the form of Part I of Schedule 3 (Transfer documents) (a Transfer Certificate); and

(ii)
the Senior Agent executes the Transfer Certificate and delivers to the Borrower a notice substantially in the form of Part II of Schedule 3 (Transfer documents) (a Transfer Notice) together with an updated copy of Schedule 1 (Original Parties);

(b)	The Transfer shall be effective on the date of receipt of the Transfer Notice by the Borrower or, if later, the date specified in the Transfer Notice (the Transfer Date).

(c)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Senior Agent to execute any duly completed Transfer Certificate on its behalf.

(d)
The Finance Parties (other than the Senior Agent) agree that the delivery of a Transfer Certificate to the Senior Agent shall constitute adequate notice to each of them of the Transfer for the purposes of article 1407, first paragraph, of the Italian Civil Code.

(e)	The Borrower agrees that the delivery of a Transfer Notice to it shall constitute adequate notice of the Transfer for the purposes of article 1407, first paragraph, of the Italian Civil Code.

(f)
The Senior Agent is not obliged to enter into a Transfer Certificate or otherwise give effect to a Transfer until it has completed all “know your customer requirements” to its satisfaction and received the Transfer Fee due to it in accordance with sub-Clause 22.4(h) below.  The Senior Agent must promptly notify the Existing Lender and the New Lender if there are any such requirements.  The New Lender shall promptly upon the written request of the Senior Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Senior Agent in order for the Senior Agent to carry out and be satisfied it has complied with all necessary "know your customer", money laundering or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(g)
If the consent of the Borrower is required for any Transfer (irrespective of whether it may be unreasonably withheld or not), the Senior Agent shall not enter into a Transfer Certificate and the Transfer shall not be effective if the Borrower withholds its consent.

(h)
Other than in the case of the assignment to the Issuer provided for in Clause 22.7, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Senior Agent (for its own account) a fee of EUR3,000 (the Transfer Fee).

(i)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

22.5	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender is not responsible to a New Lender for the legality, validity, adequacy, accuracy, completeness or performance of:

(i)	any Finance Document or any other document; or

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of the Borrower and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(c)	Nothing in any Finance Document requires an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under any Finance Document or otherwise.

22.6	Costs resulting from change of Lender or Facility Office

If:

(a)
a Lender assigns or transfers any of its rights and obligations under the Finance Documents (other than to the Issuer pursuant to Subclause 22.7 below or pursuant to Clause 5.7 (Release of the Security in case of repayment, voluntary prepayment or refinancing by transfer) or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to pay a Tax Payment or an Increased Cost,

then, the Borrower need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

22.7	Assignment to the Issuer

(a)
The Parties acknowledge and agree that, without prejudice to the above provisions on Transfers, the Facility A Lenders may each enter into a Transfer Agreement with the Issuer whereby the Facility A Lenders assign to the Issuer in block (in blocco) under Articles 1 and 4 of the Italian Securitisation Law, without recourse (pro soluto) against each of them in case of default by the Borrower in accordance with Article 1267 of the Italian Civil Code, all of the Facility A Lenders' claims (crediti) in respect of the Project Loans (together with any ancillary rights,(including, without limitation, any related security arising from the relevant Security Documents) and (to the greatest extent possible under applicable law) the benefit of any rights (diritti), powers (poteri) and faculties (facoltà) of the Facility A Lenders now existing or arising at any time in the future, under or in connection with such Project Loans, this Agreement, and the other Finance Documents other than the VAT Facility Agreement (the Other Rights) other than the contractual rights under Clause 19.2(d) which will remain, in any case, vested with the Facility A Lenders only (the Assignment). The Parties acknowledge and agree that the execution of each Transfer Agreement will be conditional upon the confirmation from the Facility A Lenders that the Facility A1 Commitment and the Facility A2 Commitment have been fully drawn on or before the date of execution of the Transfer Agreements and no other amounts may be disbursed under Facility A1 or Facility A2.

(b)
The Assignment will only be effective following completion of the formalities requested under article 58 of Italian legislative decree No. 385 of 30 September 1993 as referred to in Italian law No. 130 of 30 April 1999 in order to render such Assignment enforceable against the Borrower and any other third party.

(c)	The Borrower hereby gives its unfettered and irrevocable consent to the Assignment.

(d)
Upon execution of the relevant Transfer Agreement, the Issuer will be treated as if it was a New Lender and the Issuer shall (to the greatest extent possible under applicable law) be entitled to exercise all the Other Rights in the same terms in which the Facility A Lenders would have exercised them if the Assignment had not occurred.

(e)
The Parties acknowledge that, in the event that notwithstanding the provisions of the Transfer Agreements, any of the Other Rights, for any reason, is not capable of being transferred to the Issuer or the validity, effectiveness and/or enforceability of the transfer of the Other Rights from the Original Facility A Lenders to the Issuer is at any time contested or disputed, each of the Original Facility A Lenders will appoint, pursuant to the Transfer Agreements, the Issuer to act as its agent (mandatario con rappresentanza) with full power and authority pursuant to article 1723, second paragraph of the Italian Civil Code in respect of such Other Rights. As a result, each of the Original Facility A Lenders will authorise, in accordance with the Transfer Agreements, the Issuer to exercise in their name and on their behalf of it vis-à-vis any third party the Other Rights, it being understood that articles 1394, 1395 and 1713 of the Italian civil code shall not apply.

(f)
Without prejudice to the powers of attorney given to the Issuer in accordance with paragraph (e) above and the terms of the Intercreditor Agreement, each of the Original Facility A Lenders will undertake to exercise those Other Rights which, notwithstanding the assignment of the rights referred to paragraph (a) and (e) above, are still vested with it, on the basis of instructions given to it by the Instructing Party on behalf of the Issuer, provided however that the relevant Original Facility A Lender shall not be bound to take any action unless it will have been indemnified to its satisfaction against all actions, proceedings, claims and demands to which it may thereby render such Original Facility A Lender liable and all costs, charges, damages and expenses, reasonably incurred, which it may incur by so doing.

(g)
The Parties acknowledge that upon perfection of the Assignment the Issuer shall benefit from the guarantees originally issued and Security Interests originally created in favour of the Facility A Lenders to guarantee and secure the Project Loans, without novation (it being understood that the term "novation" shall be construed as the Italian term "novazione" under article 1230 and following of the Italian Civil Code) and without the need for any further formality or action.

(h)	The Issuer or any subsequent transferor may only transfer its rights under this Agreement, in whole or in part, in accordance with the provisions of Clause 22.4 (Procedure for Transfer) above.

22.8	Lender Obligations not applicable

The Parties acknowledge and agree that following the Issuer Assignment Date, the provisions of Clause 5.9 (Release of the Security in case of repayment, voluntary prepayment or refinancing by transfer), Clause 6.8 (Disruption to payment systems), Clause 8 (Increased Costs), Clause 9 (Mitigation), Clause 16.13 (Indemnities), Clause 26 (Pro Rata Sharing) of this Agreement and clause 9.1 (Tax gross-up) and clause 9.5 (Tax credits) of the Project Loan Facility Agreement, by being connected to the Claims and other rights assigned to the Issuer, will no longer be applicable to the

Facility A Lenders and, as a result, starting from the Issuer Assignment Date and whilst the Issuer is the owner of the Claims arising from the Project Loans, the Facility A Lenders will not be bound by such contractual provisions.

22.9	Replacement of Lenders

(a)	On and following the Issuer Assignment Date, this Subclause 22.9 shall only apply to the Facility B Lenders and all references in this Subclause 22.9 to "Lenders" shall be construed accordingly.

(b)	In this Subclause:

Affected Lender means, at any time a Lender:

(i)	in respect of which the Borrower is at that time entitled to serve a notice under Subclause 5.7 (Involuntary prepayment and cancellation) but has not done so;

(ii)
which is obliged to notify the Borrower under Subclause 5.1 that it is unlawful in any jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Facility B1 Loan or Facility B2 Loan; or

(iii)	which has become insolvent.

Non-Funding Lender means a Lender which has:

(i)	failed to advance its share of any Loan it is obliged to make under this Agreement and the Borrower has determined that the Lender is not likely to advance that amount; or

(ii)	given notice to the Borrower or the Senior Agent that it will not advance, or that it has disaffirmed any obligation to advance, its share in a Loan.

Relevant Lender means:

(i)	an Affected Lender; or

(ii)	a Non-Funding Lender.

Replacement Lender means a Lender or any other bank, financial institution, trust fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets selected by the Borrower which is willing to assume all of the obligations of the Relevant Lender, provided that it has a long-term rating of at least A- by Standard & Poor's or A3 by Moody's or, if it is an Original Lender, BBB+ by Standard & Poor's or an equivalent Moody's rating.

(c)
The Borrower may, on giving ten Business Days' prior notice to the Senior Agent (and subject to the Borrower paying any fees, costs and expenses incurred by the Senior Agent in relation to such transfer) and a Relevant Lender, require that the Relevant Lender transfer all of its rights and obligations under this Agreement, the Facility Agreements and the Intercreditor Agreement to a Replacement Lender.

(d)	On receipt of a notice under paragraph (c) above the Relevant Lender must transfer all of its rights and obligations under this Agreement:

(i)	in accordance with Subclause 22.2 (Transfers by Lenders);

(ii)	on the date specified in the notice;

(iii)	to the Replacement Lender specified in the notice; and

(iv)	for a purchase price equal to the aggregate of:

(A)	the Relevant Lender's share in the outstanding Loan; and

(B)
all accrued interest, fees and other amounts payable to the Relevant Lender under this Agreement as at the transfer date, together with any applicable tax or costs arising out of, or in connection with, the transfer.

(e)
The Borrower may not make any payment or assume any financial obligation to or on behalf of the Replacement Lender as an inducement for a Replacement Lender to become a Lender, other than as provided in paragraph (d) above or out of a withdrawal from the Distribution Account.

(f)	The Borrower's right to replace a Non-Funding Lender is in addition to all other rights and remedies available to the Borrower against the Non-Funding Lender.

23.	ADVISERS

(a)
If the Technical Adviser, the Insurance Adviser, the Lenders' Legal Advisers, the Model Adviser or the Market Adviser resigns or its appointment otherwise ceases or is terminated, the Senior Agent may appoint a replacement Adviser substantially under the same scope of work as that of the replaced Adviser.

(b)	The Senior Agent may appoint additional advisers to act on behalf of the Finance Parties in relation to the Project.

(c)
The Borrower must pay to the Senior Agent the amount of all reasonable and documented fees, costs and expenses (including legal fees and value added tax) reasonably incurred by the Senior Agent in connection with any appointment under paragraph (a) above, provided that (prior to the occurrence of a Relevant Event) such fees, costs and expenses of the adviser have been approved in advance by the Borrower (acting reasonably) and the Borrower has been informed in advance of the identity of the adviser.

(d)
The Borrower must pay to the Senior Agent the amount of all reasonable and documented fees, costs and expenses (including legal fees and value added tax) reasonably incurred by the Senior Agent in connection with any appointment under paragraph (b) above, provided that (prior to the occurrence of a Relevant Event) such fees, costs and expenses of the adviser have been approved in advance by the Borrower (acting reasonably) and the Borrower has been informed in advance of the identity of the adviser.

(e)
The Borrower must co-operate in good faith with each Adviser. If the Borrower is required to supply any information to the Senior Agent under this Agreement and the Senior Agent so requests, the Borrower must promptly supply a copy of that information to each Adviser.

(f)
The Borrower must promptly pay to the Senior Agent the amount of all reasonable and documented fees, costs and expenses (including any value added tax and legal fees) payable by the Senior Agent to the Technical Adviser, the Insurance Adviser, the Lenders' Legal Advisers, the Model Adviser and the Market Adviser provided that (prior to the occurrence of a Relevant Event) such fees, costs and expenses of the adviser have been approved in advance by the Borrower (acting reasonably).

24.	DISCLOSURE OF INFORMATION

(a)
Each Finance Party must keep confidential any information supplied to it by or on behalf of the Borrower in connection with the Finance Documents (such information being Confidential Information). However, a Finance Party is entitled to disclose information:

(i)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(ii)	in connection with any legal or arbitration proceedings;

(iii)	if required to do so under any law or regulation;

(iv)	to a governmental, banking, taxation or other regulatory authority;

(v)	to its professional advisers;

(vi)	to the extent allowed under paragraph (b) below;

(vii)	with the agreement of the Borrower;

(viii)	in the case of the Senior Agent, in accordance with Clause 16.11(f);

(ix)
to any rating agency and its professional advisers in connection with the issue of the Notes or, in general, for the purposes of the Securitisation or to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors provided that the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information; or

(x)	to a stock exchange listing authority or similar body in connection with the issue of the Notes or, in general, for the purposes of the Securitisation.

(b)
A Finance Party may disclose to an Affiliate or any person (including the Issuer, and any other investors or potential investors (including sub-participants) in the Notes) with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a participant):

(i)	a copy of any Borrower Document; and

(ii)	any information which that Finance Party has acquired under or in connection with any Borrower Document.

(c)
However, before a participant may receive a copy of any Borrower Document or information, it must execute with the relevant Finance Party and the Borrower a Confidentiality Agreement, it being understood that the Borrower shall not be entitled to refuse the execution of the Confidentiality Agreement.

(d)	This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

25.	SET-OFF

A Finance Party may set off any due and payable obligation owed to it by the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any due and payable obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

26.	PRO RATA SHARING

26.1	Redistribution

Subject to the Intercreditor Agreement, if any amount owing by the Borrower under this Agreement to a Finance Party (the recovering Finance Party) is discharged by payment, set-off or any other manner other than through the Senior Agent under this Agreement (a recovery), then:

(a)	the recovering Finance Party must, within three Business Days, supply details of the recovery to the Senior Agent;

(b)
the Senior Agent must calculate whether the recovery is in excess of the amount which the recovering Finance Party would have received if the recovery had been received and distributed by the Senior Agent under this Agreement; and

(c)	the recovering Finance Party must within three Business Days pay to the Senior Agent an amount equal to the excess (the redistribution).

26.2	Effect of redistribution

(a)
The Senior Agent must treat a redistribution as if it were a payment by the Borrower under this Agreement and distribute it among the Finance Parties, other than the recovering Finance Party, accordingly.

(b)	When the Senior Agent makes a distribution under paragraph (a) above, the recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)
If and to the extent that the recovering Finance Party is not able to rely on any rights of subrogation under paragraph (b) above, the Borrower will owe the Finance Party Lender a debt which is equal to the redistribution, immediately due and payable and of the type originally discharged.

(d)	If:

(i)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to the Borrower; and

(ii)	the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party must reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the redistribution.  In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

26.3	Exceptions

Notwithstanding any other term of this Clause, a recovering Finance Party need not pay a redistribution to the extent that:

(a)	it would not, after the payment, have a valid claim against the Borrower in the amount of the redistribution; or

(b)	it would be sharing with another Finance Party any amount which the recovering Finance Party has received or recovered as a result of legal or arbitration proceedings, where:

(i)	the recovering Finance Party notified the Senior Agent of those proceedings; and

(ii)
the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

27.	SEVERABILITY

For the purposes of Article 1419, paragraph 1, of the Italian Civil Code, the nullity or invalidity of any single clause or provision of any Finance Document shall not cause the nullity or invalidity of the other clauses or provisions of the Finance Document nor affect the enforceability of any other clause or provision of any Finance Document.

28.	NOTICES

28.1	In writing

(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(i)	in person, by post, fax or any other electronic communication expressly approved in advance by the Senior Agent; or

(ii)	if between the Senior Agent and a Lender, and the Senior Agent and the Lender agree, by e-mail or any other electronic communication.

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

28.2	Contact details

(a)
Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Senior Agent on or before the date it becomes a Party.

(b)	The contact details of the Borrower for this purpose are:

Address:	Piazza Filippo Meda 3, 20121 Milan, Italy

Telephone no:	+39 0654 393901

Fax no:	+39 0654 393925

Attention:	Giuseppe La Loggia

E-mail:	Giuseppe.LaLoggia@sunpowercorp.com,

with copies to the following:

Address:	Via Cristoforo Colombo163, 00147 Rome, Italy

Telephone no:	+39 0651 303401

Fax no:	+39 0651 303430

Attention:	Giuseppe Brunelli/ Luca Pettinato

E-mail:	giuseppe.brunelli@sunpowercorp.com / luca.pettinato@sunpowercorp.com; and

Address:	8 Heathgate Place, Agincourt Road, London NW3 2NU

Telephone no:	+44 207 2846023

Fax no:	+44 207 267 3702

Attention:	Tim Corfield

E-mail:	tim.corfield@sunpowercorp.com

(c)	The contact details of the Senior Agent for this purpose are:

Address:	Deutsche Bank AG, London Branch

Telephone no:	+44 (0) 207 547 6149

Fax no:	+44 (0) 207 547 6149

Attention:	Trust and Securities Services

(d)	Any Party may change its contact details by giving five Business Days' notice to the Senior Agent or (in the case of the Senior Agent) to the other Parties.

(e)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

28.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form; and

(iv)	if by any other electronic communication in accordance with Subclause 28.1 (In writing) above, when received in legible form.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)
A communication to the Senior Agent will only be effective on actual receipt by it and then only if it is marked for the attention of the department or officer identified in paragraph (a) above (or any substitute department or officer as the Senior Agent shall specify for this purpose in accordance with Clause 28.2(d)).

28.4	The Borrower

All formal communications under the Finance Documents to or from the Borrower must be sent through the Senior Agent.

29.	Language

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)	(unless the Senior Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

30.	TRANSPARENCY RULES

Pursuant to and in accordance with the transparency rules enacted under Article 9.1 of the CICR (Comitato Interministeriale per il Credito e il Risparmio) Resolution of 4 March 2003 effective as of October 2003 and the subsequent transparency rules applicable to transactions and banking and financial services issued by the Bank of Italy and published in the Italian official gazette (Gazzetta Ufficiale) on 10 September 2009 (the Transparency Rules), the Parties mutually acknowledge and declare that (a) they have been assisted by their respective legal counsel in respect of this Agreement and (b) this Agreement and any of its terms and conditions have been negotiated on an individual basis and, as a result, this Agreement falls into the category of the agreements which have been negotiated individually "che costituiscono oggetto di trattativa individuale" which are exempted from the application of Section II of the Transparency Rules.

31.	GOVERNING LAW

This Agreement, and any non-contractual obligations arising out of or in connection with it, are governed by Italian law.

32.	ENFORCEMENT

32.1	Jurisdiction

Subject to Subclause 11.4 (Operating period) above and Clause 5 (Submission to an Expert) of the Calculations and Forecasting Agreement, for the benefit of each Finance Party, the Borrower agrees that the courts of Rome have exclusive jurisdiction to settle any disputes in connection with any Finance Document (including a dispute relating to any non-contractual obligations arising out of or in connection with them) and accordingly submits to the jurisdiction of the courts of Rome.

32.2	Waiver of immunity

The Borrower irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against the Borrower in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

SCHEDULE 1

ORIGINAL PARTIES

Name of Original Lender(s)	Lender's Details	Facility A1 Commitments

Total Facility A1 Commitments

Name of Original Lender(s)	Lender's Details	Facility A2 Commitments

Total Facility A2 Commitments

Name of Original Lender(s)	Lender's Details	Facility B1 Commitments

Total Facility B1 Commitments

Name of Original Lender(s)	Lender's Details	Facility B2 Commitments

Total Facility B2 Commitments

SCHEDULE 2

CONDITION PRECEDENT DOCUMENTS

1.	Borrower

(a)	A copy of the constitutional documents of:

(i)	the Borrower; and

(ii)	the Quotaholder.

(b)	A copy of the signing authorities for the Borrower, the Quotaholder and SunPower Corporation in respect of the Finance Documents to which each is party.

(c)	A certificate of an authorised signatory of the Borrower confirming that utilising the Total Commitments in full would not breach any limit binding on it.

(d)
A certificate of an authorised signatory of the Borrower certifying that each copy document provided to the Senior Agent in satisfaction of a condition precedent is correct, complete and (where appropriate) in full force and effect.

(e)	A copy of the board resolution(s) and/or quotaholder’s resolution(s) of the Borrower and the Quotaholder:

(i)	approving the terms of, and the transactions contemplated by the Finance Documents to which it is expressed to be a party and resolving that it shall execute those Finance Documents;

(ii)	approving the terms of, and the transactions contemplated by the Project Documents and resolving that it shall execute those Project Documents to be entered into by it prior to Financial Close;

(iii)	approving the terms of, and the transactions contemplated by the Equity Documents and resolving that it shall execute those Equity Documents;

(iv)	authorising a specified person to execute the Borrower Documents on its behalf; and

(v)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Borrower Documents.

(f)
A specimen of the signature of each person authorised on behalf of the Borrower and the Quotaholder to execute any Borrower Document, or to sign or send any document or notice in connection with any Borrower Document or other ancillary documents to any of the foregoing.

(g)	Evidence required by the Lenders for the purpose of any “know your customer” requirements.

(h)
Certificato di vigenza from the Companies Register of Milan in respect of the Borrower and the Quotaholder dated not earlier than 10 Business Days prior to the date of Financial Close and containing a non-insolvency statement.

(i)	A Tax Collection Agent Certificate in respect of the Borrower dated no more than 5 Business Days prior to the date of Financial Close.

(j)	A Tax Authority Certificate in respect of the Borrower dated no more than 60 Business Days prior to the date of Financial Close.

(k)
A certificate of the Borrower and Quotaholder, respectively, signed by a duly authorised signatory confirming that the Borrower is not in a situation contemplated by article 2482 bis and 2482 ter of the Italian Civil Code.

(l)	An insolvency certificate (certificato fallimentare) issued by the Sezione Fallimentare of the competent Court evidencing that the Borrower is not subject to any insolvency proceedings

2.	Finance Documents

Each Finance Document (other than the Intercreditor Agreement, the Pledge of Feed-in Tariff Receivables, each Transfer Certificate and the Assignment of VAT Receivables) (each a Relevant Finance Document), having been duly executed by the parties to it and the delivery of an original of each duly executed Relevant Finance Document (other than the Pledge over Quotas, the Mortgage and the Privilegio Speciale) to the Senior Agent.

3.	Project Documents

(a)
A copy of each Project Document (other than (a) the performance bonds under (b), (c), (d) and (e) of the definition of Borrower’s Guarantee; (b) any Power Purchase Agreement; (c) the Ritiro Dedicato Concession; (d) the Conto Energia Concession; (e) (unless already executed) the Guarding and Security Agreement; and (f) the Dedicated Connection Service Agreements) duly executed by the parties to it.

(b)	Notice to Proceed under the EPC Contracts.

(c)
Evidence that the SMA defects and replacement warranty may, at the instruction of the Senior Agent or the Borrower, be renewed at intervals of 5 years up to a maximum term of 20 years and that the direct agreement to be provided by SMA provides for the provision of an upgraded warranty should SPWR cease to act as Plant Operator.

4.	Equity

(a)	A copy of each Equity Document duly executed by the parties to it.

(b)
Evidence that the Equity indicated in the initial base case prepared in accordance with the Calculations and Forecasting Agreement has been injected in the Borrower and, at least euro 10,931,000 of such Equity is in cash and has been deposited in the Equity Account and is secured in accordance with the Charge over Equity Account.

(c)	Evidence that the Project Accounts Bank has been duly notified of, or has accepted, the Pledge over Cash Collateral Account.

(d)
Evidence that an amount equivalent to the maximum Equity commitment pursuant to Subclause 2.1 (Equity Contribution Commitment) of the Equity Subscription Agreement has been deposited in the Cash Collateral Account.

5.	Insurances

(a)	A copy certified as original by a duly authorised signatory of the Borrower of each insurance policy, and/or cover notes duly subscribed by the insurer, taken out by the Borrower in accordance with

Schedule 4 (Insurance Schedule), including the relevant endorsement in favour of the Lenders (Exhibit A) and the Broker Letter of Undertaking (Exhibit B).

(b)	Evidence that Cassiopea PV S.r.l. has taken out all insurances required to be taken out by it pursuant to the Joint Insurance Agreement and Schedule 4 (Insurance Schedule).

6.	Financial Information

The Original Financial Statements.

7.	Computer Model

(a)	The Computer Model.

(b)	A letter from the Model Adviser to the Senior Agent in relation to the audit of the Computer Model.

8.	Base Case

An initial base case prepared in accordance with the Calculations and Forecasting Agreement showing, until the Final Maturity Date:

(a)	a minimum Projected Annual Debt Service Cover Ratio greater than or equal to 1.40:1; and

(b)	a minimum projected Loan Life Cover Ratio greater than or equal to 1.40:1.

9.	Advisers' reports

A copy of a due diligence report from each of the following addressed to the Finance Parties:

(a)	the Insurance Adviser;

(b)	the Market Adviser;

(c)	the Technical Adviser;

(d)	the Tax Adviser; and

(e)	the Lenders' Legal Adviser.

10.	Security

Evidence that the Borrower has duly accepted the Pledge over Quotaholder Receivables.

11.	Accounts

(a)	Evidence that each Account has been opened in accordance with the Project Accounts Agreement.

(b)	Evidence that each UK Account has been opened in accordance with the English Accounts Agreement.

(c)	Evidence that the Joint Insurance Account has been opened in accordance with the Joint Insurance Account Trust Deed.

12.	Legal opinions

(a)	A legal opinion of the Lenders' Legal Adviser, in relation to the Finance Documents and addressed to the Finance Parties.

(b)
A legal opinion of Allen & Overy, legal adviser to the Borrower, in relation to (a) the powers and capacity of the Borrower to execute the Borrower Documents; (b) the powers and capacity of the Quotaholder to execute the Finance Documents to which it is a party; and (c) the absence of regulatory requirements for the execution, delivery and performance by the EPC Co-obligor and the O&M Co-obligor of the each Direct Agreement to which it is a party, addressed to the Finance Parties.

(c)
A legal opinion of the Plant EPC Contractor's and of the Plant Operator's in-house legal counsel in relation to the powers and capacity of (a) the Plant EPC Contractor to execute the Plant EPC Contracts; (b) the Plant Operator to execute the Plant O&M Agreements; (c) the Plant EPC Contractor and the EPC Co-obligor to execute the Settlement Agreement; and (d) the EPC Co-obligor, the Plant EPC Contractor, the Plant Operator and the O&M Co-obligor to execute each Direct Agreement to which it is a party, addressed to the Finance Parties.

13.	Miscellaneous

(a)	Publication of the official feed-in tariff for photovoltaic plants for the year 2011.

(b)
Confirmation, on the basis of the Base Case, that the liquidated damages and retentions under each EPC Contract are sufficient to establish a minimum Projected Annual Debt Service Cover Ratio of 1.40:1 on the assumption that the Plant is only eligible to receive the Q1 2011 feed-in tariff.

(c)	Acceptance by the process agents under the English Accounts Agreement and each Charge over Accounts to act in such capacity.

SCHEDULE 3

TRANSFER CERTIFICATE / TRANSFER NOTICE

PART 1

TRANSFER CERTIFICATE

To:	[AGENT] as Senior Agent

From:	[EXISTING LENDER] (the Existing Lender) and [NEW LENDER] (the New Lender)

Date:	[ ]

ANDROMEDA PV S.R.L. - Common Terms Agreement dated [●] 2010 (the Agreement)

We refer to the Agreement. Capitalised terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement. This is a Transfer Certificate.

1.
In accordance with the terms of the Agreement [          ] as Existing Lender and [          ] as New Lender agree to the Existing Lender transferring to the New Lender all the rights and obligations of the Existing Lender specified in the Schedule.

2.	The proposed Transfer Date is [ ].

3.	Effective as of the date on which the transfer is effective, the New Lender shall become party as a Lender to the Agreement and the other Finance Documents to which the Existing Lender is a party.

4.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

5.
The Existing Lender assumes no responsibility for the financial condition of the Borrower or any other party to a Transaction Document or for the performance and observance by the Borrower or any such party of any of its obligations under the Agreement or any document relating thereto or referred to therein (including, without limitation, each other Transaction Document) and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

6.
Any and all rights, benefits and/or obligations of the Existing Lender under or in respect of the Security Documents are assigned to the New Lender upon this Transfer Certificate taking effect in accordance with the terms thereof. The New Lender, acting through the Senior Agent, is authorised to give any notice to the Borrower or any tax authority or file any request for the registration with any public or private register or office of the assignment of rights, benefits and obligations under any Security Document which is necessary or advisable for the purpose of perfection of such assignment.

7.	By signing this Transfer Certificate [New Lender]:

(a)	irrevocably appoints the Senior Agent to act as its agent (mandatario con rappresentanza) under the Finance Documents;

(b)	irrevocably authorises the Senior Agent to:

(i)
perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute in the name and on behalf of such Finance Party each Finance Document expressed to be executed by the Senior Agent on its behalf;

(c)	hereby grants the Senior Agent with all widest powers to implement the mandate under paragraph (a) above, including, without limitation, the power to:

(i)	negotiate and execute any amendment agreement in respect of any Finance Document;

(ii)	negotiate and execute any waiver requested hereunder;

(iii)	consult with the Borrower where consultation is provided for in the Finance Documents; and

(iv)	provide any consent which is expressed to be provided by the Senior Agent under the Agreement or any other Finance Document,

so that no lack of power may be claimed against the Senior Agent in respect of any of the above, provided that the Senior Agent shall always be entitled to seek instructions of the Majority Lenders in accordance with Clause 16.7 of the Agreement;

(d)
acknowledges and agrees that the Senior Agent may enter in its name and on its behalf into contractual arrangements pursuant to or in connection with the Finance Documents to which the Senior Agent is also a party (in its capacity as Senior Agent or otherwise) and expressly authorises the Senior Agent, pursuant to article 1395 of the Italian Civil Code. [New Lender] expressly waives any right it may have under article 1394 of the Civil Code in respect of contractual arrangements entered into by the Senior Agent in its name and on its behalf pursuant to or in connection with the Finance Documents; and

(e)
The New Lender expressly acknowledges and agrees to be bound by the protective and exculpatory provisions in favour of the Senior Agent in the Agreement, including, without limitation, those set out in Clauses 15.35 and 16and the ability of the Senior Agent to seek instructions of the Majority Lenders.

8.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations in respect of this Transfer Certificate contained in the Agreement.

9.	The New Lender confirms that all costs, expenses, Tax or other burden arising from the assignment of the rights and benefits under the Agreement shall be borne by the New Lender.

10.	Each of the parties hereto irrevocably agree that the courts of Rome shall have exclusive jurisdiction to settle any disputes which may arise in connection with this Transfer Certificate.

11.	This Transfer Certificate is governed by Italian law.

[To be executed by exchange of commercial letters]

PART 2

TRANSFER NOTICE

To:	[Borrower]

From:	[Senior Agent] as Senior Agent

[Date]

ANDROMEDA PV S.R.L. - Common Terms Agreement dated [●] 2010 (the Agreement)

1.	We refer to the Agreement. This is a Transfer Notice. Terms defined in the Agreement have the same meaning in this Transfer Notice.

2.	We hereby deliver to you the Transfer Certificate executed between [Existing Lender] and [New Lender] and an updated copy of Schedule 1 (Original Parties) to the Agreement.

3.	The effective date of the Transfer shall be [ ].

By:

Senior Agent

Note:  It is the responsibility of each individual New Lender to ascertain whether any other document or formality is required to perfect the transfer contemplated by this Transfer Certificate or to take the benefit of any interest in any security.

SCHEDULE 4

INSURANCE SCHEDULE

GENERAL

References in this Schedule to clauses, paragraphs and Exhibits shall be construed as references to the clauses of this Schedule and to paragraphs of, and Exhibits to, this Schedule unless the context otherwise requires.

1.	INSURANCES TO BE EFFECTED

The Borrower shall effect and maintain the following insurances on terms, conditions and with sums insured in the form as set out in this Insurance Schedule.

1.1	Construction Phase Insurances

1.1.1	Term Sheet of the Erection All Risks / Advanced Loss of Profits (ALOP) 45,3 MW

Policy holder:	Andromeda PV S.r.l. and SunRay Italy S.r.l.

EPC Contractor:	SunPower Italia S.r.l.

Insured parties:	EAR (Excluded ALOP)

Andromeda PV S.r.l., SunRay Italia S.r.l., Sunpower Italia S.r.l. (EPC Contractor) and its eventual sub contractors, Terna S.p.A., Engineers, suppliers for activities undertaken on site, the Sub-Contractor(s), meaning all sub-contractors, at any tier, undertaking work on the covered project, but only to the extent required by contract or agreement and the Lenders.

The Insurer(s) shall waive all rights of subrogation arising out of loss or damage which the Insurer(s) may have against Cassiopea PV S.r.l., Andromeda PV S.r.l. and any other present or future beneficiary of the right of use granted under the Right of Use Agreements.  Such waiver of right of subrogation shall continue in effect for Andromeda PV S.r.l., Centauro PV S.r.l. and the above mentioned other beneficiaries while each of them has a legal title in rem (diritto reale) on the Common Infrastructure.

ALOP

Andromeda PV S.r.l. and the Lenders.

Interest:	Erection All Risk

Policy insures against Insured Events of physical loss of or physical damage, including electrical or mechanical breakdown, to all Property, as defined, while situated at the Project Site or other location offsite or while in inland transit by road, rail or waterway, whether the Property of the Insured or Property in their care, custody or control or for which the Insured are legally liable.

Advance Loss of Profits:

Policy insures the Insured Parties against the actual Loss of Advance Gross Profits and

Increased Cost of Working sustained or incurred directly from the interruption or interference with the business during the period of indemnity due to the delay in completion of the project when such delay is caused by an Insured Event for which the Underwriters are liable, including as a consequence of an insured event to a Common Infrastructure for which Andromeda PV S.r.l. is co-insured under Cassiopea PV S.r.l. Policy for its individual interest for the purpose of the Insurance Agreement.

Common Infrastructure:
With respect to the Common Infrastructure, for loss or damage to property, Cassiopea PV S.r.l. under the terms of the Joint Insurance Agreement has undertaken to procure and maintain Erection All Risk (EAR) insurance including mechanical and electrical breakdown insurance for the benefit of Cassiopea PV S.r.l., Andromeda PV S.r.l. and the other Beneficiaries (as defined in the Joint Insurance Agreement), the proceeds of which shall be used for the reinstatement of the Common Infrastructure.

Should Cassiopea PV S.r.l. fail to make a claim for damages, Andromeda PV S.r.l and the other Beneficiaries have the right under the Joint Insurance Agreement to claim under the Cassiopea PV S.r.l. insurance for repair of damages and reinstatement of the Common Infrastructure.

Insured works:	Design, erection and testing of the photovoltaic plant with a nominal capacity of 45.3 MW including inverters, trackers, transformers and all civil and electrical works.

Location:	(Italy)

Period of Insurance:	EAR and ALOP

Coverage shall attach as of the notice to proceed and shall continue in full force and effect until delivery of the Solar Park Provisional Acceptance Certificate, including design, engineering, procurement, construction, erection, cold testing, hot testing and commissioning. Anticipated Provisional Acceptance Date 9 March 2011 or date to be advised Insurers, including 24 months of extended maintenance period.

Period of Indemnity:	ALOP: 9 months

Sum Insured:	EAR € 188.157.000,00 each and every occurrence

Advanced Loss of Profits € 25.456.900,00 in the aggregate

Feed In Tariff € 21.300.000,00

Limits of Liability:	EAR Natural Hazard € 188.157.000,00

Advanced Loss of Profits Natural Hazard € 25.456.900,00

Feed in Tariff Natural Hazard € 21.300.000,00

Sub-limits:	EAR / ALOP
	Accountants Costs/Professional	5% each and every occurrence
	Architects, Surveyors and Other Fees	5% each and every occurrence
	Demolition and Increased Cost of Construction	5% each and every occurrence
	Documents and Computer Records	5% each and every occurrence
	Expediting Expense	5% each and every occurrence
	Inflation on Incomplete Property	5% each and every occurrence
	Leased Equipment Rental Costs	5% each and every occurrence
	Local Authorities Clause	5% each and every occurrence
	Off-site Property	5% each and every occurrence
	Pollutant Clean Up and Removal	5% each and every occurrence
	Property in Transit	5% each and every occurrence
	Removal of Debris	5% each and every occurrence

Deductibles:	EAR	€ 25.000 eel

	ALOP	10 aggregate waiting period

Conditions:
	•	Abandonment of Property;
	•	Appraisal;
	•	Arbitration Clause;
	•	Basis of Claims Settlement (Physical Damage);
	•	Books, Records and Audit;
	•	Carriers or Bailees;
	•	Due Diligence Clause;
	•	Escalation (125%);
	•	Interim Payments;
	•	Multiple Insured Clause (including non-vitiation);
	•	Non-Assignment Clause;
	•	Non-Contribution Clause;
	•	Notification of Loss Clause;
	•	Permission for Excess Insurance;
	•	Premium Payment Clause (including 15 days notice of cancellation);
	•	Reinstatement;
	•	Salvage and Recoveries;
	•	Series Loss Clause (revised);
	•	Seventy-Two (72) Hour Clause;
	•	Several Liability Clause (LSW1001 – Insurance);
	•	Subrogation
	•	50/50 Clause – Erection All Risks;
	•	Access to Site;
	•	Declaration of Material Change in Progress Schedule;
	•	Liquidated Damages and Other Penalties;
	•	Warranty Recovery;
	•	Solar Radiation and Weather Data;
	•	Resumptions of Operations.
	•	Primary Insurance
	•	Good Faith

•	Wilfull Act and Wilful Negligence Clause
•	Waiver of Subrogation
•	Cover for Theft
•	Temporary repairs
•	Suspension of works - Silent risk
•	Extension of the period of insurance – (Pro rata basis)

Extension of Coverage	Erection All Risks
	a)	Architects, Surveyors and Other Fees
	b)	Demolition and Increased Cost of Construction
	c)	Documents and Computer Records
	d)	Expediting Expense
	e)	Fire Brigade and Extinguishing Expenses
	f)	Inflation on Incomplete Property or Works
	g)	Leased Equipment Rental Costs
	h)	Local Authorities Clause
	i)	Maintenance Cover
	j)	Off Site Property and Miscellaneous Unnamed Locations
	k)	Operational Testing
	l)	Pollutant Clean-up and Removal
	m)	Removal of Debris
	n)	Removal to Place of Safety

ALOP

	a)	Accountants’ Costs/Professional Services and Legal Costs
	b)	Pre-Handover Operation
	c)	Prevention of Access
	d)	Property Away From the Premises
	e)	Public Utilities
	f)	Suppliers. Receivers and Tools

Exclusions:	a)
War, invasion, acts of foreign enemies, hostilities, rebellion, civil war, revolution, insurrection, military or usurped power or confiscation or nationalization or requisition or destruction of or damage to property under order of any government, public or local authority;

	b)	Ionizing radiation or contamination;
	c)	Unexplained or mysterious disappearance;
	d)	Shortage of inventory;
	e)	Penalties, damages or fines for delay or non-completion;
	f)	Presence of asbestos;
	g)	Dishonest or criminal acts by Insureds
	h)	Punitive, exemplary or similar damages;
	i)	Release, discharge or dispersal of toxic or hazardous substances, contaminants or pollutants unless caused by sudden and accidental damage by an Insured peril;
	j)	False or fraudulent claims;
	k)	Wear and tear, fatigue, gradual deterioration, inherent vice, latent defect, corrosion, rusting or oxidation, but not excluding damage caused by peril not otherwise excluded or resulting damage;
	l)	Cracking, shrinking, settlement, bulging or expansion of foundation, walls, ceilings, floors, roofs, roads or pavement, but not excluding damage caused by peril not otherwise excluded or resulting damage;
m)	Scratching and pitting of photovoltaic modules, but not excluding damage caused by peril not otherwise excluded or resulting damage;
n)	As respects Advanced Loss of Profits
-	Loss resulting from failure of Insured to use due diligence and dispatch
-	Loss resulting from delay occasioned by ordinance, law, regulation, ruling or rule
-	Suspension, lapse or cancellation of any lease or license, contract or order

1.1.2 - Term Sheet of the Erection All Risks / Advanced Loss of Profits (ALOP) 6,3 MW

Policy holder:	Andromeda PV S.r.l. and SunRay Italy S.r.l.

EPC Contractor:	SunPower Italia S.r.l.

Insured parties:	EAR (Excluded ALOP)

Andromeda PV S.r.l., SunRay Italy S.r.l., Sunpower Italia S.r.l. (EPC Contractor) and its eventual sub contractors, Terna S.p.A., Engineers, suppliers for activities undertaken on site, the Sub-Contractor(s), meaning all sub-contractors, at any tier, undertaking work on the covered project, but only to the extent required by contract or agreement and the Lenders

The Insurer(s) shall waive all rights of subrogation arising out of loss or damage which the Insurer(s) may have against Cassiopea PV S.r.l., Andromeda PV S.r.l. and any other present or future beneficiary of the right of use granted under the Right of Use Agreements.  Such waiver of right of subrogation shall continue in effect for Andromeda PV S.r.l., Centauro PV S.r.l. and the above mentioned other beneficiaries while each of them has a legal title in rem (diritto reale) on the Common Infrastructure.

ALOP
Andromeda PV S.r.L. and the Lenders

Interest:	Erection All Risk

Policy insures against Insured Events of physical loss of or physical damage, including electrical or mechanical breakdown, to all Property, as defined, while situated at the Project Site or other location offsite or while in inland transit by road, rail or waterway, whether the Property of the Insured or Property in their care, custody or control or for which the Insured are legally liable.

Advance Loss of Profits:

Policy insures the Insured Parties against the actual Loss of Advance Gross Profits and Increased Cost of Working sustained or incurred directly from the interruption or interference with the business during the period of indemnity due to the delay in completion of the project when such delay is caused by an Insured Event for which the Underwriters are liable.

Common Infrastructure:
With respect to the Common Infrastructure, for loss or damage to property, Cassiopea PV S.r.l. under the terms of the Joint Insurance Agreement has undertaken to procure and maintain Erection All Risk (EAR) insurance including mechanical and electrical breakdown insurance for the benefit of Cassiopea PV S.r.l., Andromeda PV S.r.l. and the other Beneficiaries (as defined in the Joint

Insurance Agreement), the proceeds of which shall be used for the reinstatement of the Common Infrastructure.

Should Cassiopea PV S.r.l. fail to make a claim for damages, Andromeda PV S.r.l and the other Beneficiaries have the right under the Joint Insurance Agreement to claim under the Cassiopea PV S.r.l. insurance for repair of damages and reinstatement of the Common Infrastructure.

Insured works:	Design, erection and testing of the photovoltaic plant with a nominal capacity of 6,3 MW, including inverters, trackers, transformers and all civil and electrical works.

Location:	(Italy)

Period of Insurance:	Ear and ALOP

Coverage shall attach as of the notice to proceed and shall continue in full force and effect until Provisional Acceptance, including design, engineering, procurement, construction, erection, cold testing, hot testing and commissioning. Anticipated Provisional Acceptance Date 18 March 2011 or date to be advised Insurers, including 24 months of extended maintenance period.

ALOP: 6 months
Period of Indemnity:
Sum Insured:	EAR
€ 24.315.000,00 each and every occurrence

Advanced Loss of Profits
€ 1.201.305,00 in the aggregate

Feed In Tariff
€ 2.600.000,00

Limits of Liability:	EAR Natural Hazard € 24.315.000,00

Advanced Loss of Profits Natural Hazard € 1.201.305,00

Feed In Tariff Natural Hazard € 2.600.000,00
Sub-limits:	EAR / ALOP

	Accountants Costs/Professional	5% each and every occurrence
	Architects, Surveyors and Other Fees	5% each and every occurrence
	Demolition and Increased Cost of Construction	5% each and every occurrence
	Documents and Computer Records	5% each and every occurrence
	Expediting Expense	5% each and every occurrence
	Inflation on Incomplete Property	5% each and every occurrence
	Leased Equipment Rental Costs	5% each and every occurrence
	Local Authorities Clause	5% each and every occurrence
	Off-site Property	5% each and every occurrence
	Pollutant Clean Up and Removal	5% each and every occurrence

	Property in Transit	5% each and every occurrence
	Removal of Debris	5% each and every occurrence

Deductibles:	EAR	€ 25.000 eel
	ALOP	10 aggregate waiting period

Conditions:	•	Abandonment of Property;
	•	Appraisal;
	•	Arbitration Clause;
	•	Basis of Claims Settlement (Physical Damage);
	•	Books, Records and Audit;
	•	Carriers or Bailees;
	•	Due Diligence Clause;
	•	Escalation (125%);
	•	Interim Payments;
	•	Multiple Insured Clause (including non-vitiation);
	•	Non-Assignment Clause;
	•	Non-Contribution Clause;
	•	Notification of Loss Clause;
	•	Permission for Excess Insurance;
	•	Premium Payment Clause (including 15 days notice of cancellation);
	•	Reinstatement;
	•	Salvage and Recoveries;
	•	Series Loss Clause (revised);
	•	Seventy-Two (72) Hour Clause;
	•	Several Liability Clause (LSW1001 – Insurance);
	•	Subrogation;
	•	50/50 Clause – Erection All Risks;
	•	Access to Site;
	•	Declaration of Material Change in Progress Schedule;
	•	Liquidated Damages and Other Penalties;
	•	Warranty Recovery;
	•	Solar Radiation and Weather Data;
	•	Resumptions of Operations;
	•	Primary Insurance;
	•	Good Faith;
	•	Willful Act and Willful Negligence Clause;
	•	Waiver of Subrogation;
	•	Cover for Theft;
	•	Temporary repairs;
	•	Suspension of works - Silent risk;
	•	Extension of the period of insurance – (Pro rata basis);
Extension of Coverage:	Erection All Risks

	a)	Architects, Surveyors and Other Fees
	b)	Demolition and Increased Cost of Construction
	c)	Documents and Computer Records
	d)	Expediting Expense
	e)	Fire Brigade and Extinguishing Expenses
	f)	Inflation on Incomplete Property or Works
	g)	Leased Equipment Rental Costs
	h)	Local Authorities Clause

	i)	Maintenance Cover
	j)	Off Site Property and Miscellaneous Unnamed Locations
	k)	Operational Testing
	l)	Pollutant Clean-up and Removal
	m)	Removal of Debris
	n)	Removal to Place of Safety

ALOP

	a)	Accountants’ Costs/Professional Services and Legal Costs
	b)	Pre-Handover Operation
	c)	Prevention of Access
	d)	Property Away From the Premises
	e)	Public Utilities
	f)	Suppliers. Receivers and Tools

Exclusions:	a)
War, invasion, acts of foreign enemies, hostilities, rebellion, civil war, revolution, insurrection, military or usurped power or confiscation or nationalization or requisition or destruction of or damage to property under order of any government, public or local authority;

	b)	Ionizing radiation or contamination;
	c)	Unexplained or mysterious disappearance;
	d)	Shortage of inventory;
	e)	Penalties, damages or fines for delay or non-completion;
	f)	Presence of asbestos;
	g)	Dishonest or criminal acts by Insureds
	h)	Punitive, exemplary or similar damages;
	i)	Release, discharge or dispersal of toxic or hazardous substances, contaminants or pollutants unless caused by sudden and accidental damage by an Insured peril;
	j)	False or fraudulent claims;
	k)	Wear and tear, fatigue, gradual deterioration, inherent vice, latent defect, corrosion, rusting or oxidation, but not excluding damage caused by peril not otherwise excluded or resulting damage;
l)
Cracking, shrinking, settlement, bulging or expansion of foundation, walls, ceilings, floors, roofs, roads or pavement, but not excluding damage caused by peril not otherwise excluded or resulting damage;

	m)	Scratching and pitting of photovoltaic modules, but not excluding damage caused by peril not otherwise excluded or resulting damage;
	n)	As respects Advanced Loss of Profits
	-	Loss resulting from failure of Insured to use due diligence and dispatch
	-	Loss resulting from delay occasioned by ordinance, law, regulation, ruling or rule
	-	Suspension, lapse or cancellation of any lease or license, contract or order

1.1.3 Term Sheet of the Third Party Liability / Employer’s Liability / Product Liability / Pollution Liability (during the Construction phase)

Policy Holder:	Andromeda PV S.r.l.

Insured Parties:	Andromeda PV S.r.l. (the Owner and “First Named Insured”).

For Employer's Liability Section only

Andromeda PV S.r.l.

Under Erection All Risks (exclusive of Advance Loss of Profits):
-
SunRay Italy, S.r.l., SunRay Management UK Limited, SunRay Renewable Energy and all associated, affiliated, allied and subsidiary entities now existing or hereafter created as their respective interests may appear

	-	the EPC Contractor;
	-	TERNA S.p.A., and
	-	The Sub-Contractor(s): meaning all sub-contractors, at any tier, undertaking work on the covered project, but only to the extent required by contract or agreement, and
-
Any other person, organization or entity to whom the Named Insured(s) are contractually obligated to provide insurance such as is afforded by this policy and then only to the extent of the specific obligation and in connection with this covered project

Term:	Construction Liability

Coverage shall attach as of the notice to proceed and shall continue in full force and effect until Provisional Acceptance, including design, engineering, procurement, construction, erection, cold testing, hot testing and commissioning. Anticipated Provisional Acceptance Date in respect of (i) the 45.3MW insured works, 9 March 2011; and (ii) the 6.3MW insured words, 18 March 2011,  or in each case a date to be advised Insurers.

Indemnity:	Section Public Liability:

Indemnification for and arising out of accidental Injury and/or Damage that was the direct result of a sudden, identifiable, unintended and unexpected incident occurring in its entirety at a specific time and place during the Period of Insurance.

Section Employer’s liability:
Indemnity in respect of legal liability of the Insured Parties in respect of death, bodily injury and occupational disease suffered by Employees in connection with their employment

Section Pollution Liability:

Indemnification for and arising out of accidental Injury and/or Damage occurring during the Period of Insurance and arising out of Pollution provided that the Insured can demonstrate that such Pollution was the direct result of a sudden, identifiable, unintended and unexpected incident occurring in its entirety at a specific time and place during the Period of Insurance of this Insurance and was not the direct result of the Insured failing to take reasonable precautions to prevent such Pollution.

Provided always that all such Pollution that arises out of one incident shall be considered for the purposes of this Insurance to have occurred at the time such incident takes place.

Section Products Liability
Indemnification for and arising out of accidental Injury and/or Damage occurring during the Period of Insurance and arising out of or in connection with any Product.

Geographical Limits:	Anywhere in Italy and anywhere in the world in respect of visits for the purposes of the Project.

Limit of Indemnity:	Construction Liability

Section Public Liability Euro 10.000.000,00 any one occurrence

Section Product Liability Euro 10.000.000,00 in the annual aggregate

Section Employer’s Liability Euro 5.000.000,00 per occurrence Euro 1.500.000,00 each employee

Section Pollution Liability: Euro 10.000.000,00 in the annual aggregate

Main Deductibles:	Construction: Euro 5.000,00

Main Extensions:
Good Faith Clause
Gross Negligence
Sudden and accidental pollution
Waiver of subrogation
No cancellation right in case of loss or damage
Principal Liability
Third Party business interruption
Cross Liabilities
Defence Costs in addition to Limits of Indemnity
Employers’ Liability
Non-owned and Hired Automobile Liability

Main Exclusions:
Deliberate, conscious or intentional disregard by management to take steps to prevent injury or damage
Liquidated damages, penalty clauses or performance warranties
War, invasion, etc.
Ionizing radiation or contamination
Punitive or exemplary damages
Insurance in other policy – non contribution
Electro - Magnetic field and/or radio frequency wave incidents
Asbestos
Terrorism

1.1.4 Term Sheet of the Marine Cargo Insurance / Marine ALOP

Policy holder:	Andromeda PV S.r.l.

Main Contractors:	SunPower Italia S.r.l. Terna S.p.A.

Insure parties:
Section I  - Transit Marine
Andromeda PV  S.r.l., SunPower Italia S.r.l. and all subcontractors and any other person, organization or entity to whom the Named Insured is contractually obligated to provide insurance such as is afforded by this policy and then only to the extent of the specific obligation and in connection with this covered project.
SunRay Italy, S.r.l., SunRay Management UK Limited, SunRay Renewable Energy and all associated, affiliated, allied and subsidiary entities now existing or hereafter created as their respective interests may appear.  Lenders

Section II – Advanced Loss of Profits Andromeda PV S.r.l., Lenders.

Interest:	Solar Panels and equipment

Coverage:
Section I – Material Damages
The insurance covers all property forming the turnkey supply of the project insured under the present contract shipped by land, by air, on sea (either on or under deck), including barge shipments on river; ocean barge shipments held covered at rate and conditions to be agreed.

The coverage shall be valid from imminent commencement of transit within contractors or suppliers or sub-contractors premises, including temporary storage in the ordinary course of transit, to delivery to final erection site and including all loading and unloading operations; including also shipments to third parties processing factories, packers etc. and consequently re-shipments to suppliers and/or to the final erection site and shipments between off-site storage areas and the final erection site; also including possible shipments of damaged items to the plant for repairs and consequently re-shipment to job site.

Section II – Advanced Loss of Profit (ALOP)
This policy shall cover the economic prejudice arising from a delay in the commencement of the commercial operation of the Project as a result of loss, destruction or damage covered under the insurance referred to Marine Cargo Coverage including loss, destruction or damage which would be indemnifiable but for the application of any deductible provided by Section I Transit

Including delay as a result of loss of mechanical breakdown of, or damage to the hull, machinery and/or equipment of the vessel or aircraft or any other mean of conveyance on which any of the property is being carried or is intended to be carried

Geographical Limits:	Anywhere in the world

Period of Insurance:	From the Notice to Proceed to the Solar Park Provisional Acceptance Certificate + the period of extended maintenance
From the notice to proceed to the Solar Park Provisional Acceptance Certificate and the indemnity period for ALOP Coverage as indicated.

Sum insured:	Section I – Material Damages – for phase 1&2
Euro 20.000.000,00

Replacement value of the goods/machinery/equipments including insurance and freight + 10%

Section II – Advanced Loss of Profit (ALOP) – for phase 1&2
Euro 26,658,205 €
Gross Profit

Period of Indemnity:	9 months

Conditions:	Section I – Transit Marine

Accumulation Clause
Attachment and Termination of Cover
Certificates of Insurance
Civil Authority Clause
Concealed Damage Clause
Container Clause
Custom and/or Immigration Authority Inspection(s)
Cutting Clause
Debris Removal Clause – 10% of value of goods
Deductible Clause
Deliberate Damage Pollution Hazard Clause
Duration of Cover Clause
Fraudulent Documents
General Average Clause
Goods Purchased by Assured on Insured or Delivered Terms
Inchmaree Clause
Increased Value on Arrival Clause
Insurable Interest Clause
ISM and/or ISPS Provisions
Interruption of Transit of Damaged Goods
Letter of Credit Clause
Marine/Non-Marine 50/50 Loss Sharing
No Survey Clause (claims unlikely to exceed Euro 10,000)
Packing Clause
Payment on Account Clause
Radioactive Contamination Exclusion Clause
Refused/Returned Shipments
Control of Damaged Goods
Released Bill of Lading
Replacements by Air
Risks Covered
Shipments Clause
Shipping Expenses Clause
Sue and Labour
Termination of Transit Clause (Terrorism)
Vessels Clause
North American Classification Clause

Section II – Advanced Loss of Profit (ALOP)

Duration Deductible Clause

Measure of Indemnity Exclusions Claims Clause Special Conditions Clause Definitions Minimizing Losses Avoidance of Delay Survey Warranty Breach of Survey Warranty

Common Conditions for Sections I and II

Arbitration Clause
Bankers Clauses – to be advised and agreed
Policy Clauses Paramount
Extra Expense Clause
Knowledge of the Assured
Local Insurance
Multiple Assureds Clause (including non-vitiation)
Notice of Loss
Other Insurance (non-contribution)
Subrogation Waiver Clause
Sue and Labour
Translation of Claims Documents
Choice of Law and Jurisdiction

Limit:	Section I – Transit Marine – for phase 1&2 € 20.000.000 for each transport

Section II – Advance Loss of Profit (ALOP) – for phase 1&2 € 26.658.205,00 in full

Deductible:	Section I – Transit Marine Euro 25.000 per occurrence

Section II – Advanced Loss of Profit (ALOP) 10 days equivalent indemnity

1.2	Operational Phase Insurances

1.2.1	Term Sheet of the Operating All Risks Property/Machinery Breakdown/Business Interruption

Policy holder:	Andromeda PV S.r.l. and SunRay Italy S.r.l.

O&M Contractor:	SunPower Italia S.r.l.

Insured parties:	Operating All Risks

Andromeda PV S.r.l., Lenders, O&M Contractor and any other person, organization or entity to whom the Named Insured is contractually obligated to provide insurance such as is afforded by this policy and then only to the extent of the specific obligation and in connection with this covered project. SunRay Italy, S.r.l., SunRay Management UK Limited, SunRay Renewable

Energy and all associated, affiliated, allied and subsidiary entities now existing or hereafter created as their respective interests may appear.

The Insurer(s) shall waive all rights of subrogation arising out of loss or damage which the Insurer(s) may have against Andromeda PV S.r.l., Centauro PV S.r.l. and any other present or future beneficiary of the right of use granted under the Right of Use Agreements.  Such waiver of right of subrogation shall continue in effect for Andromeda PV S.r.l., Centauro PV S.r.l. and the above mentioned other beneficiaries while each of them has a legal title in rem (diritto reale) on the Common Infrastructure.

Business Interruption Andromeda PV S.r.l. and the Lenders.

Interest:	Operating All Risk Including Mechanical and Electrical Breakdown:

Policy insures against Insured Events of physical loss of or physical damage, including electrical or mechanical breakdown, to all Property, as defined, while situated at the Project Site whether the Property of the Insured or Property in their care, custody or control or for which the Insured are legally liable.

Business Interruption:

Policy insures the Owner against the actual Loss of Gross Profits and Increased Cost of Working sustained or incurred directly from the interruption or interference with the business during the period of indemnity caused by an Insured Event for which the Underwriters are liable including as a consequence of an Insured Event to Common Infrastructure for which Andromeda PC S.r.l. is co-insured under Cassiopea PV S.r.l. Policy for its individual interest for the purpose of the Insurance Agreement.

Common Infrastructure:
With respect to the Common Infrastructure, for loss or damage to a property, Andromeda PV S.r.l. under the terms of the Joint Insurance Agreement has undertaken to procure and maintain Operating All Risk (OAR) insurance including mechanical and electrical breakdown insurance for the benefit  of Cassiopea PV S.r.l., Andromeda  PV S.r.l. and the other Beneficiaries (as defined in the Joint Insurance Agreement), the proceeds of which shall be used for the reinstatement of the Common Infrastructure.

Should Cassiopea PV S.r.l. fail to make a claim for damages, Andromeda PV S.r.l. and the other Beneficiaries have the right under the Insurance Agreement to claim under the Cassiopea PV S.r.l. insurance for repair of damages and reinstatement of the Common Infrastructure.

Location:	(Italy)

Period of Insurance:	Operating All Risks and Business Interruption

Coverage shall attach as Provisional Acceptance Date at 12:01 A.M. at the address of the First Named Insured and shall continue in full force and effect for a period of one year, to be renewed annually until the Lenders will no longer have any interest in the Project.

Business Interruption
Coverage shall attach as Provisional Acceptance Date at 12:01 A.M. at the address of the First Named Insured and shall continue in full force and effect for a period of one year to be renewed annually until the Lenders will no longer have any interest in the Project
Sum Insured:	Phase 1: 45.3 MW
Phase 2: 6.3 MW

Operating All Risk (Real & Personal Property Damage) Phase 1
€ 188.157.000,00 each and every occurrence

Business Interruption € 31.645.500,00

Operating All Risk (Real & Personal Property Damage) Phase 2 € 24.315.000,00 each and every occurrence

Business Interruption € 4.196.178,00

Limits of Liability:	Phase 1 (45.3 MW) Operating All Risk
	Natural Hazard	€ 188.157.000,00

	Business Interruption Natural Hazard	€ 31.645.500,00

Phase 2 (6.3 MW) Operating All Risk
	Natural Hazard	€ 24.315.000,00

Business Interruption
	Natural Hazard	€ 4.196.178,00

Sub-limits:	Operating All Risks/BI

	Accountants Costs/Professional	5% each and every occurrence
Services and Legal Costs
	Architects, Surveyors and Other Fees	5% each and every occurrence
	Demolition and Increased Cost of Construction	5% each and every occurrence
	Documents and Computer Records	5% each and every occurrence
	Expediting Expense	5% each and every occurrence
	Inflation on Incomplete Property	5% each and every occurrence
	Leased Equipment Rental Costs	5% each and every occurrence
	Local Authorities Clause	5% each and every occurrence
	Off-site Property	5% each and every occurrence
	Pollutant Clean Up and Removal	5% each and every occurrence
	Removal of Debris	5% each and every occurrence

Deductibles:	Operating All Risks	€ 25.000 eel

	B.I.	10 day waiting period eel

Conditions:	•	Abandonment of Property;
	•	Appraisal;
	•	Arbitration Clause;
	•	Basis of Claims Settlement (Physical Damage);
	•	Books, Records and Audit;
	•	Cancellation Clause (60 days notice);
	•	Carriers or Bailees;
	•	Due Diligence Clause;
	•	Escalation (125%);
	•	Interim Payments;
	•	Multiple Insured Clause (including non-vitiation);
	•	Non-Assignment Clause;
	•	Non-Contribution Clause;
	•	Notification of Loss Clause;
	•	Permission for Excess Insurance;
	•	Premium Payment Clause (including 15 days notice of cancellation);
	•	Reinstatement;
	•	Salvage and Recoveries;
	•	Series Loss Clause (revised);
	•	Seventy-Two (72) Hour Clause;
	•	Several Liability Clause (LSW1001 – Insurance);
	•	Subrogation
	•	Access to Site;
	•	Liquidated Damages and Other Penalties;
	•	Warranty Recovery;
	•	Solar Radiation and Weather Data;
	•	Resumptions of Operations.
	•	Primary Insurance
	•	Good Faith
	•	Willful Act and Willful Negligence Clause
	•	Waiver of Subrogation
	•	Cover for Theft
	•	Temporary repairs

Extension of Coverage:	Operating All Risks

a) Architects, Surveyors and Other Fees
b) Demolition and Increased Cost of Construction
c) Documents and Computer Records
d) Expediting Expense
e) Fire Brigade and Extinguishing Expenses
f) Leased Equipment Rental Costs
g) Local Authorities Clause
h) Newly Acquired Property/Acquisitions
i) Off Site Property
j) Pollutant Clean-up and Removal
k) Removal of Debris

Business Interruption
a) Accountants’ Costs/Professional Services and Legal Costs b) Contingent Business Interruption c) Mechanical and Electrical Breakdown Extension d) Prevention of Access

e) Property Away From the Premises f) Public Utilities g) Suppliers. Receivers and Tools

Exclusions:
a) War, invasion, acts of foreign enemies, hostilities, rebellion, civil war, revolution, insurrection, military or usurped power or confiscation or nationalization or requisition or destruction of or damage to property under order of any government, public or local authority;
b) Ionizing radiation or contamination;
c) Unexplained or mysterious disappearance;
d) Shortage of inventory;
e) Penalties, damages or fines for delay or non-completion;
f) Presence of asbestos;
g) Dishonest or criminal acts by Insureds
h) Punitive, exemplary or similar damages;
i) Release, discharge or dispersal of toxic or hazardous substances, contaminants or pollutants unless caused by sudden and accidental damage by an Insured peril;
j) False or fraudulent claims;
k) Defect in design, plan, specification or workmanship

- LEG/3 for First Named Insured and Lenders - LEG/2 for all other Insured Parties

l) Wear and tear, fatigue, gradual deterioration, inherent vice, latent defect, corrosion, rusting or oxidation, but not excluding damage caused by peril not otherwise excluded or resulting damage;
m) Cracking, shrinking, settlement, bulging or expansion of foundation, walls, ceilings, floors, roofs, roads or pavement, but not excluding damage caused by peril not otherwise excluded or resulting damage;
n) Scratching and pitting of photovoltaic modules, but not excluding damage caused by peril not otherwise excluded or resulting damage;
o) As respects Business Interruption
– Loss resulting from failure of Insured to use due diligence and dispatch
– Loss resulting from delay occasioned by ordinance, law, regulation, ruling or rule
– Suspension, lapse or cancellation of any lease or license, contract or order
– Delay in occupancy or use due to interference by strikers or other persons with transportation or property, construction or occupancy and use of premises

1.2.2 Term Sheet of the Third Party Liability / Employer’s Liability Insurance / Product Liability / Pollution Liability (during the Operating phase)

Policy Holder:	Andromeda PV S.r.l.

Insured Parties:	Andromeda PV S.r.l (the Owner and “First Named Insured”).

For Employer's Liability Section only

Andromeda PV S.r.l

Under Operating All Risks

- SunRay Italy, S.r.l., SunRay Management UK Limited, SunRay Renewable Energy and all associated, affiliated, allied and subsidiary entities now existing or hereafter created as their respective interests may appear

- SunPower (the Contractor);

- TERNA S.p.A., and

- The Sub-Contractor(s): meaning all sub-contractors, at any tier, undertaking work on the covered project, but only to the extent required by contract or agreement, and

- Any other person, organization or entity to whom the Named Insured(s) are contractually obligated to provide insurance such as is afforded by this policy and then only to the extent of the specific obligation and in connection with this covered project

- The Lenders: meaning the lenders and/or lessors and/or mortgage holders, if any along with their respective officers, directors, employees and assigns.

Term:	Operational Liability

Coverage shall attach as Provisional Acceptance Date at 12:01 A.M. at the address of the First Named Insured and shall continue in full force and effect for a period of one year.

Indemnity:	Section Public Liability:

Indemnification for and arising out of accidental Injury and/or Damage that was the direct result of a sudden, identifiable, unintended and unexpected incident occurring in its entirety at a specific time and place during the Period of Insurance.

Section Employer’s liability:

Indemnity in respect of legal liability of the Insured Parties in respect of death, bodily injury and occupational disease suffered by Employees in connection with their employment

Section Pollution Liability:

Indemnification for and arising out of accidental Injury and/or Damage occurring during the Period of Insurance and arising out of Pollution provided that the Insured can demonstrate that such Pollution was the direct result of a sudden, identifiable, unintended and unexpected incident occurring in its entirety at a specific time and place during the Period of Insurance of this Insurance and was not the direct result of the Insured failing to take reasonable precautions to prevent such Pollution.

Provided always that all such Pollution that arises out of one incident shall be considered for the purposes of this Insurance to have occurred at the time such incident takes place.

Section Product Liability

Indemnification for and arising out of accidental Injury and/or Damage occurring during the Period of Insurance and arising out of or in connection with any product.

Geographical Limits:	Anywhere in Italy and anywhere in the world in respect of visits for the purposes of the Project.

Limit of Indemnity:	Operational Liability

Section Public Liability Euro 10.000.000,00 any one occurrence

Section Product Liability Euro 10.000.000,00 in the annual aggregate

Section Employer’s Liability Euro 5.000.000,00 per occurrence Euro 1.500.000,00 each employee

Section Pollution Liability: Euro 10.000.000,00 in the annual aggregate

Main Deductibles:	Operational: Euro 5.000,00

Main Extensions:
Good Faith Clause
Gross Negligence
Sudden and accidental pollution
Waiver of subrogation
No cancellation right in case of loss or damage
Principal Liability
Third Party business interruption
Cross Liabilities
Defence Costs in addition to Limits of Indemnity
Employers’ Liability
Non-owned and Hired Automobile Liability

Main Exclusions:
Deliberate, conscious or intentional disregard by management to take steps to prevent injury or damage
Liquidated damages, penalty clauses or performance warranties
War, invasion, etc.
Ionizing radiation or contamination
Punitive or exemplary damages
Insurance in other policy – non contribution
Electro - Magnetic field and/or radio frequency wave incidents
Asbestos

Terrorism

1.3	Other Insurance requirements and duties

(a)	Without prejudice to the other provisions of this Schedule, the Borrower shall effect and maintain throughout the period of this Agreement any insurance which:

(i)	it is required to maintain by any applicable law; or

(ii)	is required pursuant to paragraph 4.1 (Additional Insurances) of this Schedule.

(b)
Without prejudice to the other provisions of this Schedule, the Borrower shall cause to be effected and maintained by each contractor and subcontractor working at the Project Site throughout the period of this Agreement:

(i)	any insurance which is required to be maintained by any applicable law; or

(ii)	an Employer’s Liability policy with a limit of indemnity of not less than Euro 5,000,000.00 with a sublimit for injured person of not less than Euro 1,500,000.00.

2.	ADDITIONAL REQUIREMENTS RELATING TO INSURANCES

(a)	The Borrower shall procure that all Insurances which it is required to effect or cause to be effected under this Insurance Schedule shall:

(i)
be placed and maintained through such insurance brokers and with insurers and reinsurers of sound security and reputation with an insurer Standard and Poor's security rating of a minimum A- and in any case approved by the Lenders;

(ii)
insure each of (A) the Borrower (B) the Finance Parties (in every capacity in which they, or any of them, may be acting under the Finance Documents) and (C) in respect of third party liability, the directors, officers, employees and agents of the Finance Parties in respect of their respective interests in the insured risks to the intent that the risks borne by the co-insured parties and required to be insured under the Insurances should be transferred to the insurers thereof;

(iii)	have attached the endorsements specified in Exhibit A; and

(iv)	be the subject of a notice of pledge duly given to the Insurers or of an acceptance of pledge by the Insurers pursuant to the Pledge over Receivables and Accounts;

(v)
comply with the requirements and specifications of this Schedule and in particular are effected against the risks and liabilities and maintained for not less than the amounts specified in Paragraph 1 (as varied from time to time as required under this Schedule) and include only such provisions for self-insurance, whether by deductible or otherwise, as are specified in Paragraph 1;

(vi)	cover the Project on a full replacement value basis, adjusted from time to time as necessary to maintain such basis; and

(vii)
are primary, without right of contribution from any other insurance and shall expressly provide that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if they were a separate policy with, and covering, each insured.

(b)
The Borrower acknowledges that it is solely responsible to ensure that every material circumstance which is ought to be disclosed at any time to any insurer of every Insurance is fully and fairly disclosed to them without misrepresentation.

(c)
The Borrower shall not effect any other insurances in addition to or supplementing those referred to elsewhere in this Schedule 4 without the prior consent of the Senior Agent except for insurances in respect of which the premium (either alone or when aggregated with any other insurances contemplated by this paragraph (c)) does not exceed € 50,000.00 (indexed) per annum.

(d)
If at any time any Insurance shall not be in full force and effect for any reason, then, in addition to the other rights of the Finance Parties under the Finance Documents, the Senior Agent may, at any time whilst that situation is continuing:

(i)	procure such insurance on behalf of itself and the other Finance Parties at the expense of the Borrower; and

(ii)
without prejudice to any other obligations of the Borrower under the Finance Documents, require the Borrower to take all such reasonable steps within its control to minimise hazard as the Senior Agent may consider expedient or necessary.

3.	ADDITIONAL UNDERTAKINGS

3.1	General Undertakings

The Borrower undertakes to:

(a)
pay or procure the payment on a timely basis of all premiums as required by the terms of the Insurances, to produce to the Senior Agent on reasonable written request (such request not more than once in any twelve month period) copies of receipts (or other evidence of payment) for all premium payments and, in the case of renewals of any Insurances, to produce evidence of such renewal and the terms thereof;

(b)
provide to the Senior Agent copies of all cover notes and policies (including endorsements) issued from time to time in relation to the Insurances, and of all changes requested or effected thereto and, if so requested by the Senior Agent, of placing slips in respect of the placement and maintenance of the Insurances;

(c)
comply or procure compliance with the terms and conditions of all Insurances and to take all reasonable action within its power to procure that nothing is at any time done or suffered to be done whereby any Insurance or other insurance required to be maintained hereunder or under any other contract to which it is a party relating to the Project may reasonably likely to be impaired, suspended or rendered void or voidable in whole or in part, or any valid claim by it under or in respect of any Insurance becomes uncollectable in full;

(d)
take or procure the taking of all reasonable risk management and risk control measures in relation to the Project, its site and facilities as a prudent developer owner and operator of such a project, financed on a limited recourse basis, would take;

(e)	forthwith notify the Insurers and the Senior Agent of any increase or material change in any risk insured under any Insurance of which the Borrower is or becomes aware;

(f)
not do or permit to be done anything in relation to the Insurances which is liable adversely to affect the rights of the Finance Parties under the Insurances or their interests (including security interests) in them;

3.2	Broker Undertaking Letter

The Borrower shall procure that every insurance broker who effects and handles any Insurance writes a letter to the Senior Agent in respect thereof in the form set out in Exhibit B in relation to the Insurances at their inception and on each renewal date.

4.	CHANGES IN THE INSURANCES

4.1	Additional Insurances

The Borrower undertakes to purchase and maintain such additional Insurance or wider cover and higher limits of cover under existing Insurances as the Senior Agent and the Borrower agree (each acting reasonably) that a prudent developer, owner or operator of the Project, its site and facilities would purchase and maintain, if such additional or wider cover at any time is or becomes available in the European Union insurance market, and shall also do so in respect of any additional contract works to the project and any change in or increase in the insurable risks relating to the project and its facilities. In determining whether a prudent developer, owner or operator of the Project would purchase such insurance the Senior Agent and the Borrower shall have regard to the scope of such insurance, and its cost in the context of the finances of the Project and the interests of the Finance Parties under the Finance Documents.

4.2	Material variations in Cover

Any material variation proposed by the Borrower to be made to the terms of any Insurance shall be approved in writing by the Senior Agent.

4.3	Change in Insurance Market Conditions

The Borrower shall not be in breach of its obligations under this Schedule to purchase and maintain any Insurance to the extent that, and for so long as:

(a)
cover for a risk required to be maintained is not available to the Borrower in the European Union insurance market place on terms and from insurers meeting the requirements of clause 2 on what are reasonable commercial terms. In determining whether such cover is available on reasonable commercial terms on-going regard shall be had to the nature of the risk concerned, the cost of maintaining insurance against that risk with suitable insurers in the context of the finances of the Project, and the direct and indirect interests of the Finance Parties under the Finance Documents; or

(b)	the Senior Agent agrees in writing to waive such requirement (such agreement not to be unreasonably withheld or delayed).

4.4	Disputes over availability of Cover

Any disagreement between the Borrower and the Senior Agent over the availability of cover in the European Union insurance market shall be referred on the application of either party for determination to the Insurance Adviser, acting as an independent expert. The expert's decision shall be final and binding on the parties hereto. The expert's fees and disbursements shall be borne by the Borrower.

4.5	Amendment, cancellation or cessation of Cassiopea PV Srl Insurance

If the Insurance taken out by Cassiopea PV Srl in respect of the Common Infrastructure, of which the Borrower is a beneficiary, is amended, cancelled or ceases to be in full force and effect for whatever reason, the Borrower undertakes, at the request of the Majority Lenders (in consultation with the Insurance Adviser), to purchase and maintain additional Insurance in respect of the Common Infrastructure which shall have the same coverage (i) during the construction phase, as set out in paragraph 1.1.1 of this Schedule and (ii) during the operational phase, as set out in paragraph 1.2.1 of this Schedule.

5.	MINIMISING HAZARD

If any required Insurance is for any reason at any time not in force, the Borrower shall (without prejudice to any other obligations of the Borrower hereunder or under the Finance Documents) take or procure the taking of all such steps to minimise hazards which are within its power and which a prudent person in the position of the Borrower would take in the circumstances.

6.	CLAIMS

6.1	Pursuing Claims against Insurers

The Borrower shall notify to insurers any matter for which it may be entitled to claim under the Insurances, and shall diligently pursue any valid claim.

6.2	Claims Conduct and Reporting

The Borrower undertakes to promptly inform the Senior Agent on becoming aware of any claim made, or upon becoming aware that it has become entitled to make a claim, under any Insurance where the claim is for a sum in excess of €200,000 (before deductibles) or where the amount of the claim when aggregated with all other amounts claimed under any Insurance during the previous six months exceeds €500,000.

Subject to paragraph 6.3 (Rights following Relevant Event) the Borrower shall have the sole conduct of its claims under the Insurances arising out of any one loss, but shall upon request keep the Senior Agent informed at any time in reasonable details of the notification and progress of any claim relating to a loss in excess of €500,000 (indexed to the ISTAT CPI) (before any deductible or excess) or to a loss that, aggregated with all other losses in respect of which a claim has been laid under any Insurance during the previous six months, exceeds €1,000,000 (indexed to the ISTAT CPI) and the application of the resulting Insurance Proceeds.   The Borrower shall not negotiate, compromise or settle any such claim without the prior consent of the Senior Agent.

6.3	Rights following Relevant Event

Notwithstanding any other provision of this paragraph 6 (Claims), in relation to claims under the Insurances, if a Relevant Event has occurred and is continuing:

(a)	the Senior Agent shall have the right by notice in writing to the Borrower to take over sole conduct of the Borrower's claims; and

(b)
the Senior Agent shall be entitled by notice in writing to the Borrower to require all Insurance Proceeds (including funds relating to Insurances Proceeds in the Compensation Account) other than the Common Infrastructure Insurance Proceeds to be applied in accordance with the Accounts Agreement.

EXHIBIT A

INSURANCE POLICY ENDORSEMENTS

Insurances set out in this Schedule shall contain the following provisions or endorsements. In particular:

(a)	Erection All Risks / ALOP effected by the Borrower as per point 1.1(a) shall be endorsed with clauses provided under point (A);

(b)	Marine Cargo / ALOP effected by the Borrower as per point 1.1(c) shall be endorsed with clauses provided under point (A);

(c)	All Risks Property / Machinery Breakdown / Business Interruption effected by the Borrower as per point 1.2.1 shall be endorsed with clauses provided under point (A);

(d)
Third Party / Employer’s / Product / Pollution Liability (during the construction phase and the operating phase) effected by the Borrower as per points 1.1.3 and 1.2.2 shall be endorsed with clauses provided under point (B).

A.            Insurance Policy Endorsement type (A)

1.	In this endorsement:

Senior Agent means Deutsche Bank AG, London Branch acting in that capacity for the Finance Parties and includes its successors from time to time in that capacity.

Borrower means Andromeda PV S.r.l.

Finance Parties means Lenders, and other institutions who are co-insureds hereunder and are involved in providing credit and hedging facilities to the Borrower in relation to the Project. The phrase includes any assignee, transferee, successor or novated, replacement or additional creditor of or in relation to any of the foregoing.

Insureds means each entity or person insured under this policy severally.

2.
The Insurers acknowledge that they have been notified that the Borrower has pledged in favour of the Finance Parties all its rights title and interest in this insurance and in the subject matter of this insurance and consent thereto, and confirm that they have not been notified of any other pledge, assignment of or other security interest in the Borrower's interest in this insurance.

3.
The Insurers acknowledge that the Finance Parties and their respective officers, directors, employees and assigns are each additional insureds under this policy and that the premium specified in this policy provides consideration for their being additional insured parties. Responsibility for the payment of premium is the obligation of the First Named Insured (Borrower) and not that of the additional insureds (or Finance Parties).

4.	The Insurers hereby waive all rights:

(a)	of subrogation or action howsoever arising which they may have or acquire arising out of any occurrence in respect of which any claim is admitted hereunder:

(i)	against any of the Finance Parties or their officers, directors, employees and agents; and

(ii)	against the Borrower until all its financial indebtedness to the Finance Parties has been discharged; and/or

(iii)	involving the exercise of rights or powers vested in the Borrower or any Finance Party (acting in any capacity) under or by virtue of any agreement relating to the Project; and/or

(b)	of contribution and of average against any other insurance effected by the Finance Parties or their directors, officers or employees.

5.
The Insurers acknowledge receipt of consideration for the insurance of the Finance Parties hereunder and acknowledge that the Finance Parties are not liable for payment of any premium payable by any other insured under this insurance.

6.
The Insurers shall not be entitled to offset any sums payable to the Finance Parties against premium or other monies owing by the Borrower, nor any sums owing to the Borrower under this Policy against any monies owing by the Borrower under any other policy or contract.

7.
The insurance provided by this policy is primary insurance. The amount of the insurers' liability shall not be reduced by the existence of other insurance of the same risk.  The Insurers waive any claim for average or contribution in respect of any other insurance of the insured risks.

8.
It is agreed that the inclusion of one or more Insured in this policy shall not affect the rights of any Insured as respects any claim, demand, law suit or judgment made or brought by or for any other Insured or by or for any employee of any Insured.  This policy shall protect each Insured in the same manner as though a separate policy has been issued to each, but the inclusion herein of more than one Insured shall not serve to increase the limit of the insurers' liability. The liability of the Insurers under this Policy to any one Insured shall not be conditional upon the due observance and fulfilment by any other insured party of the terms and conditions of this Policy or of any duties imposed upon that insured party relating thereto, and shall not be affected by any failure in such observance or fulfilment by any such other insured party.

9.
The Insurers acknowledge that (a) they have received adequate information in order to evaluate the risk of insuring the Borrower in respect of the risks hereby insured, on the assumption that such information is not materially misleading, and (b) there is no information which has been relied on or is required by Insurers in respect of their decision to co-insure the Finance Parties or their directors, officers, employees agents or advisers.

10.
Notwithstanding any other provisions of this policy, Insurers agree not to avoid this insurance, or any valid claim under it on the grounds that the risk or claim was not adequately disclosed, or that it was misrepresented, unless deliberate or fraudulent non-disclosure or misrepresentation is established in relation thereto. Non-disclosure or misrepresentation by one Insured shall not be attributable to any other insured party who did not actively participate in that non-disclosure or misrepresentation knowing it to be such.

11.
The Insurers acknowledge and agree that notwithstanding the lapse of any such policy (except by reason of expiry in accordance with its terms) or any cancellation by the Insurers or by the Borrower whether voluntary or involuntary, it shall continue in force for the benefit of the Finance Parties for at least 30 Business Days after written notice of such cancellation has been given to the Finance Parties and that no reduction in limits or coverage shall be made in any such policy or any part thereof.

12.	The Insurers acknowledge and accept that they shall insure the respective interests of the Finance Parties up to the limits of such policy regardless of any act, or neglect, error, omission, fraud or breach of either of the Borrower or any other insured party or any breach or non fulfilment by the Borrower or any other insured party of any provision contained in such policy.

13.
Loss Payee Clause: By way of loss payment agreement, the Insurers undertake that until the Senior Agent shall otherwise have notified and directed the Insurers, all monies due under this policy to any Insured, whether by way of Insurance Proceeds, Relevant Insurance Proceeds, claims, return premiums, ex gratia settlements or otherwise, shall be paid as follows, or to such other account or accounts as the Senior Agent so notifies to the Insurers:

(a)
in the case of Insurance Proceeds in respect of delay in start up, business interruption, anticipated loss in revenue, payment shall be made to the Borrower's Proceeds Account no. IBAN *** opened with Deutsche Bank S.p.A at its office of Piazza del Calendario 3, 20126 Milan, Italy; and

(b)
in the case of all other monies due under this policy, payment shall be made to the Borrower's Compensation Account no. IBAN *** with Deutsche Bank S.p.A at its office of Piazza del Calendario 3, 20126 Milan, Italy.

14.	The Senior Agent is not agent of any party other than the Finance Parties for receipt of any notice or any other purpose in relation to this insurance.

15.	The Insurers shall give to the Senior Agent at least 20 days notice in writing, save in respect of paragraph 15(b), for which at least 10 days notice in writing shall be given:

(a)	if any Insurer intends to cancel or suspend this insurance or any cover under this insurance for any reason;

(b)	before avoiding for non payment of any overdue premium in order to give an opportunity for that premium to be paid within the notice period;

(c)
of any act or omission or of any event of which the Insurer has knowledge and which the Insurer considers may invalidate or render unenforceable in whole or in part this insurance or any claim under it or which might entitle the Insurer to terminate, rescind or repudiate this policy in whole or part, or treat it as avoided, terminated or suspended, against any insured party; and

(d)	if they have not agreed to renew this Insurance at its next expiry date (or been invited to do so).

16.	All notices or other communications under or in connection with this policy will be given in writing or by fax. Any such notice will be deemed to be given as follows:

(a)	if in writing, when delivered;

(b)
if by fax, on the date on which it is transmitted but only if (i) immediately after the transmission, the sender's fax machine records the correct answerback (ii) the transmission date is a normal business day in the country of the recipient at the time of transmission and is recorded as received before 5 p.m. on that date in the recipient's time zone, failing which it shall be deemed to be given on the next normal business day in the recipient's country.

The address and fax number of the Agent for all notices under or in connection with this policy are those notified from time to time by the Agent for this purpose to the Borrower.  The initial address and fax number of the Agent are as follows:

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

The Senior Agent:

Facsimile number:
For the attention of:

17.	This endorsement changes the policy. It overrides any conflicting provision in any policy or prior endorsement to which it applies.

Notwithstanding any other provision of this insurance contract, this insurance contract shall be governed and interpreted in accordance with Italian law. The insurer submits irrevocably to the jurisdiction of the Italian courts for the determination of any and all issues arising out of or in connection with this contract (including its validity and enforceability).

B.           Insurance Policy Endorsement type (B)

The same wording proposed as per point A. with the exception of point 13 “Loss Payee Clause”.

EXHIBIT B

BROKERS' LETTER OF CONFIRMATION AND UNDERTAKING

To:           Deutsche Bank AG, London Branch (the Senior Agent)

[date]

Dear Sirs,

1.	In this letter:

Borrower means Andromeda PV S.r.l..

Finance Parties means Lenders, and other institutions who are co-insureds hereunder and are involved in providing credit and hedging facilities to the Borrower in relation to the Project. The phrase includes any assignee, transferee, successor or novated, replacement or additional creditor of or in relation to any of the foregoing.

Insurances means each of those insurances (including any renewals or replacements of them) which the Borrower has agreed in the Agreement to procure and maintain in relation to the Project and which are from time to time arranged by ourselves or by other companies within our group of companies.

Project means the design, development, financing, construction, testing, commissioning, operation and maintenance of the Plant.

Other terms defined in the Agreement have the same meaning in this letter.

2.	We have effected the following Insurances [Insert description of all policies required]. Copies of the policies of Insurances effected by us are attached to this letter.

3.
Pursuant to instructions received from the Borrower and in consideration of your approving our appointment or continuing appointment on behalf of the Finance Parties to arrange maintain and monitor the Insurances covered by this letter, we confirm that:

(a)
the Insurances are in full force and effect as evidenced by the attached policies or, failing those, cover notes confirming that the relevant risks are duly covered, and comply with the Borrower's obligations under the Finance Documents;

(b)	the Insurances all contain loss payee provisions complying with the requirements of the Agreement as per Exhibit A of Insurance Schedule;

(c)	the premia due at that time in accordance with the terms of credit agreed with the insurers in relation thereto have been paid;

(d)
we have disclosed to each Insurer every material circumstance in relation to the Insurances which we, as agents to insure, are required by law to disclose to them and no such information disclosed by us was known by us to be potentially inaccurate, incomplete or misleading and we are not aware (after making reasonable enquiry) of any information which should have been disclosed to insurers in order to constitute proper disclosure of the risks insured, or that any information disclosed was inaccurate or misleading; and

(e)
we are not aware (after making reasonable enquiry) of any reason why the Borrower or any Insurer may be unwilling or unable to honour its obligations in relation to the Insurances, or to avoid the Insurances or any claim, in whole or in part.

4.	We hereby undertake in respect of the interests of the Borrower and the Finance Parties in the Insurances arranged by us:

(a)
before any contract of Insurance is entered into, renewed or renegotiated, to advise you promptly in writing if, in our professional opinion, that contract would not, if so entered into, renewed or renegotiated, in any respect comply with the provisions of the Agreement;

(b)	to notify you:

(i)
promptly when we are informed of any proposed changes in the terms of the Insurances which we reasonably believe would, if effected, result in any material reduction in limits or alteration in coverage (including those resulting from extensions) or increase in deductibles or excesses, exclusions or exceptions;

(ii)	at least 30 days prior to the expiry of these Insurances with all reasonable information regarding their renewal arrangements, including premiums, insurers and terms and conditions of renewal cover;

(iii)	at least 30 days prior to the expiry of these Insurances if no notice of renewal has been received from the Borrower;

(iv)	promptly if any premium due has not been paid when due, or if any Insurer gives notice of cancellation non-renewal or avoidance of any Insurance or threatens to do so;

(v)
promptly of any act or omission or of any event of which we have actual knowledge and which might reasonably be foreseen as invalidating any Insurance or claim, or rendering any Insurance void, avoidable, suspended or unenforceable in whole or in part; and

(vi)	promptly in the event of our becoming aware of any purported assignment of or the creation of any security interest over the Borrower's interest or rights in any of the Insurances;

(c)
to disclose to you any fact, change of circumstance or occurrence which we know to be material to the risks insured against under the Insurances arranged by us promptly when we become aware of such fact, change of circumstance or occurrence, and if so requested by you to disclose the same to affected Insurers;

(d)	to hold all Insurance policies received by us to your order, free from any lien, if any, in respect of monies owing to us in respect of any Insurance;

(e)	to pay promptly to insurers all premium received from the Borrower or for which we are liable in order to ensure that each Insurance is valid and enforceable in accordance with its terms;

(f)	to procure payment of any claim collected by us on behalf of the Borrower or the Finance Parties in accordance with the Loss Payment clause (if any) within any Insurance;

(g)	promptly to pass on to you copies of any notice given by any Insurer under or in respect of the Insurances to or affecting the Borrower or the Finance Parties;

(h)	to make available to you on reasonable request our placing and claims files, and provide you with copies of any documents from those files;

(i)
to inform you in writing immediately if we receive or give notice that we are to cease to act as insurance brokers to the Borrower or insurers for the purpose of arranging, maintaining and/or monitoring any Insurances previously arranged by us.  Paragraphs 4(a) – (h) above are subject to our continuing appointment as insurance brokers in relation to the Insurances concerned and the handling of claims in relation to them;

(j)	to inform you if, according to our knowledge, the Borrower have not effected and/or maintained any insurance requested by law as per point 1.3(a) of this Schedule; and

(k)	to verify and to inform you promptly about the compliance of the contractors and sub-contractors Insurances as per point 1.3(b) of this Schedule.

5.
We acknowledge that the Finance Parties have a direct interest in the Insurances as co-insureds and an indirect interest in them arising from their security interest in them and in the claims proceeds deriving from them. In respect of our services during the term of our appointment, we accept responsibility for acting as insurance broker on behalf of the Finance Parties in respect of the co-insurance of the Finance Parties (or the Senior Agent on their behalf) under the Insurances on policy terms (including lender endorsements) agreed from time to time by you.

6.
Save insofar as we have given undertakings or assurances in this letter, it is to be understood by the Finance Parties that they may not rely on any advice which we have given to the Borrower, and we do not represent that the Insurances are suitable or sufficient to meet the needs of the Finance Parties, who must take such steps and advice of their own as they consider necessary in order to protect their own position.

7.	This letter shall be governed by and construed in all respects in accordance with Italian law.

Yours faithfully

Attachments:  [policies of insurance]

SCHEDULE 5

RESERVED DISCRETIONS

AMENDMENTS SUBJECT TO REVIEW AND CONFIRMATION BY SUNRAY

A.	NOTES

1.
If a clause referred to in this Schedule contains more than one right or discretion exercisable by the Borrower, this Schedule controls only the right, rights, discretion or discretions identifiable by reference to the wording opposite the reference to the relevant clause.

2.	(a)	The Borrower must notify the Senior Agent promptly upon a Reserved Discretion becoming exercisable, stating:

(i)	the Reserved Discretion;

(ii)	that the Borrower wishes to exercise the Reserved Discretion and how it wishes to exercise it; and

(iii)	the Relevant Date.

(b)	In relation to any Reserved Discretion marked in this Schedule with a level of control "A":

(i)
the Senior Agent (acting on the instructions of the Majority Lenders) must, on or before the Relevant Date, inform the Borrower whether and how the Borrower must exercise the right/discretion the subject of that Reserved Discretion; and

(ii)	subject to Subclause 13.10(e) (Project Documents) the Borrower must exercise he right/discretion in accordance with the Senior Agent's instructions.

(c)	In relation to any Reserved Discretion marked in this Schedule with a level of control "B":

(i)	the Majority Lenders must, on or before the Relevant Date, inform the Borrower whether it may exercise the right/discretion the subject of that Reserved Discretion; and

(ii)
subject to Subclause 13.10(e) (Project Documents) the Borrower must not exercise the right/discretion unless the Majority Lenders give their consent under paragraph (i) above, such consent not to be unreasonably withheld.

(d)	In relation to any Reserved Discretion marked in this Schedule with a level of control "C":

(i)	all the Lenders must, on or before the Relevant Date, inform the Borrower whether it may exercise the right/discretion the subject of that Reserved Discretion; and

(ii)
subject to Subclause 13.10(e) (Project Documents) the Borrower must not exercise the right/discretion unless all the Lenders give their consent under paragraph (i) above, such consent not to be unreasonably withheld.

(e)	For the purposes of this Schedule:

Relevant Date means, in relation to a Reserved Discretion which is:

(i)
a Time Critical Reserved Discretion, the date that is one Business Day before the date upon which, by reason of effluxion of time, that Time Critical Reserved Discretion ceases to be exercisable under the terms of the relevant Project Document; and

(ii)	not a Time Critical Reserved Discretion, the date that is 20 Business Days after the Borrower has notified the Senior Agent in accordance with paragraph 2(a) above.

Time Critical Reserved Discretion means a Reserved Discretion which the relevant Project Document states is exercisable only within a specified time period.

B.	PLANT EPC CONTRACTS

Clause	Borrower Discretion	Level of Control

3.1	To request any change in the Scope of Work (as defined under the Plant EPC Contracts)	B

3.2	To approve any change in the Scope of Work (as defined under the Plant EPC Contracts) upon request by the Plant EPC Contractor	B

3.2(g)
To terminate the Plant EPC Contracts if a change in the Scope of Works (as defined under the Plant EPC Contracts) would result in an increase of the Price (as defined under the Plant EPC Contracts) of more than five % or an extension of the relevant completion dates of more than six months.
B

4.9
To approve any subcontractor (other than SunPower Italia S.r.l) to which the Plant EPC Contractor intends to subcontract a portion exceeding five % of the Price (as defined under the Plant EPC Contracts)
B

4.19(d)	To terminate the Plant EPC Contracts if the Contractor fails to provide a replace or modify an item in connection with a breach of intellectual property rights	B

7.1(d)	To terminate the Plant EPC Contracts if the Conditions Precedent (as defined under the Plant EPC Contracts) are not satisfied 180 days from the date of the Plant EPC Contracts	B

8.2(b)	To perform the Minor Finishing Works directly or through third parties at the expense of the Contractor in case of default by the Plant EPC Contractor	B

9(d)	To approve a change in the Scope of Work and extension of the Guaranteed Work Completion Date and the Delivery Deadline (as defined under the Plant EPC Contracts) in case	B

Clause	Borrower Discretion	Level of Control

a force majeure event occurs

9(e)	To reduce the price in case the Borrower is not entitled to receive the 2010 feed-in tariff due to a Force Majeure event.	A

10.5(b)	To terminate the Plant EPC Contracts if the Maximum Peak Power Price Adjustment (as defined under the Plant EPC Contracts) exceeds ten % of the Price (as defined under the Plant EPC Contracts)	B

10.5(d)
To verify the results of Contractor's Flash Test Procedure (as defined under the Plant EPC Contracts) by way of performance of a flash counter-test at a pre-agreed independent laboratory (chosen from either Fraunhofer or TUV)
A

10.5(d)(iv)(C)
To reject the corresponding Shipment in the event that the difference between the average of the Counter-Test Flash Data and the average of the Contractor's flash test data is greater than two times the UTOT Price (as defined under the Plant EPC Contracts)
B

10.6(c)	To terminate the Plant EPC Contracts if the Maximum Nominal Capacity Price Adjustment is exceeded (as defined under the Plant EPC Contracts)	B

11.1(b)
To enforce, in whole or in part, the Performance Bank Guarantee (as defined under the Plant EPC Contracts) in the event of any breach by the Plant EPC Contractor of any of its obligations under the Plant EPC Contracts
A

11.2(b)
To enforce, in whole or in part, the Warranty Bank Guarantee (as defined under the Plant EPC Contracts) in the event of any breach by the Plant EPC Contractor of any of its obligations under the Plant EPC Contracts
A

11.3
To enforce, in whole or in part, the Parent Company Guarantee (as defined under the Plant EPC Contracts) in the event of any breach by the Plant EPC Contractor of any of its relevant obligations under the Plant EPC Contracts
A

11.5(c)	To enforce the Performance Bank Guarantee or Warranty Bank Guarantee (as defined under the Plant EPC Contracts) if either expires before the required expiry date.	A

11.5(d)
To enforce any equivalent guarantee under the Related EPC Contract (as defined under the Plant EPC Contracts) where the Borrower has already enforced a Guarantee (as defined under the Plant EPC Contracts) in whole for the maximum amount permitted under the other Plant EPC Contract.
A

Clause	Borrower Discretion	Level of Control

12.1(c)/12.2(f)
To perform Defect (as defined under the Plant EPC Contracts) rectification work or procure that such work is performed where the Plant EPC Contractor fails to do so, or to enforce the Warranty Bank Guarantee (as defined under the Plant EPC Contracts) upon the expiration of the Warranty Period (as defined under the Plant EPC Contracts).
A

12.3(g)	To terminate the Plant EPC Contracts if the Maximum Production Compensation (as defined under the Plant EPC Contracts) is exceeded.	B

12.3(c)(i)	To enforce the Production Liquidated Damages (as defined under the Plant EPC Contracts)	A

12.3(c)(ii)
To (i) return the entire Solar Park to the Contractor or (ii) return the Solar Facilities causing the failure to achieve the Minimum Guaranteed Yield to the Contractor, if the Actual Weather Adjusted Yield of the Solar Park measured is less than the Minimum Guaranteed Yield on an average basis for the entire Production Warranty Period (as defined under the Plant EPC Contracts)
B

12.3(f)	To enforce the Production Liquidated Compensation (as defined under the Plant EPC Contracts)	A

12.4	To advance any claims for warranty against the Contractor.	A

12.5	To enforce the Delay Liquidated Damages (as defined under the Plant EPC Contracts)	A

12.5(d)	To terminate the Plant EPC Contracts if the Maximum Delay Liquidated Damages (as defined under the Plant EPC Contracts) is exceeded	B

12.6	To enforce the Missing Tariff Liquidated Damages (as defined under the Plant EPC Contracts)	A

12.6(a)	To terminate the Plant EPC Contracts if the Maximum Missing Tariff Liquidated Damages (as defined under the Plant EPC Contracts) is exceeded	B

15.1(a)	To terminate the Plant EPC Contracts in accordance with article 1456 of the Italian Civil Code in the event of any breach by the Plant EPC Contractor to any of its material obligations	B

15.1(c)	To terminate the Related EPC Contracts (as defined under the Plant EPC Contracts).	B

15.1(d)	To (i) return the Solar Park or the applicable Solar Facilities to which the termination refers, to the Plant EPC Contractor;	C

Clause	Borrower Discretion	Level of Control

or (ii) terminate the Plant EPC Contracts without rejection of the Solar Park (as defined under the Plant EPC Contracts)

15.2	To terminate the Plant EPC Contracts in accordance with article 1454 of the Italian Civil Code in the event of any breach by the Plant EPC Contractor to any of its material obligations	B

15.3	To order the suspension of the performance of the Work (as defined under the Plant EPC Contracts)	B

15.6	To terminate the Plant EPC Contracts in the event of occurrence of a Force Majeure Event (as defined under the Plant EPC Contracts)	B

15.7	To withdraw from the Plant EPC Contracts	B

18	To authorise the Plant EPC Contractor to assign its right and obligations under the Plant EPC Contracts	B

20.2/20.3	To resolve any Dispute (as defined under the Plant EPC Contracts), in the event that such Dispute is for amount equal or higher than €100,000.00 per year	B

General Provision
To modify the provisions and/or the terms and conditions of the Plant EPC Contracts in the event that the amendment implies an adjustment of the price for an amount equal or higher than €500,000.00 per year
B

General Provision	To extend the Delivery Deadline and/or the Guaranteed Work Completion Date	B

General Provision
To extend, pursuant to terms and conditions of the Plant EPC Contracts, any time period provided under the Plant EPC Contracts (other than the Delivery Deadline and/or the Guaranteed Work Completion Date) in the event that such extension is overall longer than two weeks
B

C.	SUBSTATION EPC CONTRACTS

Clause	Borrower Discretion	Level of Control

3/F	To request that Terna undertakes activities not included in its scope of work, upon the payment of a consideration premium of 16%	B

7/B	To enforce the bank guarantee delivered by Terna	A

8/A/1	To withdraw from the Substation EPC Contracts	B

Clause	Borrower Discretion	Level of Control

8/A/2/1	To enforce the liquidated damages for Terna's delay	A

8/A/2/1	To terminate the Substation EPC Contracts in the event of Terna's default	B

General Provision	To approve any change to the Scope of Work (as defined under the Substation EPC Contracts)	B

General Provision
To modify the provisions and/or the terms and conditions of the Substation EPC Contracts in the event that amendment implies an adjustment of the price for an amount equal to or higher than €50,000.00 per year
B

General Provision	To extend any Milestone (as defined in the "Cronoprogramma" attached to the Substation EPC Contracts) provided under the Substation EPC Contracts	B

General Provision
To resolve any question, dispute or claim arising out of or in connection with the Substation EPC Contracts, in the event that such Dispute is for an aggregate amount equal to or higher than €50,000.00 per year
B

D.	PLANT O&M AGREEMENTS

Clause	Borrower Discretion	Level of Control

2.2(4)	To agree a different plan for the replacement and substitution of any Component Part (as defined in the Plant O&M Agreement) other than pursuant to the capital replacement plan.	B

2.3(2)	To propose any change to the Scope of Work (as defined under the Plant O&M Agreements)	B

2.3(3)	To approve any change to the Scope of Work (as defined under the Plant O&M Agreements) upon request by the Plant O&M Contractor	B

4.1(viii)	To arrange for the procurement of Spare Parts (as defined under the Plant O&M Agreements), if the Plant O&M Contractor fails to comply with its replenishing obligation	A

4.1(x)	To take any necessary disposition, either by itself or by any contractor it may choose, in case of the Plant O&M Contractor's default in removing materials and hazardous substances from the Site.	A

4.3(i)	To enforce in whole or in part the Parent Company Guarantee (as defined under the Plant O&M Agreements) in	A

Clause	Borrower Discretion	Level of Control

the event of any breach by the Plant O&M Contractor of any of its obligations, or if the Plant O&M Contractor fails to replace the Parent Company Guarantee (as defined under the Plant O&M Agreements) when required

6.(3)	To give notice of non-renewal of the Plant O&M Agreements to the Plant O&M Contractor	B

7.1(1)
To enforce the liquidated damages and, if applicable, to terminate the Plant O&M Agreements, in the event of non-compliance of the calculation under clause 7.1 of the Plant O&M Agreements with the availability period indicated therein
A

7.2(1)
To enforce the liquidated damages, if the Availability ratio of the Solar Park (as defined and measured in accordance with the calculation set forth in Annex 5 of the Plant O&M Agreements) during each consecutive three month period during the Availability Warranty Period is less than the Availability Guarantee (both as defined under clause 7.1 of the Plant O&M Agreements)
A

10.1(1)	To terminate the Plant O&M Agreements in accordance with article 1454 of the Italian Civil Code in the event of any breach by the Plant O&M Contractor of any of its material obligations	B

10.1(2)	To terminate the Plant O&M Agreements in accordance with article 1456 of the Italian Civil Code in the event of breach by the Plant O&M Contractor of any of its obligations indicated therein	B

10.1(3)	To enforce the liquidated damages in the event of termination due to causes attributable to the Plant O&M Contractor	A

10.3	To withdraw from the Plant O&M Agreements in the event of the occurrence of a Force Majeure Event (as defined under the Plant O&M Agreements)	B

10.3(a)(iv)	To require the assignment of the agreements with subcontractors in case of termination due to Force Majeure	B

10.4
To order the suspension in whole or in part of the performance of the Work (as defined under the Plant O&M Agreements) or terminate the Plant O&M Agreements under Article 1456 of the Italian Civil Code
B

10.5/10.6	To withdraw from the Plant O&M Agreements	B

11(1)	To authorise the Plant O&M Contractor to assign its right and obligations under the Plant O&M Agreements	B

Clause	Borrower Discretion	Level of Control

16.5	To resolve any Dispute (as defined under the Plant O&M Agreements), in the event that such Dispute is for an aggregate amount equal to or higher than €50,000.00 per year	B

16.13	To authorise the Plant O&M Contractor to subcontract a portion of the Work (as defined under the Plant O&M Agreements)	B

General Provision
To modify the provisions and/or the terms and conditions of the O&M Agreement in the event that the amendment implies an adjustment of the Price by an amount equal to or higher than €50,000.00 per year
B

General Provision	To extend any time period provided under the O&M Agreement in the event that such extension is longer than two weeks overall.	B

E.	SUBSTATION O&M AGREEMENTS

Clause	Borrower Discretion	Level of Control

4.4	To authorise Terna to execute the restoration activities ("attività di ripristino")	A

8.3	To notify its intention to withdraw therefrom no later than 12 months prior to the Termination Date ("Data di Scadenza")	B

9.1	To authorise Terna to subcontract part of the activities to be carried out under the Substation O&M Agreements	B

10.1	To withdraw from the Substation O&M Agreements	B

11.1	To terminate the Substation O&M Agreements pursuant to Article 1454 of the Italian Civil Code	B

11.2	To enforce any penalties payable by Terna as a result of its default under the Substation O&M Agreements	A

11.5	To enforce the first demand bank guarantee delivered by Terna pursuant to the Substation O&M Agreements	A

11.5	To terminate the Substation O&M Agreements pursuant to Article 1456 of the Italian Civil Code	B

16	To resolve any Dispute (as defined under the Substation O&M Agreements), in the event that such Dispute is for an aggregate amount equal to or higher than €50,000.00 per	B

Clause	Borrower Discretion	Level of Control

year

General Provision
To modify the provisions and/or the terms and conditions of the Substation O&M Agreements in the event that the amendment implies an adjustment of the Price by an amount equal to or higher than €50,000.00 per year
B

F.	INTERCONNECTION AGREEMENTS

Clause	Borrower Discretion	Level of Control

16	To enforce the liquidated damages for Terna's delay	A

21	To terminate the Interconnection Agreements in the event of Terna's default	B

General Provision	To approve any change in the Scope of Work (as defined under the Interconnection Agreements)	B

General Provision
To modify the provisions and/or the terms and conditions of the Interconnection Agreements in the event that the amendment implies an adjustment of the price by an amount equal to or higher than €50,000.00 per year
B

General Provision	To extend any time period provided under the Substation EPC Contracts for an overall period longer than two weeks	B

General Provision
To resolve any question, dispute or claim arising out or in connection with the Interconnection Agreements, in the event that such Dispute is for an aggregate amount equal to or higher than €50,000.00 per year
B

G.	MANAGEMENT SERVICES AGREEMENT

Clause	Borrower Discretion	Level of Control

3.3
To authorise the Manager to subcontract part of the Services (as defined under Management Services Agreement) to any Subcontractor (as defined under Management Services Agreement) other than SunRay Project Management S.r.l., SunRay Italy S.r.l. or SunRay Management UK Limited
B

8.2	To give notice of non-renewal of the Management Services Agreement to the Manager	B

Clause	Borrower Discretion	Level of Control

9.1(a)	To terminate the Management Services Agreement in accordance with article 1454 of the Italian Civil Code in the event of any breach by the Manager of any of its obligations	B

9.1(b)	To terminate the Management Services Agreement in accordance with article 1456 of the Italian Civil Code in the event of breach by the Manager of any of its obligations indicated therein	B

9.1(c)	To terminate the agreement only in respect of a portion of services	B

9.2	To give its consent to the Manager for the prosecution of the Management Services Agreement notwithstanding the bankruptcy thereof	B

9.3	To withdraw from the Management Services Agreement	B

9.4	To make a payment or provide security to the Manager to prevent termination of the Management Services Agreement	A

9.5	To order the suspension in whole or in part of the performance of the Services (as defined under Management Services Agreement)	B

14.1	To authorise the Manager to assign its rights and obligations under the Management Services Agreement	B

16.8	To resolve any Dispute (as defined under the Management Services Agreement), in the event that such Dispute is for an aggregate amount equal to or higher than €50,000.00 per year	B

General Provision	To approve any change in the scope of work pursuant to the Management Services Agreement	B

General Provision
To modify the provisions and/or the terms and conditions of the Management Services Agreement in the event that the amendment implies an adjustment of the by an amount equal to or higher than €50,000.00 per year
B

General Provision	To extend any time period provided under the Management Services Agreement in the case that such extension is longer than two weeks overall	B

H.	RIGHT OF USE AGREEMENT

Clause	Borrower Discretion	Level of Control

9.1	To nominate a further beneficiary for the full or part of the right of use.	C

15	To assign the Right of Use Agreement to third parties or to allied companies.	C

16.2	To terminate the Right of Use Agreement, following the default of Cassiopea of its obligations under the agreement.	C

General Provision	To modify the provisions and/or the terms and conditions of the Right of Use Agreement.	B

General Provision	To resolve any dispute	B

General Provision	To modify the confidentiality provisions	B

General Provision	To modify any provisions relating to access to the Common Infrastructure	B

I.	CO-INSURANCE AGREEMENT

Clause	Borrower Discretion	Level of Control

1.6	To pay the insurance premium if Cassiopea fails or is likely to fail to do so.	A

2.2
To submit a Request for Transfer (as defined in the Joint Insurance Account Trust Deed) to the Trustee (as defined in the Joint Insurance Account Trust Deed) pursuant to the conditions of the Co-Insurance Agreement.
A

General Provision	To resolve any dispute	B

General Provision	To modify the confidentiality provisions	B

SCHEDULE 6

CONFIDENTIALITY AGREEMENT

THIS AGREEMENT dated [●]

BETWEEN:

(1)
ANDROMEDA PV S.R.L, a company incorporated under the laws of Italy, whose registered office is at Piazza Filippo Meda 3, 20121 Milan, Italy, and whose registration number with the Companies' Registry of Milan, tax code and VAT No. is 06293700966 (the Borrower);

(2)
[●], a company incorporated under the laws of [●], having its registered office at [●], with a fully paid-up corporate capital of €[●], registered with the [●] under No. [●], [which acts for the purposes hereof through its Italian branch], whose offices are located in [●], VAT code and registration number at the Companies Registry of [●] [●], enrolled in the register of the banks held by Bank of Italy under No. [●] (the Disclosing Party);

(3)
[●], a company incorporated under the laws of [●], having its registered office at [●], with a fully paid-up corporate capital of €[●], registered with the [●] under No. [●], [which acts for the purposes hereof through its Italian branch], whose offices are located in [●], VAT code and registration number at the Companies Registry of [●] [●], enrolled in the register of the banks held by Bank of Italy under No. [●] (the Receiving Party)

The Borrower, the Disclosing Party and the Receiving Party, collectively, the Parties.

WHEREAS:

(A)	For their mutual benefit the Disclosing Party and the Receiving Party wish to exchange certain information for the purpose agreed and specified in this agreement (Confidentiality Agreement).

(B)	The Disclosing Party and the Receiving Party wish to define their rights with respect to the said information and to protect the confidentiality thereof and the proprietary features contained therein.

(C)	The Borrower, by entering into this Confidentiality Agreement, acknowledges and accepts all provisions of this Confidentiality Agreement.

IT IS AGREED:

1.	In this Confidentiality Agreement the following expressions shall have the following meanings:

Confidentiality Agreement	means this agreement including any schedules attached hereto.

Purpose
for clarification this Confidentiality Agreement only relates to the exchange of Proprietary Information. Nothing in this Confidentiality Agreement shall prevent either Party from exploiting commercially or otherwise its own Proprietary Information without using, in whole or in part, the other Party's Proprietary Information.

Project	means the design, development, financing, construction, testing, commissioning, operation and maintenance of a combined 52 MWp solar photovoltaic power plant in Montalto di Castro, Viterbo Province, Lazio, Italy.

Proprietary Information
means all information relating to the Project, including, without limitation, all documents, papers, drawings, diagrams, discs, tapes, computer software and documentation or other records whether in physical form or otherwise disclosed by the Disclosing Party to the Receiving Party.

2.	The Receiving Party will receive and hold all Proprietary Information subject to the following conditions:

(a)
The Receiving Party shall only disclose Proprietary Information to its employees who have a need to know; and any employee to whom Proprietary Information is disclosed shall be informed of this Confidentiality Agreement and the confidential nature of the information.

(b)
The Receiving Party will not disclose to any third party the Proprietary Information or any part thereof except with the express prior written consent of the Disclosing Party and the Borrower; and where such consent is given, the Receiving Party shall ensure that such third party (i) is bound by a professional duty of confidentiality, or (ii) shall be bound by an enforceable written agreement that covers Proprietary Information and contains restrictions with respect thereto that are at least as restrictive as those set forth herein.

(c)
The Receiving Party will not copy, reproduce or reduce to written form any part of the Proprietary Information, unless such copies are required for back-up data storage or compliance purposes or as may be reasonably necessary for the Purpose; and it shall apply no lesser security measures and degree of care than those which it applies to its own proprietary information, which, in any event, shall be no less than a reasonable degree of care.

(d)	The Receiving Party shall keep all documents and all other material incorporating any of the Proprietary Information at the usual place of business of the Receiving Party.

(e)
The Receiving Party acknowledges that the Proprietary Information may have commercial value and unauthorised disclosure may be injurious to the Disclosing Party's or the Borrower's commercial interests. Accordingly, the Receiving Party agrees not to use the Proprietary Information for any commercial purpose(s) including the development, marketing or selling of any new products and/or services.

3.
The obligations of confidentiality shall last for a period of two years from the date of the last of the Parties’ signature to this Confidentiality Agreement or such extended period as the Parties may agree to in writing, but shall not apply to Proprietary Information disclosed which:

(a)	at the time of such disclosure by the Disclosing Party is already in the public domain by publication or otherwise through no act or default of the Receiving Party; or

(b)
the Receiving Party can conclusively establish by written evidence predating the disclosure of the Proprietary Information that it was in its unrestricted possession prior to the time of the disclosure of it by the Disclosing Party and was not otherwise acquired directly or indirectly from the Disclosing Party or any of its or their employees or agents under any obligations of confidence; or

(c)	is at any time after the date of this Confidentiality Agreement acquired by the Receiving Party from a third party having the right to fully disclose the same to the Receiving Party without breach of obligation owed by that third party to the Disclosing Party and/or the Borrower; or

(d)	is developed independently by the Receiving Party without making use of the Proprietary Information and which independent development can be substantiated by documentary proof; or

(e)
the Receiving Party is required to disclose by law, an order of a court of competent jurisdiction or other tribunal, government or market regulator competent to require such disclosure, always provided that the Disclosing Party and the Borrower are notified of such a requirement prior to such disclosure being made to the extent legally possible; or

(f)	is approved for disclosure into the public domain upon the written permission of the Disclosing Party and the Borrower.

4.	It is understood and agreed that a combination of two or more parts of the Proprietary Information is not public knowledge merely because each part is separately available to the public.

5.
All Proprietary Information (and the rights therein) disclosed under this Confidentiality Agreement shall remain the sole property of the Disclosing Party and the Receiving Party shall obtain no right thereto or licence of any kind by reason of this Confidentiality Agreement.

6.
It is understood that this Confidentiality Agreement implies no obligation on any of the Parties to enter into any further agreement with the other party or Parties and that each Party's obligations under this Confidentiality Agreement are in addition to those under the general law.

7.	None of the Parties make any representations with respect to, and do not warrant the accuracy of, any Proprietary Information.

8.
At any time upon written request from the Disclosing Party, the Receiving Party will promptly deliver or procure the delivery of all Proprietary Information in its possession or control to the Disclosing Party, or confirm in writing that all copies of the Proprietary Information have been destroyed and that all copies of the Proprietary Information recorded on magnetic media or in any electronic or any other format have been irretrievably deleted save in the case of back-up storage where such deletion depends on a back-up deletion process and except that the Receiving Party may retain one copy to determine the extent of its obligations in the event of a dispute with the Disclosing Party and for the purpose of complying with any applicable rule, regulation or compliance procedure.  Each party may return Proprietary Information, or any part thereof, to the Disclosing Party at any time.

9.	This Confidentiality Agreement is personal to the Parties, who shall not assign the same without the prior written consent of the other Parties.

10.
This Confidentiality Agreement contains the entire understanding between the Parties as to the protection of the Proprietary Information disclosed only under this Confidentiality Agreement and supersedes all prior and collateral communications, reports and understandings between the Parties in respect thereof.  No change, modification, alteration or addition to any provision hereof shall be binding unless in writing and signed by authorised representatives of all Parties.

11.
For the duration of this Confidentiality Agreement and one year thereafter neither party will directly or indirectly solicit or entice away any key or senior employee of the other party who has been directly or indirectly involved in any aspect of this Confidentiality Agreement, provided that nothing shall preclude a party from employing any such employee (i) who responds to a general public advertisement or (ii) who is identified by an employment firm engaged by such party in connection with a search to fill a position where it has not directed the search firm to such employee.

12.
This Confidentiality Agreement, and any non-contractual obligations arising out of or in connection with it, shall be governed by and construed in accordance with the laws of Italy and shall be subject to the exclusive jurisdiction of the Italian courts.

SCHEDULE 7

RESERVATIONS

Reservations means that:

(a)	reference to a document being enforceable in accordance with its terms is to such terms not as read literally but as they would be likely to be construed by a court;

(b)
the validity, effectiveness, performance and enforceability of an obligation may be limited or affected by, or by law applicable in, an insolvency, administration, liquidation, voluntary arrangement, scheme of arrangement or reorganisation procedure or by other laws affecting creditors' rights generally (including, without limitation, the provision of the Bankruptcy Law; "insolvency…or reorganisation procedure" includes a solvent winding-up, a voluntary arrangement, a scheme of arrangement and their counterparts in other countries);

(c)	the validity, effectiveness, performance and enforceability of an obligation may be limited or affected by the laws of limitation affecting a person's obligations generally;

(d)	judgments in currencies other than the currency of the court of the proceedings may have to be converted for the purpose of enforcement or for claiming in a liquidation;

(e)
where any party to the Finance Documents and/or the Project Documents is vested with a discretion or may determine a matter in its opinion, Italian law invalidates such provisions in the event they are unfettered or may require that such discretion is exercised in good faith or that such opinion is based on reasonable grounds and such law may, as a matter of public policy, be applied by the Italian courts notwithstanding that the law governing the relevant agreement is a law other than Italian law;

(f)
a court may set aside a determination or the exercise of a power or discretion which has been made or exercised unreasonably or on a basis which is incorrect; this is so even if a document provides that the relevant determination or certificate shall be conclusive, or that a person's choice to exercise (or not exercise) a power shall be absolute;

(g)
a contractual provision that a party will pay certain costs, charges and expenses may not cover costs unreasonably incurred or unreasonable in amount nor override a court's discretion. Moreover, costs may be subject to quantification by a court;

(h)	article 1419 of the Italian Civil Code may, in certain circumstances, impair the effects of a severability clause;

(i)	the effectiveness of any provision which allows an invalid provision to be severed in order to save the remainder of a document may be determined by the courts in their discretion;

(j)
any provision of a document requiring any person to pay amounts or forfeit rights or property imposed in circumstances of breach or default may be held to be unenforceable on the grounds that is a penalty;

(k)	no representation is given as to a provision which provides that a variation or waiver is ineffective unless in writing;

(l)
there are limited cases where an Italian court may order specific performance of an obligation. Therefore an Italian court might make an award of damages even where specific performance of an obligation is sought;

(m)	claims may be or become subject to the defence of set-off or counterclaim and their enforcement may become barred through lapse of time;

(n)
any security created by the Privilegio Speciale over the relevant subject matter (as defined in the Privilegio Speciale) does not prevent the Borrower from disposing of, and pursuant to article 1153 of the Italian civil code will not affect any rights acquired in good faith by third parties on, the subject of the Privilegio Speciale although the Privilegio Speciale would apply to the proceeds thereof;

(o)
any re-registration of the Privilegio Speciale following a transfer of a bank participation by assignment or subrogation may prove ineffective if, at the time such re-registration is sought, the Borrower is subject to bankruptcy procedure;

(p)
there could be circumstances in which Italian law would not treat as conclusive or prima facie those certificates and determinations which the Finance Documents and/or Project Documents state are to be so treated;

(q)	a party may be prevented from enforcing a written provision which may be deemed amended or waived orally or by course of conduct notwithstanding provisions to the contrary;

(r)
pursuant to article 1229 of the Italian Civil Code, the effectiveness of terms exempting a party from liability or duties otherwise owed is prevented by law in the event of fraud, gross negligence or violation of mandatory provisions;

(s)	notwithstanding the provisions of the Finance Documents and/or Project Documents, certain claims are mandatorily preferred by law;

(t)	there could be circumstances in which Italian law would not give effect to provisions concerning advance waivers of forfeitures;

(u)
the capitalisation of interest or accrual of interest on interest in case of default or otherwise may not be enforceable and be subject to (Inter-ministerial Committee for Credit and Saving) Resolution of 9 February 2000 as far as banks are concerned and subject to the limitation set forth by law n. 108/1996;

(v)	with reference to the provisions of the Finance Documents, insofar as they relate to:

(i)
any and all additional quotas and equity interests in the Borrower which may, from time to time, come into the possession of the pledgor in any manner howsoever (including, without limitation, by virtue of a capital increase) after the date of execution of the Pledge over Quotas;

(ii)	any and all credits arising out of any new receivables arising from a new contract entered into after the date of execution of the Pledge over Receivables and Accounts,

(each a future asset and, collectively, the future assets)

(iii)
in the case of paragraph (i) above, the formalities provided for in the Pledge of Quotas will have to be perfected in relation to the future asset and the security interest created on the newly issued quotas (including those issued upon the occurrence of a capital increase of the Borrower) will take priority as against the other creditors of the pledgor starting from the date of perfection of the above mentioned formalities; and

(iv)	in the case of paragraph (ii) above, a new pledge over receivables will have to be executed in order to perfect a valid, legal and binding security interest on such future asset and all the formalities indicated in the relevant pledge over receivables will have to be perfected and the security interest created on the future asset will take priority as against the other creditors of the relevant pledgor starting from the date of perfection of the above mentioned formalities;

(w)
in the event bankruptcy proceedings are commenced against the Borrower or the Quotaholder, credits  and future receivables which come into existence after the commencement of such proceedings are deemed not to form part of the secured assets, but instead are considered to be part of the general bankruptcy estate available for distribution to all the creditors of the Borrower or the Quotaholder, as the case may be;

(x)
the perfection of the Finance Documents does not prevent any third party creditor of the Borrower from seeking attachment or execution against the secured assets to satisfy its unpaid claims against it. Third party creditors may seek the forced sale of the secured assets of the Borrower through a judicial proceeding, although the relevant beneficiaries will remain entitled to priority over the proceeds of such sale;

(y)
any provisions of the Finance Documents and/or Project Documents to the effect that certifications or determinations of any party thereto will be conclusive and binding will not necessarily prevent judicial enquiry into the merits of any claim by an aggrieved party;

(z)
the amount of expenses incurred for the enforcement and collection of a secured claim which may be recovered from the sale or through the appropriation of the secured asset is subject to the assessment of the competent court;

(aa)	under Italian law the priority rights of claims for interest against the relevant obligor arising under any pledge and special privilege included in the Finance Documents are limited as follows:

(i)	only in respect of interest accrued during the year in which the enforcement procedure is commenced, either through attachment notice ("pignoramento") or notice to pay, as applicable;

(ii)	after the end of such year and until the judicial sale of the asset which is subject to the pledge is made, only up to the rate determined by law ("tasso legale"), currently 1%, per annum;

(bb)
with regard to the security or guarantees granted in favour of third parties, it is required under Italian law that a corporate provider of security be acting in its own interest. Such interest must be verified in light of the specific circumstances. It is a duty of the directors to verify such interest and the benefit deriving from the transaction to their own company. The concept of corporate benefit does not imply necessarily cash consideration and may be assessed by the directors with reference to the global transaction. The breach of such duty could lead to a claim by the quotaholders or the creditors of the Borrower against the directors or the relevant controlling company to an action to challenge the validity of the transaction entered into by the Borrower in the absence of a corporate benefit (in which case the plaintiff would have to prove that the banks were aware of the absence of the corporate benefit);

(cc)
contractual provisions which may alter the ranking of creditors provided by law in case of bankruptcy might be interpreted by a court of competent jurisdiction as to be in violation of mandatory provisions of law;

(dd)
the enforcement in Italy of the obligations provided in the Finance Documents and/or Project Documents will be subject to the Italian law in force at the time enforcement is sought, the jurisdiction of Italian courts, the nature and scope of the available remedies and the power to stay proceedings. Where only part of a contract may be enforceable, Italian law may limit the enforceability of that part of the contract to the circumstances in which the unenforceable portion is not an essential part of the contract;

(ee)	under Italian law a preventive waiver to the right of defence is invalid;

(ff)
Italian law, as at the date of this Agreement, does not expressly regulate first demand autonomous guarantees. Italian Courts, as of the date of this Agreement, recognise first demand autonomous guarantees as guarantee agreements that cannot be qualified as fideiussione pursuant to Articles 1936 and following of the Italian Civil Code. However we cannot exclude the risk of recharacterisation of the guarantee as a fideiussione and the application of Articles 1936 and following of the Italian Civil Code;

(gg)	a derogation to article 1939 of the Italian Civil Code may not be upheld by a court of competent jurisdiction; and

(hh)	the enforceability of the Direct Agreements is subject to full compliance with the actions and steps required under Italian law to give it effect thereunder.

SCHEDULE 8

TECHNICAL ADVISER'S WITHDRAWAL CERTIFICATE

To:	[●] as Senior Agent

From:	[name of the Technical Adviser]

Facility agreement dated [●], [●] (the Agreement)

1.
This certificate is delivered to you in connection with request No. [●] being delivered to you by Andromeda PV S.r.l. (the Borrower) pursuant to the Agreement for review of construction costs connected to the request No. [●] dated [●].

2.	Terms defined in the Agreement have the same meaning in this certificate.

3.	We certify, after due enquiry, that, as of the date of this certificate:

(a)
based on the information made available to us by the Borrower and the Plant EPC Contractor and the Substation Contractor, our review as of [●] and our most recent site inspection as of [●] of the construction progress to date, in our reasonable judgement, that:

(i)
in relation to the following amounts identified in the Borrower's request as construction related items, the relevant payments appear reasonable and are consistent with the relevant contract, and correspond to works correctly completed:

Amounts under the Plant EPC Contracts	Amounts under the Substation EPC Contracts	Amounts under the Interconnection Agreements

[●]	[●]	[●]

(ii)	the total amounts which are the subject of this certificate are [●]. We are not aware of any disputes in relation to the above sums.

(b)	the construction works are not delayed or interrupted by more than 6 months with respect to the timing provided under the relevant contract; and

(c)	the remaining Construction Costs expected to be incurred prior to the latest Project Completion Date are [●].

Yours faithfully,

[●]

By

Title:

SCHEDULE 9

FORM OF ASSIGNMENT OF VAT RECEIVABLES

SIGNATORIES

/s/ Margareth Carducci

ANDROMEDA PV S.R.L.
as Borrower

/s/ Marco Germani

BNP PARIBAS, MILAN BRANCH
as Arranger and Original Lender

/s/ Leonardo Pecciarini

SOCIÉTÉ GÉNÉRALE, MILAN BRANCH
as Arranger and Original Lender

/s/ Davide Pluchino

DEUTSCHE BANK AG, LONDON BRANCH
as Senior Agent